IN THE UNITED STATES DISTRICT COURT
                         NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

UNITED STATES SECURITIES            )
AND EXCHANGE COMMISSION,            )
                                    )
          Plaintiff,                )
                                    )
    vs.                             )        No. 03 C 1685
                                    )
SPIEGEL, INC.,                      )
                                    )
          Defendant.                )
                                    )


                         INDEPENDENT EXAMINER'S REPORT
                            CONCERNING SPIEGEL, INC.


                   Stephen J. Crimmins, Independent Examiner
                              Pepper Hamilton LLP
                           600 Fourteenth Street, NW
                              Washington, DC 20005


            Legal Counsel              Forensic Accountants

          Richard A. Rossman              Lynn E. Turner
          Richard P. Eckman                Roger Siefert
           Matthew J. Lund                Peter Kyviakidis
          Gregory J. Nowak            Frederick C. (Kip) Hamilton
          Thomas L. Hanley                  Pat Woytek

         PEPPER HAMILTON LLP           KROLL ZOLFO COOPER LLC

                               September 5, 2003

                               Table of Contents

I. INTRODUCTION................................................................2
 A. Summary of Findings........................................................2
 B. Spiegel and Its Business Units.............................................7
 C. Spiegel's Governance Structure............................................10

II. SPIEGEL'S DETERIORATING FINANCIAL CONDITION...............................14
 A. Overview of Spiegel's Financial Condition, 2000-2002......................15
 B. "Easy Credit to Pump Up Sales" at Spiegel Catalog and Newport News........21
 C. Sales Decline at Eddie Bauer..............................................36
 D. Breach of Loan Covenants..................................................38
 E. Why Spiegel Failed........................................................41

III. SPIEGEL'S AWARENESS OF ITS FINANCIAL CRISIS IN 2001-2002.................42
 A. Crisis Management by Spiegel Officers' "Condor Group".....................42
 B. Awareness of "Board Committee" and Sole Voting Shareholder................45
 C. Spiegel Misses the Filing Date for Its Form 10-K..........................50

IV. THE ANNUAL REPORT OWED TO INVESTORS BY APRIL 15, 2002.....................53
 A. What the Missing 2001 Form 10-K Would Have Shown..........................53
 B. The April 19, 2002 Press Release..........................................58
 C. The April 22, 2002 Audit Committee and Board Meetings.....................61

V. SPIEGEL RESPONDS TO CRISIS BY CUTTING OFF REPORTS..........................64
 A. Events Leading to Spiegel's Decision to Stop Its Periodic Reporting.......64
 B. The Ultimate Decision Not to File Periodic Reports........................70
 C. Spiegel's Continuing Failure to Report for Almost a Year..................75
 D. Involvement of Spiegel's Professional Advisers............................80

VI. CREDIT CARD SECURITIZATION AT SPIEGEL.....................................87
 A. Background on Securitization..............................................87
 B. Spiegel's Securitizations.................................................90
 C. Omissions and Misstatements in Securitization Public Offerings............92
 D. Accounting for Securitizations............................................97

VII. MATERIAL ACCOUNTING IRREGULARITIES: MANIPULATION
     OF INTERCHANGE RATE......................................................99
 A. Improper Inflation of Interchange Rate....................................99
 B. Manipulating Interchange Rate to Avoid Breach of Excess Spread Triggers..107
 C. Effect of Inflated Interchange Rate on Excess Spread Triggers............109
 D. Misrepresentations in Monthly Noteholder Statements......................116
 E. Spiegel's Accounting Treatment of First Default Payments.................117

VIII.  MATERIAL ACCOUNTING IRREGULARITIES: TRUST TRIGGER
       VIOLATIONS............................................................119
 A. Trigger Violations for Second Quarter of Fiscal 2000.....................120
 B. Trigger Violations for Third Quarter of Fiscal 2000......................122
 C. Trigger Violations for Fourth Quarter of Fiscal 2000.....................127
 D. Trigger Violations for First Quarter of Fiscal 2001......................131
 E. Trigger Violations for Second Quarter of Fiscal 2001.....................134
 F. Trigger Violations for Third Quarter of Fiscal 2001......................137

X. MATERIAL ACCOUNTING IRREGULARITIES: VALUATION OF RETAINED
   INTERESTS.................................................................139
 A. Failure to Record Retained Interests At Fair Value.......................139
 B. Disregard of Trust Asset Portfolio Performance Problems..................145
 C. Lack of Adequate Support for Retained Interest Valuation Assumptions.....150
 D. Resulting Overvaluation of Retained Interests............................157
 E. RAV Model Calculations With Adjusted Assumptions.........................160
 F. Servicing Liability......................................................162
 G. Year 2001 Retained Interest Valuation Issues.............................164

IX. MATERIAL ACCOUNTING IRREGULARITIES: INTERNAL
    CONTROLS.................................................................165
 A. Retailers' Control Over FCNB's Credit Underwriting.......................166
 B. Exploitation of "Net-Down" Technique to Control Credit Underwriting......168
 C. Use of Recency Delinquency to Expand Credit Offering.....................170
 D. FCNB Internal Audit Findings Confirming Critical Lack of
    Internal Controls........................................................171
 E. Delinquencies Identified in Year 2000 and 2001 Form 10-K's...............174

X.  MATERIAL ACCOUNTING IRREGULARITIES:
    DEBT COVENANT VIOLATIONS.................................................174
 A. Failure to Disclose Probable Default in Third Quarter 2001
    Form 10-Q................................................................175
 B. Financial Reporting Requirements for Defaults at 2001 Year-End...........176

XI. MATERIAL ACCOUNTING IRREGULARITIES:
    REVENUE RECOGNITION......................................................178

XII. KPMG'S PERFORMANCE AS INDEPENDENT AUDITOR...............................182
 A. Responsibilities of the Independent Auditor..............................183
 B. Finance Yield Rate Estimate (SMT Series).................................185
 C. Charge-Off Rate..........................................................188
 D. Discount Rate............................................................189
 E. Financial Disclosures in Fiscal Year 2000................................191
 F. KPMG's Consideration of Internal Control.................................192

XIII. SPIEGEL'S BANKRUPTCY...................................................196
 A.  Spiegel's Final Days Before Chapter 11..................................196
 B.  Financial Condition at Time of March 17, 2003 Bankruptcy Filing.........198
 C.  Overview of Spiegel's Bankruptcy Proceeding.............................204

XIV.  CONDUCT OF THIS EXAMINATION............................................206

XV.   CONCLUSION.............................................................211

                      IN THE UNITED STATES DISTRICT COURT
                         NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

UNITED STATES SECURITIES            )
AND EXCHANGE COMMISSION,            )
                                    )
          Plaintiff,                )
                                    )
       vs.                          )        No. 03 C 1685
                                    )
SPIEGEL, INC.,                      )
                                    )
          Defendant.                )
                                    )

                         INDEPENDENT EXAMINER'S REPORT
                            CONCERNING SPIEGEL, INC.

         The Securities and Exchange Commission filed this civil action against Spiegel, Inc. on March 7, 2003. The SEC charged that Spiegel violated the federal securities laws by failing to file required periodic reports on Forms 10-K and 10-Q during 2002, and by failing to disclose advice from its auditor that Spiegel may not be able to continue as a "going concern." Upon commencement of this action, Spiegel consented to the entry of a partial final judgment of permanent injunction without admitting or denying the SEC's charges.

         Spiegel likewise consented to this Court's appointment of the undersigned Independent Examiner to review Spiegel's financial records from January 1, 2000 to date, and to provide the Court and the parties with a written report (i) discussing Spiegel's financial condition and (ii) identifying any material accounting irregularities. The Court entered its order appointing the Independent Examiner on March 11, 2003. This report is respectfully submitted to the Court and served on the parties pursuant to that order, as amended.(1)


                                 I. INTRODUCTION

A.   Summary of Findings

         Facing the need to improve poor sales performance in its retail subsidiaries, Spiegel embarked by 1999 on a program that one of its audit committee members later called "easy credit to pump up sales." Through various techniques involving both its retail subsidiaries and its captive credit card bank subsidiary, Spiegel tilted its portfolio of credit card customers decidedly in the direction of high-risk subprime borrowers. These were customers who often could not get credit elsewhere and who could be counted on to respond to the opportunity to buy merchandise with the easy credit Spiegel offered them.

         At the time, the "new economy" was booming, and Spiegel was getting these risky credit card receivables off its own balance sheet by selling them to various off-balance-sheet special purpose entities through an asset-backed securitization program. This use of "easy credit to pump up sales" worked in the short term, and Spiegel reported to its directors that it had achieved a "return to profitability." This result also personally benefited certain Spiegel senior executives who were entitled to performance-based compensation.

         But then the economy soured, and many of Spiegel's subprime customers stopped paying their credit card bills. Charge-offs of uncollectible credit card receivables

______________________

     (1) While relying on the overall record accumulated during this investigation, the present report contains citations (in brackets) to particular interviews (by last name of witness) and documents (by production control number) supporting many of its findings as an aid to the Court and the parties.

climbed dramatically. With Spiegel's portfolio of credit card receivables suffering under this barrage of charge-offs, its asset-backed securitizations came dangerously close to hitting a performance "trigger" that would have sent Spiegel's securitizations spinning into a "rapid amortization" that would have destroyed Spiegel. Specifically to avoid this disaster, beginning in 2001, Spiegel manipulated at least one of the components used to calculate this securitization performance trigger, and in so doing, staved off a Spiegel bankruptcy for almost two years.

         As Spiegel's financial condition worsened in late 2001, it breached all four loan covenants contained in its bank loan agreements. Spiegel tried desperately to renegotiate its financing with a consortium of 18 banks, but a myriad of problems frustrated this effort. As Spiegel was preparing to file its 2001 Form 10-K annual report due in March 2002, its auditor KPMG advised that it would have to give Spiegel a "going concern" opinion, based on Spiegel's inability to conclude its bank refinancing arrangements and other problems.

         Spiegel decided not to file its Form 10-K with a going concern opinion. Soon afterwards, Nasdaq indicated that it would delist Spiegel. At the delisting hearing, Spiegel assured Nasdaq that it was only days away from concluding its refinancing arrangements, and that it would then be able to file its Form 10-K without a going concern opinion. After several days, Nasdaq advised Spiegel that it had a last chance to file its Form 10-K and that otherwise it would be immediately delisted.

         Spiegel's Chicago-based management - supported by Spiegel's outside counsel Kirkland & Ellis and its outside auditors KPMG - strongly recommended that Spiegel file its Form 10-K in late May 2002. But the ultimate decision makers for

Spiegel were in Germany. Spiegel was only 10% an American public company. About 90% of its equity and all of its voting stock were in the hands of Michael Otto and his family in Hamburg, Germany. Indeed, Spiegel operated in effect as the American division of Otto's huge multinational retail empire, including 89 companies with over 79,000 employees in 21 countries around the globe.

         On May 31, 2002 in Hamburg, Spiegel's executive or "board" committee (consisting of Michael Otto and an executive of his private company Otto Versand
GmbH) and Spiegel's audit committee (consisting of one present and one former Otto Versand executive) rejected the views of Spiegel's management, Kirkland & Ellis and KPMG, and directed Spiegel not to file its already-late 2001 Form 10-K and not to file its already-late first-quarter 2002 Form 10-Q. As time went by, they likewise directed Spiegel not to file its remaining 2002 Forms 10-Q.

         Spiegel's German decision-makers had been fully briefed on the array of serious problems Spiegel faced, including at a seven hour meeting with Spiegel's Chicago-based executives several weeks before. But they refused to allow Spiegel to file its reports with the SEC because they felt that a going concern opinion would cause Spiegel's suppliers to refuse to extend credit to Spiegel for the merchandise it purchased for resale. Such a result could lead Spiegel to bankruptcy. Likewise, Spiegel was concerned about the impact a going concern opinion would have on investors and employees.

         It was only the prospect of an SEC Enforcement Division investigation that made Spiegel begin to belatedly file reports in February 2003 - after not having filed a single periodic report since November 2001 (its third-quarter 2001 Form 10-Q). This

15-month hiatus in periodic reporting left investors without the disclosures and other protections mandated by the federal securities laws. All investors could do during this period was to attempt to piece together several incomplete pieces of information from a few press releases and news stories.

         This matter involves not simply a failure to make required SEC filings. Rather, it involves a failure to make disclosure of material information about Spiegel's financial condition that investors needed to make their investment decisions about Spiegel. The SEC has already charged Spiegel with fraud for failing to disclose its auditors' going concern position. But as discussed below, investors likewise failed to get a variety of other material information about Spiegel's financial condition, including:

     o The material adverse change in Spiegel's balance sheet. In just the few months leading up to Spiegel's failure to file its 2001 Form 10-K in March 2002, its shareholders' equity dropped from $792 million to $215 million, its total assets shrank from $2.7 billion to $1.9 billion, and its cash and equivalents dropped from $73 million to $29 million.

     o The full story of the material adverse change in Spiegel's performance during 2001. Spiegel went from net earnings of $121 million in 2000 to a loss of $587 million in 2001, from operating income of $172 million in 2000 to a loss of $226 million in 2001, and from earnings from continuing operations of $112 million in 2000 to a loss of $285 million in 2001. In addition, Spiegel's only public statement in this regard - contained in a February 2002 earnings release - materially understated the magnitude of its poor performance in 2001.

     o Spiegel was in a liquidity crisis and would soon be illiquid. Its liquidity shortfall was $317.6 million in Spring 2002 and could be significantly greater. Its survival depended on continuing capital infusions from Otto affiliates, which were under no obligation to make these capital infusions.

     o Spiegel faced the possibility of involuntary bankruptcy from at least two directions. It was in default on all of its bank loan covenants, and its lenders could force it into bankruptcy. Additionally, Spiegel was deferring payments to certain of its vendors, who likewise could have pushed it into bankruptcy.

     o Spiegel's efforts to restructure its debt were running into serious obstacles. Negotiations with lenders were increasingly difficult for Spiegel due to: (i)
           significantly worse sales forecasts; (ii) severe credit restrictions being imposed by federal regulators on Spiegel's credit card bank, with resulting further negative impact on sales; and (iii) advice that Spiegel's credit card receivables portfolio was overvalued, and that its credit card bank could not be sold in its present condition.

         Nor were investors told that Spiegel had engaged in a number of undisclosed material accounting irregularities, also discussed below, including:

     o Deliberate manipulation of Spiegel's "interchange rate" (a fee purportedly charged Spiegel's retail companies by its credit card bank) in order to enhance reported performance of Spiegel's credit card receivables. Spiegel did this to avoid hitting a "trigger" that would plunge Spiegel's asset-backed securitization transactions into a "rapid amortization" that would have doomed Spiegel over a year earlier to the bankruptcy it eventually filed in 2003.

     o Failure to disclose, at various times throughout 2000 and 2001, additional violations and waivers of triggers in Spiegel's securitization transactions, as required by GAAP and the SEC. Had Spiegel failed to obtain waivers, the consequences for Spiegel's viability would have been similar to that described above.

     o Material overvaluation of Spiegel's "retained interest" in its securitization transactions. This resulted in an overstatement of Spiegel's assets on its December 30, 2000 consolidated balance sheet.

     o A serious failure in Spiegel's internal controls over its credit underwriting process that allowed its retail ("merchant") subsidiaries to pump up their sales by granting easy credit to high risk borrowers.

     o Failure to timely disclose Spiegel's violations of multiple covenants in its financing agreements as of December 29, 2001. These debt covenant breaches meant that Spiegel's sizable long-term debt became immediately due and payable.

     o Improper revenue recognition based on purchases by credit card customers who were more likely than not, as Spiegel knew, going to be unable to ultimately pay for the merchandise they bought on credit.

         Ultimately, Spiegel was unable to dig itself out of this hole. Its financial condition just kept getting worse. On March 17, 2003, Spiegel filed a Chapter 11 bankruptcy case in the Southern District of New York - ten days after the SEC commenced the captioned action and six days after this Court appointed the Independent Examiner to conduct this investigation.

B.   Spiegel and Its Business Units

         Spiegel, a Delaware corporation headquartered in Downers Grove (near Chicago), Illinois, is a so-called "multi-channel" retailer offering apparel, home furnishings and other merchandise, through catalogs, e-commerce and retail store distribution channels. Spiegel has also provided consumer financing to support its retail operations through Spiegel's wholly-owned credit card bank, First Consumer's National Bank.

         Until Spiegel was delisted on June 3, 2002 for failing to file required periodic reports with the SEC, its Class A shares (symbol: SPGLA) were traded on the Nasdaq National Market System. Since that time, Spiegel has traded in the over-the-counter market. On March 17, 2003, Spiegel filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Southern District of New York.

         Merchandise Operations. Spiegel operates three principal retail subsidiaries - Spiegel Catalog, Inc., Eddie Bauer, Inc., and Newport News, Inc.(2) Spiegel Catalog offers a broad assortment of women's apparel and home merchandise marketed through its catalog, outlet stores (Ultimate Outlet) and e-commerce sites. Spiegel Catalog traces its roots to a dry goods store opened by Joseph Spiegel, a German immigrant, just after the Civil War, and it has sold products and offered credit through its catalog since

_____________________

     (2) Spiegel refers to these three retail subsidiaries as the "merchants" or "merchant subsidiaries."

1905 and through e-commerce channels since 1995. Spiegel Catalog's apparel merchandise includes private-label and branded merchandise. Sales of apparel items represent approximately 52% of Spiegel Catalog's revenues; the remaining revenues are generated through sales of home merchandise items.

         Eddie Bauer is a retailer that offers casual apparel for men and women as well as home merchandise, including furnishings for the bed and bath, seasonal merchandise and custom furniture. Eddie Bauer operated approximately 540 retail and outlet stores in the United States and Canada, but has announced its intent to close 60 under-performing stores as part of Spiegel's reorganization. The majority of Eddie Bauer's sales (approximately 73%) originate in stores. Eddie Bauer also markets its sportswear in Germany and Japan through joint ventures and licensing agreements. Spiegel acquired Eddie Bauer in 1988.

         Newport News sells moderately priced women's apparel and home furnishings through catalogs and its e-commerce site. Approximately 90% of Newport News' revenues result from apparel sales.

         First Consumers National Bank. In 1987, new legislation allowed non-bank holding companies to engage in banking activities through limited purpose banks. ITT Consumer Finance Corporation established First Consumers National Bank in 1988 as the nation's first "credit card bank" under the new statute. Spiegel acquired FCNB from ITT in 1990 to provide credit services for Spiegel's merchant entities. By acquiring FCNB, Spiegel was able to charge a uniform national interest rate on its credit sales.

         FCNB offered two general types of credit programs. The first type was so-called "bankcards," including general purpose MasterCards and Visa cards.

Bankcards issued by FCNB included secured cards, co-branded cards and affinity cards, such as the FCNB MasterCard, the FCNB Visa, the Spiegel MasterCard and the Eddie Bauer MasterCard. FCNB's website reported that, by the beginning of 2001, FCNB was the 27th-largest bankcard issuer in the U.S., out of nearly 3,000 financial institutions issuing such cards.

         The second category of cards issued by FCNB were so-called "preferred" or private-label credit cards. FCNB's preferred cards bore the logo of Eddie Bauer, Newport News or Spiegel, depending on the source of the original application for credit. A customer could use a private label card to purchase products from any of the Spiegel-affiliated retail entities, regardless of the imprint on the card. FCNB's website reported that, by the beginning of 2001, FCNB had the 10th-largest private label credit card portfolio in the U.S., and about 41% of Spiegel's total net sales that year were made with FCNB private label credit cards.

         FCNB financed the substantial funding requirements of its credit card portfolio by securitizing substantially all of FCNB's credit card receivables, a technique it had employed since the early 1990s. These transactions are a widely used form of corporate finance, with money being raised from both public and private investors. These included a series of five transactions in late 2000 and in 2001 resulting in financings or commitments of approximately $3.4 billion ($3,400,000,000).

         In December 2001, the Office of the Comptroller of the Currency began an examination of FCNB. On May 15, 2002, the OCC issued a Consent Order that required disposition of FCNB through sale, merger or liquidation. FCNB is currently in liquidation and winding down its operations. We understand that as of June 24, 2003,

FCNB was replaced as servicer for the securitized receivables by Cardholder Management Services LLC.

C.   Spiegel's Governance Structure

         As described below, Spiegel's ownership structure resulted in a governance model that presented challenges for its U.S. executives. Spiegel had two classes of shares outstanding. Spiegel's public shareholders own only Class A shares, which are non-voting. All of the voting stock - Class B shares - is owned by a single shareholder, Spiegel Holdings, Inc. ("SHI"), which is not publicly held. SHI's Class B voting stock represents about 90% of the ownership of Spiegel. Almost all of the stock of SHI is owned by Spiegel's chairman Michael Otto and his family. Michael Otto, through a privately held entity, has loaned Spiegel substantial sums - as much as $160 million, and more than any single bank lender - during the last several years. [M.Otto]

         Michael Otto is also chairman, CEO and majority owner of the privately-held Otto Versand GmbH (recently renamed "Otto GmbH"), based in Hamburg and the largest mail order group in the world, with sales in excess of $25 billion. As noted above, Otto controls 89 companies in 21 countries. Spiegel was a part of that global retail empire, as more than half of the apparel Spiegel sold originated with Otto Versand, and Spiegel purchased almost all of its private label merchandise through the Otto Group. [Payner]

         Interestingly, Michael Otto's involvement in Spiegel represented his only direct experience with a United States publicly-held company. Otto Versand's other interests around the world are privately-held (including the Crate & Barrel home furnishings business in the U.S.), with the exception of a grocery business in Germany that has public investors. [Zaepfel](3) As with all of the other Otto companies, Spiegel had to submit an annual "5-Jahres-planungen" (5-year plan) to Hamburg.

         Spiegel's ownership structure effectively placed 100% of the voting control over Spiegel (and 90% of its total equity) in the hands of Michael Otto, and Spiegel's management referred to him as the "sole voting shareholder." As discussed below, Otto and his associates have actively exercised this control over Spiegel. In recent years, Michael Otto has placed Otto Versand associates in leadership positions at Spiegel. All of Spiegel's audit committee members - Horst Hansen, Michael Cruesemann and Peter Mueller - are present or retired Otto Versand executives. Many of the Spiegel board members are present or retired Otto Versand executives. While board members could vote independently, the ultimate decision maker was plainly Michael Otto. Otto Versand always assigned to one of its own directors the responsibility for active involvement in Spiegel's affairs. [M.Otto; Zaepfel; Payner]

         In 2001, Otto Versand dispatched Martin Zaepfel, Otto Versand's deputy chairman who had the authority to act for Michael Otto in his absence, to the U.S. to formally take over Spiegel as its new president and CEO. In August 2002, after Spiegel

_________________

     (3) Time Magazine's recent description of the origins of Michael Otto's wealth may give some insight into his management style. See Time Magazine, "Time Global Business - the Families That Own Europe," p.A10 (Mar. 24, 2003). Michael Otto was born in 1943, and after the war, his family fled to Hamburg from Soviet occupation of their home in Poland. With permission from the British forces occupying Hamburg, his father started a small shoe business, and in 1949 expanded to the catalog sales business. When Michael Otto (a political science Ph.D.) took over in 1981, it was still primarily a German business with sales of $2.5 billion, but he proceeded to expand the business internationally and grow sales to $25 billion. The article states that his environmental convictions have caused him to make decisions that have weighed down earnings, but that he is free to follow his conscience as the business is privately-held. It quotes him as saying that the advantages of running a closely held family company are that "I can always think long term and not have to look at short-term profits." See also Business Week, "Otto the Great Rules Germany," p.70J (Jan. 31, 1994). Otto is a billionaire philanthropist and a member of the supervisory board of Deutsche Bank.

ran into trouble under Zaepfel's leadership, Otto dispatched Alexander Birken, Otto Versand's Vice President for Group Control, to assume the newly-created position of Chief Administrative Officer of Spiegel. [M.Otto; Zaepfel; Birken]


         Spiegel's executive committee - called its "board committee" - had the power to act for the full board, and routinely operated on behalf of the board. Spiegel's board committee consisted of Michael Otto, Michael Cruesemann and Martin Zaepfel. Spiegel held only two full board meetings each year, one in the Spring and one in the Fall. These alternated between Spiegel headquarters in Downers Grove, Illinois and Otto Versand headquarters in Hamburg, Germany. Spiegel's audit committee routinely met the day before the full board meeting, likewise in either Downers Grove or Hamburg. [Sorensen]

         Otto Versand maintained control over Spiegel's banking relationships. As early as 1993, Horst Hansen (then Otto Versand CFO) and Michael Cruesemann (his deputy and successor as Otto Versand CFO) wrote to James Sievers (Spiegel
CFO) and John Steele (Spiegel Treasurer) advising of Otto Versand's "banking and finance policy, which is obligatory throughout the world." One of the "important principles" of this policy was for Spiegel to obtain the "prior approval by the Chief Financial Officer of the Otto Versand Group before finalizing an important agreement or credit deal with a bank." Spiegel would benefit from Otto Versand's banking relationships, but Spiegel had to let Otto Versand manage its banking relationships. Sievers responded that "It has always been our intent to assure that the Chief Financial Officer of the Otto Versand Group approve, in advance, our financing plans." [SPGL 9795-98; Cruesemann] At all relevant times, Spiegel's substantial revolving credit facility came from a consortium composed largely of German banks with Otto relationships.

         Otto Versand participated in the oversight and preparation of Spiegel's financial statements. On February 22, 2002, the three Otto Versand executives comprising Spiegel's non-independent audit committee appointed Ludwig Richter, Otto Versand's Director of Group Accounting, as their agent to "review and scrutinize" Spiegel's 2001 financial statements to report to the audit committee "all pertinent facts and significant issues concerning these statements." Richter's report was to be of "sufficient detail" to allow the audit committee to decide whether to recommend to the board that the financial statements be included in Spiegel's Form 10-K for 2001. By this action, the Spiegel audit committee effectively delegated to the Otto Versand Accounting Director a substantial portion of its responsibility to review Spiegel's 2001 financial statements. The audit committee had made the same delegation to the Otto Versand Accounting Director the year before concerning Spiegel's 2000 financial statements included in its Form 10-K for 2000. [SPGL 7084-85; Hansen]

         Spiegel and its auditor specifically focused on Otto Versand's control over Spiegel, but did not appear to view this as a matter of concern. In April 1999, Spiegel management worked with its outside auditor KPMG to prepare a report considering recent recommendations on audit committee independence.(4) The report noted that the three current members of Spiegel's audit committee "have varying relationships with an

_________________

     (4) The Spiegel/KPMG report noted the recommendations by the Blue Ribbon Panel on Improving the Effectiveness of Corporate Audit Committees (formed at the suggestion of SEC Chairman Arthur Levitt) that all audit committee members should be independent, meaning they should not have been employed during the last five years by, or have accepted compensation from, the corporation or any affiliate. [SPGL 6431-48] affiliate (Otto) of the Spiegel Group (one has been retired from Otto for five years, one is just recently retired, and one is currently employed by Otto)." Although Spiegel's existing audit committee charter provided that audit committee members must be "independent, non-Management directors who do not have a significant financial or business relationship with the corporation," the KPMG partner then in charge of the Spiegel audit advised that he was "comfortable with ... the current role of the Audit Committee." [SPGL 6431-48]

                II. SPIEGEL'S DETERIORATING FINANCIAL CONDITION

         Spiegel underwent a marked deterioration in its financial condition between 2000 and 2002. This sharp decline had two principal causes. First, Spiegel Catalog and Newport News aggressively sought high-risk subprime customers for Spiegel's private label (or "preferred") credit cards that could only be used at Spiegel retailers. This boosted sales in the short run, but in the long run it left Spiegel and FCNB with rapidly rising charge-offs of credit card receivables. The second cause was a refocusing of Eddie Bauer's merchandise offering into product lines that met with poor consumer acceptance, resulting in a sharp drop in sales.

         With the economy faltering, Spiegel could not weather the storm. It defaulted on its loan covenants, with the result that all of its hundreds of millions of dollars in long-term debt became immediately due and payable, and it failed in its efforts to negotiate a restructuring of its loan agreements. Additionally, Spiegel violated certain performance triggers imbedded in the securitization of its credit card receivables, with the result that the trusts holding these receivables became subject to rapid amortization, thereby potentially cutting off a critical source of funding for Spiegel's operations at a time when Spiegel was in the midst of a serious liquidity crisis. Spiegel avoided rapid amortization only by obtaining waivers or amendments from the securitization trusts.

A.   Overview of Spiegel's Financial Condition, 2000-2002

         In 1999 and 2000, Spiegel lowered its credit standards to lure high risk customers and "pump up sales." As shown below, from 1998 to 2001 the risk profile of Spiegel's preferred credit card portfolio changed significantly, reflecting the lowering of credit standards. (Category "A" receivable balances represent the lowest risk customers, and Category "F" balances represent the highest risk customers.)

Graph showing the preferred credit balances by risk level for December 1998 and September 2001.

Source (SPGL 269675)

         Spiegel's plan to pump sales through easy credit was short-lived. Sales increased in 1999 and 2000, but Spiegel then suffered the consequences when the receivables generated through easy credit to high-risk customers became increasingly uncollectible. And when credit risk limitations began to be introduced, sales sharply decreased, as shown below.

Graph showing (in thousands) Spiegel, Inc.'s net sales for the years 1998, 1999, 2000, 2001 and 2002.

Sources (Form 8-K filed 5/15/03; Form 10-K filed 3/30/01; Form 10-K filed
2/04/03)


         Likewise, as revenues increased through 2000, so did operating income, only to decline dramatically when Spiegel had to tighten its credit underwriting standards, as shown below.

Graph showing (in thousands) Spiegel, Inc.'s operating income for the years 1998, 1999, 2000, 2001 and 2002.


Sources (Form 8-K filed 5/15/03; Form 10-K filed 2/04/03; Form 10-K405 filed 3/30/01)

         Notably, during the period of increasing sales, the two Spiegel merchant subsidiaries with less creditworthy customers, Spiegel Catalog and Newport News, showed stronger sales growth. Sales at Eddie Bauer, with more creditworthy customers, actually declined in 2000.

Graph showing (in thousands) the total net sales of Spiegel, Inc., the net sales of Eddie Bauer and the net sales of Spiegel and Newport News for the years
1998, 1999, 2000 and 2001.

Sources (Form 10-K filed 3/24/00; Form 10-K filed 2/4/03)

         From the late 1990s through 2001, Spiegel became increasingly dependent on the securitization of its credit card receivables to generate cash flow. As of December 31, 2001, Spiegel had approximately $3.4 billion in securitizations. The chart below illustrates the total accounts receivable it was servicing and the significant level of those receivables it had financed through securitizations.

Graph showing (in thousands) the total receivables serviced and securitized for the years 1997, 1998, 1999, 2000, 2001 and 2002.

Sources (Form 10-K 1999-2001; Form 8-K filed 5/15/02; Form 10-K filed 4/03/98)

         Although the amount of securitizations increased throughout 2000 and 2001, the performance of Spiegel's preferred and bankcard portfolios declined during the same period. Preferred charge-offs increased dramatically as those receivables related to the high-risk customers solicited in 1999 and 2000 became increasingly uncollectible. Annualized preferred charge-off rates doubled between January 2000 (10.32%) and November 2001 when the charge-off rate increased to 20.42%.

Graph showing the preferred charge-offs as a percentage of receivables for the months January, March, May, July, September and November of 2000 and 2001.


Sources (Performances Reports January 2000 through December 2001; Spiegel Master Trust Monthly Noteholders Statements January 2000 through December 2001)

         As sales trends declined, Spiegel became increasingly dependent on debt and relied heavily on term loans and revolving credit lines to finance its operations. The amount of total debt outstanding rose from $781,036,000 as of January 1, 2000 to $1,051,857,000 as of December 29, 2001, an increase of 35%. The table below reflects the increase in Spiegel's outstanding debt obligations.

Graph showing (in thousands) Spiegel, Inc.'s total outstanding debt and current maturities of outstanding debt for the years 1999, 2000 and 2001.

Sources (Form 10-K filed 3/30/01; Form 10-K filed 2/4/03)

         Spiegel's true financial condition was not apparent to its lenders, creditors and investors because no financial statements were filed between November 13, 2001, the filing date of its Form 10-Q for the third quarter ended September 29, 2001, and February 4, 2003, when Spiegel filed its Form 10-K for the fiscal year ended December 29, 2001 almost a year after that Form 10-K filing was due.

         In its last periodic report (the third quarter 2001 Form 10-Q), Spiegel reported that for the 39 weeks ended September 29, 2001, it had (i) a net loss of $19.5 million, compared to net earnings of $55.45 million for the same period in 2000 (Spiegel's net earnings reported on Form 10-Q filed November 14, 2000 were $59.526 million for the specified time period; however, the $59.526 million was restated on Form 10-Q filed November 13, 2001 as $55.45 million); (ii) operating income of $24.6 million in 2001, a drop from $146.7 million in 2000; and (iii) cash flow used in operations of $317.267 million, up 231% from $136.994 million in 2000. According to management,

"The earnings decline in the merchandising segment was attributable primarily to higher charge-offs experienced in the private-label FCNB Preferred credit business and weak customer response at each merchant division." [9/29/01 Form 10-Q, page 10]

B.   "Easy Credit to Pump Up Sales" at Spiegel Catalog and Newport News

         Looking back over 1999 and 2000, Spiegel audit committee member Michael Cruesemann (also Otto Versand CFO) complained in late 2001 that "easy credit [had been] used to pump up sales" at Spiegel Catalog and Newport News. The full Spiegel board likewise recognized a few months later that Spiegel Catalog and Newport News had used easy credit to boost sales. Spiegel's audit committee chairman Horst Hansen "raised a concern as to who is responsible in the end for granting credit and credit distribution" within the Spiegel organization. [SPGL 112408-09]

         FCNB's new president James Huston replied that "initial [credit] criteria are set by FCNB, but that the actual distribution of credit offers is manipulated by the merchants," meaning Spiegel Catalog and Newport News. Spiegel chairman Michael Otto commented that "in the past the Board had poor information, poor decisions from FCNB, and no confidence in management."(5) [SPGL 112408-09] As described below, this phenomenon of "easy credit to pump sales" was several years in the making.

         The Purported "Return to Profitability." By 1997, both Spiegel Catalog and Newport News were showing disappointing results. For this reason, Michael Otto assigned the deputy chairman of Otto Versand, Martin Zaepfel, to assume a "liaison" role

______________________

     (5) Zaepfel (then Spiegel's president) "acknowledged that definitely the bank must establish the risk structure, and the merchants clearly understand that now." Audit committee chairman Hansen responded "that the bank has a real issue with quality of accounting systems and personnel, and training." The audit committee felt that Spiegel needed to install "a control system which guarantees that the current situation will not be repeated." [SPGL 112408-09] with Spiegel. Otto's practice was to assign Otto Versand directors as "liaisons" with his operating subsidiaries around the world. The liaison would then both act as the subsidiary's spokesperson in addressing the Otto Versand board, and implement the board's initiatives at the subsidiary. While Spiegel was not an Otto Versand subsidiary, being majority owned by Michael Otto and his family and minority owned by public shareholders, Otto used the same "liaison" approach in managing Spiegel. [Zaepfel]

         On assuming these liaison duties, unofficially on September 1, 1997 and officially on January 1, 1998, Zaepfel focused his energies on Spiegel Catalog, which he viewed as an "urgent" problem. Zaepfel's background was in merchandising and marketing. Zaepfel's analysis of the problem was that Spiegel Catalog was simply one of many retailers carrying the same brands. Spiegel Catalog was losing volume and was unable to compensate with adequate profit margins. [Zaepfel]

         During the ensuing three years, Spiegel turned its sales around. In November 2000, Spiegel's directors heard that Spiegel Catalog forecast net sales for 2000 at $770.2 million, a 22% improvement over the previous year, with forecasted EBT (earnings before taxes) of $24 million. This gave the catalog division its first profit in over three years. Spiegel Catalog was forecasting 2001 net sales of $835 million, an 8.4% increase, with EBT of $28.3 million for a 17.9% increase. Similarly, the Spiegel directors heard that Newport News was forecasting net sales of $473 million, a 15% increase over the previous year, and EBT of $19.8 million (an increase over the prior year's $14 million). While the Spiegel Catalog and Newport News credit portfolios showed increased charge-offs driven by new account growth, FCNB was supposedly taking certain risk management steps to deal with this. [SPGL 3551-52]

         In April 2001, Spiegel Catalog reported to its directors that during 2000 it had enjoyed a "return to profitability," with EBT of $33.4 million. Newport News saw its EBT grow to $24.5 million. This achievement resulted from "aggressive customer acquisition to drive the increase in sales" during 1999 and 2000. [SPGL 112726-27]

         During this time, Spiegel's leadership - Michael Moran and James Sievers, together comprising Spiegel's "Office of the President" - kept on top of the performance of each of the Spiegel merchant units by having executives of these units visit Spiegel headquarters each quarter for a "tracking meeting." These meetings were designed to give Moran and Sievers an opportunity to discuss financial results, forecasts and other matters. [Zaepfel]

         Performance Based Compensation. Certain Spiegel executives personally profited from this boost in sales. During the time period at issue, executives in each business unit had the potential to receive an annual performance bonus. Spiegel based these performance bonuses on earnings before taxes of the executives' unit, as well as a long-term incentive bonus based on earnings before taxes of the Spiegel Group as a whole for the preceding two years. [Gill] The increased sales revenue recognized by Spiegel in 2000 (artificially inflated by "easy credit") translated into hundreds of thousands - and for some executives, millions - of dollars in performance bonuses on top of their 2001 salaries.

         Based on Spiegel's 2000 earnings, Michael Moran (head of Spiegel's Office of the President during 2000) obtained a bonus of $1,711,599. [SPGL 518841-44] And upon his departure from Spiegel in mid-2001, Moran's severance package provided for a $4,000,000 severance payment, again calculated based on Spiegel's 2000 earnings.

Moran also received a $709,000 bonus payment for the first six months of 2001, and salary for the first six months of 2001 at an annual rate of $445,000. [SPGL 518796-820]

         Likewise, based on Spiegel's 2000 earnings, James Sievers (Spiegel's CFO and the other member of its Office of the President during 2000) obtained a bonus of $1,616,574. [SPGL 518841-44] And on his departure in mid-2001, Sievers' severance package likewise provided for a $4,000,000 severance payment based on 2000 earnings, a $671,000 bonus payment for the first six months of 2001, and salary for the first six months of 2001 at an annual rate of $420,000. [SPGL 518796-820]

         Michael Otto and Michael Cruesemann were surprised to learn that the severance payments to Moran and Sievers would be as high as $4,000,000 each. Horst Hansen was upset when he learned the amounts, particularly as Hansen was "not so satisfied" with the way Moran and Sievers had run Spiegel. [M.Otto; Cruesemann; Hansen]

         Spiegel's 2000 earnings also resulted in generous bonuses for other Spiegel executives in 2001. For example, at the Spiegel Catalog subsidiary, president John Irvin (who resigned in late 2000) received a performance bonus of $1,999,556, and his replacement Melissa Payner received a performance bonus of $1,021,450. Eddie Bauer president Richard Fersch received a performance bonus of $1,011,615. And certain vice presidents at various Spiegel units earned performance bonuses based on 2000 earnings at levels of $500,000 and higher. [SPGL 518841-44]

         Sacrificing Credit Quality to Create the Apparent Turnaround. While their numbers looked good, Spiegel Catalog and Newport News actually built their proclaimed "return to profitability" on an aggressive move into high-risk credit. And Spiegel failed to tell investors of its move into subprime lending.

         As a J.P. Morgan study later showed, a "central part" of Spiegel's retail strategy was "to leverage the credit product to facilitate merchant sales." [SPGL 304697] To lure credit customers to its merchandise, Spiegel offered preferred credit promotional programs like delayed billing (not charging purchases until the end of a specified period) and deferred billing (no monthly payment required for a specified period, and no finance charge if paid in full at the end of the deferral period). [SPGL 304728, 304777] Spiegel used pre-approved, direct mail solicitations for over 90% of its new preferred credit accounts. [SPGL 304742-43] Spiegel Catalog offered credit to customers placing phone orders, approved their credit with FCNB on the spot, and gave the phone customers a 10% discount on their first day purchases. [SPGL304742-43; Huston]

         In implementing its credit promotions during the period here in question, Spiegel Catalog used a technique called the "net down" process to skew its credit portfolio toward high risk customers - often the best "responders" - to boost Spiegel Catalog's sales numbers.(6) Using this approach, Spiegel Catalog would provide a pool of prospective customers containing persons over a range of risk from "A" (low risk) to "F" (high risk) for pre-approval by FCNB using a credit bureau. But after getting FCNB to

_____________________

     (6) The "net down" process appears to violate the Fair Credit Reporting
Act ("FCRA") and its "prescreening" rules. Under those rules, a financial institution such as FCNB is required to make a firm offer of credit to all of those consumers who meet the criteria provided to a credit bureau by the financial institution. Under the "net-down" process as we understand it, Spiegel took that prescreened list of consumers selected by FCNB and manipulated the list to minimize the number of "good" credits and maximize the number of subprime credits, a violation of the prescreening rules of the FCRA. See Federal Reserve Research Service ("FRRS") at 6-1649-1652 (Q 62-65), and Section 604(a)(3)(A) of the FCRA, 15 U.S.C. ss.1681b(a)(3)(A).

pre-approve a pool reflecting a full range of credit risk levels, Spiegel Catalog would next proceed to drop many of the prospective customers at the "A" through "C" levels (the more credit-worthy customers) before mailing out catalogs and notices of pre-approval of credit. The effect was to deprive FCNB of the ability to control risk, and instead give it to the merchants, whose primary concern was boosting their sales numbers. [SPGL 231433, 148975-81; Huston; McKillip; Maloney; Manaton; Behm; Vandenberg](7)

         By way of illustration, in four solicitations during the Fall 2001 season, Spiegel Catalog dropped high percentages of the pre-approved customers who were good credit risks (risk levels A-C), but dropped low percentages (or none) of the pre-approved customers who were poor credit risks (risk levels D-F), as follows:

Percentages of FCNB-Approved Prospects Before Mailings

Risk Level    1st Solicitation     2nd Solicitation     3rd Solicitation     4th Solicitation

   A          40% dropped          82% dropped          13% dropped          55% dropped
   B          41% dropped          72% dropped          40% dropped          55% dropped
   C          34% dropped          53% dropped          30% dropped          54% dropped
   D          19% dropped          26% dropped          0% dropped           42% dropped
   E          0% dropped           0% dropped           0% dropped           34% dropped
   F          0% dropped           0% dropped           0% dropped           19% dropped
                                                                    [SPGL 387423, 387426]

         With Spiegel Catalog's solicitation going to primarily customers at the "D" through "F" levels (those with the highest credit risk), the actual population getting the solicitation was at a substantially higher risk level than the population that had been

________________________

     (7) FCNB's directors appear to have violated standards applicable to national bank directors by allowing the merchants to control credit decisions through the "net-down" process. "Directors of a national bank have a responsibility to diligently administer all of the bank's affairs. 12 U.S.C. ss.ss. 71, 73. Since the responsibility of making credit decisions is an essential one to the bank, bank directors may not delegate this decision-making power to outsiders." 1983 OCC Ltr. LEXIS 12 (July 28, 1983). This OCC letter states that if a parent corporation makes credit decisions for a bank subsidiary, then the bank's directors will have failed to perform their duties. The letter strongly emphasizes that the bank cannot yield any of its management responsibilities to the parent corporation, and that the bank officers must "conscientiously review the facts and opinions offered by" the parent corporation.

pre-screened for FCNB by the credit bureau. [SPGL 231433] This meant that FCNB lost control over the risk profile of the mailed universe (the pre-approved customers that ultimately got the mailing offering them credit). FCNB thus had no meaningful role in determining the risk mix of the mailed universe in such mailings. [SPGL 235811]

         The effect of this approach was that, at the end of 2000 and continuing at the end of 2001, the credit files of Spiegel Catalog and Newport News both showed a customer mix tilted decidedly toward higher risk customers [SPGL 10982]:

              Spiegel Catalog                   Newport News

     Risk Level     YE 2000     YE 2001       YE 2000         YE 2001
     A                3.7%        3.6%          3.8%            3.2%
     B                8.3%        8.2%          9.8%            8.6%
     C               15.8%       15.7%         21.7%           22.5%
     D               32.6%       29.1%         21.4%           23.5%
     E               28.5%       29.1%         34.0%           31.5%
     F               11.2%       14.2%          9.3%           10.6%

         It was ultimately not until April 2002 that Spiegel and FCNB agreed that FCNB should expect a mailed distribution that mirrors the pool of customers pre-approved for the granting of credit. [SPGL 235811] And FCNB did not draft a new risk management policy to control credit risk until May 2002. [SPGL 235806]

         However, while the "significant new account growth" boosted sales at Spiegel Catalog and Newport News, it also led to stress in the preferred card portfolio through increased charge-offs of the accounts of customers who failed to pay their bills. Reliance on new customer acquisitions by Spiegel Catalog and Newport News led to a decrease in the overall seasoning of the portfolio and a deterioration of credit quality. [SPGL 112727]

         Lack of Controls at FCNB. With Spiegel merchants aggressively using credit to lure subprime credit customers to buy their merchandise and let them record sales, as described above, FCNB effectively ceded control over credit underwriting decisions to the merchants.

         Meanwhile, FCNB was itself exacerbating Spiegel's credit problems by eliminating a process known as "back-end screening." This is a technique that puts a pre-approved credit prospect through a second credit check at the point credit is actually to be extended - sometimes months after the pre-approval process - to determine whether they still qualify for credit. FCNB stopped this back-end screening for some time - apparently during portions of 1999 and 2000 - just as Spiegel was engaged in its major acquisition of subprime customers. The effect was that a high percentage of the Spiegel customers getting credit from FCNB did not satisfy FCNB's credit requirements at the time FCNB actually extended the credit to them. While FCNB later resumed back-end screening, the damage was already done and manifested itself when the customers who slipped in without back-end screening accounted for a significant portion of the charge-offs as late as 2002 and 2003. [Zaepfel; Huston]

         FCNB likewise damaged Spiegel's credit portfolio through liberal "open to buy" policies, dealing with the amount of credit it gave to new customers and the increases in credit it gave to existing customers. [Zaepfel; Vandenberg] Additionally, FCNB engaged in other practices evidencing a lack of control over its credit portfolio, such as authorizing purchases when customers were delinquent in their payments, and when the customers were over their credit limits. [Vandenberg] Finally, FCNB followed a "recency" policy for delinquent accounts that treated them as current if the delinquent customer made only a minimum payment following two months of nonpayment. [Manaton] All told, FCNB took several steps to facilitate the easy credit the Spiegel merchant units pressed for to boost their sales.

         Awareness of Senior Management and Audit Committee. In the years leading up to its realization that "easy credit was used to pump up sales," Spiegel's audit committee appears not to have perceived Spiegel's growing credit risk, while listening to management's proclamations that all was well and that sales were growing. Throughout this period, the audit committee relied on the fact that KPMG appeared to be "happy with everything," according to audit committee chairman Horst Hansen and audit committee member Michael Cruesemann. [Hansen; Cruesemann]

         Thus, in April 2000, the head of Spiegel's Office of the President, Michael Moran - who was also FCNB's chairman - assured the Spiegel board that the overall quality of Spiegel's credit portfolio had actually improved over the past four years. Moran attributed this improvement to "credit policy changes wherein lower initial credit lines are granted and back-end credit bureaus [screenings] are taken on all accounts to be opened," together with continually refined customized scoring models for each of Spiegel's merchant companies. Moran told the board that Spiegel expected "significant improvement in the net charge-off rate in 2000," and that the "overall credit risk with respect to each of the portfolios is significantly less" than it was four years earlier. [KPMG 3585-86]

         Again around September 2000, Moran submitted to Otto Versand a Spiegel 5-year plan that promised that "risk will be well controlled" for FCNB's preferred credit cards, with "well balanced" growth and "well controlled [customer] acquisition programs." [SPGL 519006; Zaepfel] And at the November 2000 board meeting, Michael Moran (head of Spiegel's Office of the President and chairman of FCNB) assured the directors that FCNB was under control. [M.Otto; Hansen] Yet the minutes of this meeting show that the directors must have begun to realize that credit problems were brewing:

     "This ... significant increase in charge-offs not fully offset by finance revenue ... is primarily driven by the new account growth at Spiegel and Newport News, as well as less favorable composition of seasoned versus unseasoned accounts. Also, there has been a degrading in the quality of new customer groups, and finally there is a higher composition of Newport News receivables within the proprietary portfolios which is the highest risk logo.... To improve Preferred credit portfolio for 2001, certain actions have been taken that include risk management, such as reestablished back-end screening, slower credit limit development on new accounts, enhanced fraud screens and enhanced customer scoring models." [SPGL 84169]

         Spiegel's senior management was following Spiegel's growing credit problem. For example, in January 2001, Spiegel's CFO James Sievers commented on the percentage of defaults among Spiegel's preferred credit card customers. He received a report from FCNB showing that the default rate was significantly higher than projected. He reacted in a memo that stated:

         "The above forecast differences raise serious doubts about our ability to manage our credit business and forecast its direction. This causes serious credibility problems both internally and externally and jeopardizes our ability to finance this business." [SPGL 361165, 213651]

         On July 1, 2001, Martin Zaepfel - formerly the Otto "liaison" with Spiegel - took over as Spiegel's new president and CEO. At the time, he knew that Spiegel Catalog was using credit to pump sales, and he was aware that it was a credit-driven marketing company. [Zaepfel] Spiegel Catalog was the Spiegel unit most pushing for easy credit, with a "credit penetration" (percentage of customers served by preferred card credit) that exceeded 70%. [Zaepfel; Moran](8) While he could not direct credit policy when his role was Otto's liaison, he had still warned against this heavy reliance on credit, and his understanding then was that Spiegel Catalog was engaged in an "upscaling" effort that would change the merchandise offering to attract a more credit-worthy customer base. [Zaepfel]

         But on taking office as Spiegel's new president and CEO in July 2001, Zaepfel observed that the charge-offs that were projected to improve in the second half of 2001 were actually getting worse. And when he told FCNB to recalculate its charge-off forecast, the numbers became still worse. At this point, Zaepfel lost confidence in Moran and asked him to leave Spiegel. When Zaepfel learned some time later of the "net down" process that the Spiegel merchants had been using to usurp FCNB's credit underwriting decisions, Zaepfel became angry. [Zaepfel; Cannataro]

         In late October 2001, Spiegel's internal audit director Michael McKillip circulated two documents that alerted senior management to the seriousness of the credit problems then facing FCNB. On October 18, 2001, McKillip sent his "preferred collection process review" to Horst Hansen (audit committee chair), Martin Zaepfel (CEO) and others in senior management. This review identified "several policy driven factors contributing to the increase in delinquency `roll rates' and, in turn, charge-offs." According to the internal audit director, these factors included:

     o    increased solicitation of credit customers with low credit scores;

____________________

     (8) By comparison, about 55% of Newport News' sales were on credit, and about 20% of Eddie Bauer's sales were on credit. Spiegel Catalog was more focused on credit, while Eddie Bauer was more focused on retail. With FCNB charging 23% interest on credit card balances, Spiegel Catalog focused on credit sales, while making little profit on the merchandise itself. [Cannataro]

     o managing credit delinquencies on a "recency" basis - thus allowing a delinquent customer to become current with only a minimum qualifying payment;

     o    allowing delinquent customers to continue purchasing for three months;

     o    giving delinquent customers credit limit increases; and

     o allowing credit customers to continue purchasing while over their credit limit.

McKillip attached a memo from FCNB's own internal audit director noting that "[o]ver the last three years, charge-off rates on our preferred credit card accounts have increased substantially."

         Just two weeks later, on October 31, 2001, McKillip circulated his "key credit indicators report," again to Hansen (audit committee chair), Zaepfel
(CEO) and others in senior management. This report forecast that preferred card charge-offs (including charge-offs due to fraud) would jump from $206.2 million (11.2%) in 2000, to $388.4 million (17.7%) in 2001. McKillip blamed this jump on "[h]eavy reliance on sub-prime credit accounts - for example, 62% of Spiegel Catalog's new credit customers booked in Spring 2001 were D and F accounts compared to only 31% in 1998," as well as on "[e]xcessive credit limit increases granted to sub-prime accounts beginning in 1998."

         The importance of internal audit director McKillip's conclusions was not lost on Spiegel's audit committee. At its November 27, 2001 meeting in Hamburg - just a month before its fiscal year-end - Spiegel audit committee chair Hansen reviewed "significant issues" from McKillip's "key credit indicators report," and commented that "issuance of high risk credit had increased dramatically." Audit committee member Michael Cruesemann (also Otto Versand CFO) responded that "the Audit Committee and the Board had been previously told by management that these things were under control - obviously they were not" and that it appeared that "easy credit was used to pump up sales," with "too much concentration on sales and not enough on profitability, including credit." Spiegel's new CFO James Cannataro commented "that it is clear the Risk Management function at FCNB did not monitor what was happening closely enough, and did not exercise independent judgment when they should have been resisting pressure from the merchants to loosen up credit." Cruesemann agreed and stated his belief that "Risk Management was forced to give into the merchants' demands." [SPGL 112408-09]

         At the full board meeting the next day - the first time Michael Moran was no longer on hand to make the FCNB presentation to the board - the directors heard Spiegel CEO Martin Zaepfel describe FCNB as Spiegel's "greatest single disappointment for 2001," attributing its poor performance to "a far too aggressive and high risk credit granting policy during the last two or three years." Zaepfel perceived this meeting as "very tense." Michael Otto could by then see that FCNB was not under control. The directors also learned that Spiegel Catalog's 2001 EBT was expected to plummet to $10.9 million, a drop of $22.5 million from the year before, and they heard Spiegel Catalog promise to work during 2002 "to reduce the company's dependence upon high risk credit customers." Newport News likewise projected a drop to a loss of $7 million, a drop of $31.5 million from the previous year's $24.5 million EBT. [SPGL 112716, 112718-19; M.Otto; Cruesemann; Zaepfel]

         At the end of January 2002, internal audit director McKillip sent audit committee members Hansen and Cruesemann, as well as a number of Spiegel senior executives, his key credit indicators report for all of 2001. The report showed that charge-offs for Spiegel's preferred card "continued to increase, coming in at $392.2 million (18.0%) for 2001, ... nearly double last year's $206.2 (11.2%)." McKillip's report blamed this increase on:

     o "Heavy reliance on sub-prime accounts - for example, 62% of Spiegel Catalog's new credit customers booked in Spring 2001 were E and F accounts compared with 31% in 1998";

     o "Excessive credit limit increases granted to sub-prime accounts beginning in 1998"; and

     o    "Rapid growth of unseasoned accounts." [SPGL 4851, 506646]

         By February 19, 2002, Spiegel was frankly telling its bankers that Spiegel was now paying the price for FCNB's aggressive credit growth:

         "During the strong economic growth of 1999 and 2000, FCNB aggressively grew its credit business, including extending credit to higher-risk segments. At the same time, a risk-based pricing model was implemented to match pricing with credit risk. In 2000, delinquency rates and charge-off losses increased. In the fourth quarter 2000, management began taking action to tighten credit standards. However, the economic downturn, which began in mid-2000 and accelerated in 2001, combined with the high account growth that was weighted toward higher-risk accounts, resulted in a rapid deterioration in our credit portfolio and a significant earnings deterioration." [KPMG 245-48]

         Continuing Lack of Control Over Credit. Matters got no better as 2002 progressed. On April 2, 2002, audit committee chairman Horst Hansen asked internal audit director Michael McKillip if FCNB was then in full control of its risk, and McKillip replied in the negative and told Hansen that despite some improvement, "the merchants still had a hand in setting credit granting policy." Hansen said this was "unacceptable" and that it was James Huston's responsibility as president of FCNB "to manage risk and say no to the merchants." McKillip told Hansen that he would take this up with Huston. [MM2 26, 28]

         On April 12, 2002, FCNB president Huston admitted in a letter to McKillip (forwarded by McKillip to Hansen) that FCNB still lacked control over credit risk:

         "... It is my opinion that FCNB currently does not have adequate control over the credit prescreen process [for new credit customer acquisition], and therefore FCNB does not solely manage credit risk.

         "The controls that the bank exercises today include the establishment of the minimum standard for credit pre-qualification, and a goal for targeted distribution of new credit customers by pre-approved credit level that each merchant affiliate has committed to achieve. FCNB exhibits no control over the final composition of credit customers that are mailed by each merchant, and is completely reliant on each merchant to achieve the seasonal goal for new credit customer composition.

         "Spiegel Catalog is also presently able to exercise a level of discretion with respect to the credit pre-approval process that is unique to any merchant affiliate in the Spiegel Group. Spiegel's current activities include (1) the ability to use credit risk scores, and other credit file information in the credit pre-approval process to make (a) decisions using credit risk scores about what customers will ultimately be mailed a pre-approved offer of credit and (b) how circulation investments will be spent relative to credit risk profile, and (2) the ability to directly access credit file information from one or more of the credit bureaus to compile lists of prospective customers using credit risk profile information. All of these activities can be, and are, conducted without bank supervision." [SPGL 10851-53]

         Huston's April 12, 2002 letter transmitted a memo with the same date from FCNB's credit policy officer Michael Manaton, which concluded:

         "Current practices at Spiegel Catalog significantly impair FCNB's ability to control qualifying credit criteria and understand the risks associated with the population that is ultimately selected by Spiegel Catalog for credit solicitation. Spiegel's practices may also explain how it was possible for Spiegel Catalog to acquire 62% of new customers during Spring 2001 at the E and F levels despite the fact that a large qualified population at levels A, B, and C was available for solicitation." [SPGL 10854-61]

         On April 15, 2002, McKillip confirmed with Hansen that he got this information, and the next day Hansen confirmed to McKillip that the credit risk situation was discussed at the pre-board meeting in Hamburg. [MM2 53-55] As noted above, Spiegel suffered a dramatic increase - almost 100% - in its preferred card charge-offs from $206.2 million (11.2%) in 2000 to $392 million (18%) in 2001. On April 18, McKillip sent Hansen, Cruesemann and others a "key credit indicators report" advising that preferred card charge-offs and fraud losses would not improve in 2002, and were projected to come in at $397 million (18.3%) for 2002. [SPGL 506660]

         The April 2002 Spiegel board meeting heard Newport News management blame its problems primarily on "the purging of high risk, but highly productive [as large purchasers], credit customers, and, added to that, a fall-off in acquisition" of new credit card customers. [SPGL 112407]

         On April 16, 2002, Robert Maloney (who had managed the audit function first at FCNB and after April 2001 at Spiegel) summed up the situation in a memo to Spiegel's internal audit director Michael McKillip as follows:

         "... It is very clear that Spiegel does and always has driven the Bank's credit risk. It is also apparent that Spiegel is still making the decisions not the Bank's board of directors. ... Nothing appears to have changed even after the beatings from the Federal Regulators (OCC). ... I understand the business need to generate sales, but if we are just going to charge them off in 12-18 months, then what is the point. Essentially the
     Bank is being told that they will solicit high risk customers...." [SPGL
     387423]

C.   Sales Decline at Eddie Bauer

         A McKinsey & Co. study commissioned by Spiegel shows that Eddie Bauer under-performed virtually every market index in almost all apparel categories from 1999 to 2001. From 1999 to 2001 Eddie Bauer's sales per store fell by 20%, with 8 out of 11 sub-categories experiencing absolute declines in sales. All women's apparel categories fell, while two men's categories experienced modest increases. Sales likely would have fallen even further had Eddie Bauer not been aggressive in marking down the retail price of clothes - Eddie Bauer practically doubled its mark down rate annually between 1996 and 2001.

         Sales productivity in Eddie Bauer's retail stores fell in virtually all product categories between 1996 and 2001, with Eddie Bauer achieving just 60% of the benchmark rate for sales per square foot by 2001. While Eddie Bauer stores in better real estate categories were profitable, more than a third of its stores lost money in 2001. The McKinsey report suggests that this under-performance could be attributed to Eddie Bauer's failure to understand the nature of their target customers and their apparel needs. The report maintains that the Eddie Bauer brand did not create strong ties with any key customer segments, and that the brand's strongest attributes were not unique to Eddie Bauer.

         Eddie Bauer's 2000 earnings came in substantially under plan, as well as under its performance the year before. This resulted principally from poor performance of Eddie Bauer's apparel division. During 2000, Eddie Bauer suffered a 9% comp stores decline and a 10% catalog sales decline.

         Eddie Bauer hoped to achieve a turnaround in 2001 by making its traditional "outdoors image" no longer its central focus. Instead, the Eddie Bauer product line would move to "classic styling, with an emphasis to be stylish and refined," a concentration on dress casual attire, and "greater emphasis on wardrobing and accessorization." [SPGL 112725-26]

         This turnaround effort utterly failed. At the November 2001 Spiegel board meeting, Eddie Bauer management admitted that Eddie Bauer's financial performance

"has not been acceptable," due to a "serious sales shortfall, with particular sales weakness in the apparel division." [SPGL 112718] By February 2002, Spiegel was publicly acknowledging that "customer acceptance was obviously lower than expected" for Eddie Bauer's "new brand positioning and revamped product offer," causing Eddie Bauer's earnings to fall "significantly short of expectations." [KPMG 245-48] The April 2002 board meeting discussed how Eddie Bauer's move to dress casual attire had been a serious mistake, and that Eddie Bauer would reposition its merchandise offering to "revitalize outdoor casual and shift away from dress casual." [SPGL 112405] In the words of Spiegel's president Martin Zaepfel, Eddie Bauer's new merchandise offering was "a complete disaster." [Zaepfel]

D.   Breach of Loan Covenants

         On November 7, 2001, Spiegel's treasurer John Steele sent a memo to Spiegel's bank lenders to advise them that Spiegel expected to breach two of its loan covenants at the end of 2001 - the fixed charge coverage covenant and the adjusted-debt-to-EBITDAR covenant. Spiegel further expected to breach the fixed charge coverage covenant for the first quarter of 2002.

         Spiegel asked the banks to waive these loan covenant breaches until June 15, 2002. In return for the waiver, Otto Versand would give Spiegel a $100 million credit line, Spiegel promised to suspend its dividends for the first quarter of 2002, and Spiegel agreed not to make any acquisitions during the waiver period. [WC 772] Otto Versand confirmed this to the bank lenders two days later in a letter that expressed Otto Versand's "continued commitment" to Spiegel, and the banks responded by granting the waiver. [WC 740, WC 717]

         However, as KPMG noted in early May 2002, these waivers were conditional on Spiegel coming into compliance with the covenants by June 15, 2002. KPMG further noted that Spiegel appeared to be violating two additional covenants (leverage and net worth), and that these covenant breaches had not been waived by the banks. KPMG also observed that a default under Spiegel's credit agreement would trigger a cross-default under its securitization agreements - sending Spiegel's securitization trusts into rapid amortization. [KPMG 4-7; SPGL 150134-36]

         One cause of these loan covenant breaches was that sales declined substantially - among other reasons, because Eddie Bauer was not performing as expected after its regular customers soundly rejected its new product line. The other cause of these loan covenant breaches was that credit charge-offs were rising at FCNB. [Sorensen]

         As Spiegel had breached its loan covenants, it had to enter into negotiations with its lender banks to achieve a new loan agreement. Significantly, Spiegel's very survival depended on the success of these negotiations. Michael Cruesemann (Otto Versand CFO and Spiegel audit committee) led Spiegel's negotiations with its banks - both in his capacity as a Spiegel audit committee member and as a representative of Otto Versand, which coordinated Spiegel's banking relationships. [Cruesemann]

         Michael Otto said he was willing to put more capital into Spiegel to satisfy the banks' demands. But Cruesemann told the banks that he also wanted the loan covenants loosened, so that Spiegel would get some "breathing room" and not have to resume negotiations with the banks every two months on loan covenant issues. J.P.

Morgan Chase, a lead lender, insisted that the new loan agreement should be collateralized with Spiegel's assets (including intangibles like trademarks). Otto initially resisted, because such a step in Europe is viewed as "the beginning of the end." But J.P. Morgan Chase insisted, and Otto agreed to do this. [Cruesemann] According to Spiegel CFO James Cannataro, the bank negotiators told Cruesemann that "your company is now a piece of crap, and you will provide collateral." [Cannataro]

         The lending banks also specified that they would not proceed unless Otto retained a financial advisor. Otto retained Henry Miller of Miller Buckfire, and formerly a member of Dresdner Kleinwort Wasserstein. [Cannataro] And the banks also sent in their own consultants, FTI Consulting to review the feasibility of Spiegel's business plan, project financial information regarding Spiegel's viability, and review its cash flow and funding requirements. FTI continued on in this role until Spiegel's bankruptcy in March 2003. As one FTI participant put it, "the news from Spiegel was always bad and always got worse."

         Cruesemann claims that he had 16 out of the total 18 lender banks lined up for the new financing, with the two holdouts being HSBC and BCI. HSBC would agree to stay in the $750 million revolving credit facility, but it wanted to get out of its participation in the $150 million letter of credit facility. Ultimately, Otto agreed to this, and the letter of credit facility was cut down to $75 million to reflect HSBC's withdrawal from that portion of the financing arrangements. [Cruesemann]

         BCI's participation in the revolving credit facility was $20 million out of a $700 million facility. With this facility being increased from $700 million to $750 million, BCI's participation would have risen by an additional $1.2 million. BCI kept delaying giving approval to this increase, despite repeated contacts by Cruesemann. A complication was that BCI was taken over by Banca Intesa around this time. Cruesemann asked the syndicate of lender-banks to use its influence to get BCI to give its approval, and not to let a $750 million credit facility fall apart over approval of a $1.2 million increase for BCI, but the syndicate was unsuccessful in getting BCI to give its approval. They syndicate likewise did not want to take over BCI's participation, because it feared that other lender-banks in this facility would want to drop out. [Cruesemann; Bermante]

         If Spiegel had gotten its financing, Cruesemann believes it could have survived. But Spiegel did not get its financing, and instead made a Chapter 11 bankruptcy filing. The negotiations continued on-and-off until mid-March 2003, the eve of Spiegel's March 17, 2003 bankruptcy filing. [Cruesemann] As discussed below, as the banks got more bad news about Spiegel's predicament, Spiegel's prospects for a refinancing became dimmer.

E.   Why Spiegel Failed

         Chairman Michael Otto's assessment is that Spiegel failed as a result of problems with FCNB's credit business, compounded by weaknesses in the U.S. economy. In particular, Michael Otto points to the following:

     o Spiegel had customers with poor credit quality, and its bank subsidiary FCNB lacked the systems to realize early enough the deterioration of the credit portfolio.

     o These problems are the fault of Michael Moran (head of Spiegel's Office of the President), but some fault is attributable to James Sievers, who as CFO should have acted as a counter check to Moran in watching for problems at FCNB.

     o FCNB had poor management under its president Gregory Aube, whom Spiegel fired. [M.Otto]

         Audit committee chairman Horst Hansen is more specific in his assessment of the reasons why Spiegel failed. In his view, the desires of the merchants at Spiegel Catalog and Newport News overruled FCNB. The decision of who got credit (by credit risk category) was decided more by the merchants than by FCNB. FCNB should have been determining the credit risk it would take, but the merchant companies wanted to grow and were not conscious of the credit consequences. FCNB needed to be strong in dealing with the Spiegel merchant companies, but it was not. [Hansen] In retrospect, Cruesemann agrees that it was a mistake to have Michael Moran serve as both Spiegel head of the Office of the President, and at the same time chairman of FCNB. [Cruesemann]

         Alexander Birken - Otto Versand's Vice President of Group Control until August 2002, when he became Spiegel's Chief Administrative Officer - similarly blames "bad controlling of the bank" and risky credit for Spiegel's failure. The Spiegel merchants were pressuring for credit to get more customers, but FCNB had the responsibility to control credit and charge-offs. [Birken] Finally, James Brewster (then Newport News CFO, and now Spiegel CFO) emailed Michael McKillip on May 21, 2002 and said: "It is clear that the bank had a fundamental breakdown in internal controls." [SPGL 364389]

         III. SPIEGEL'S AWARENESS OF ITS FINANCIAL CRISIS IN 2001-2002

A.   Crisis Management by Spiegel Officers' "Condor Group"

         Around the middle of January 2002, Spiegel CFO James Cannataro led several other senior members of Spiegel's management in forming what they called the

"Condor Group," which was to be a "crisis management" team to deal with Spiegel's problems.(9) The group recognized that they were in a "desperation high stakes ball game," where "the very survival of the enterprise" was at stake. The group included James Cannataro (CFO), John Steele (treasurer), James Pekarek (controller), Michael McKillip (internal audit director), Robert Sorensen (general counsel) and Deborah Koopman (investor relations). [CAN 79; MM2 4-6; Cannataro]

         On February 7, 2002, KPMG wrote to Spiegel CFO Cannataro and raised the prospect that KPMG would have to issue a going concern opinion on Spiegel's financials. A going concern opinion - universally dreaded by corporate management - is an auditor's statement that there is "substantial doubt about the Company's ability to continue as a going concern." KPMG told Spiegel's CFO that to avoid a going concern opinion, Spiegel would have to obtain the following:

     o a written funding commitment from a viable source to cover Spiegel's projected cash shortfall beginning in March 2002;

     o a closing or binding sale agreement for Spiegel's sale of its credit business, already reclassified as a discontinued operation in Spiegel's 2001 financial statements; and

     o extension beyond June 15, 2002 of the bank lenders' waiver of Spiegel's existing loan covenant breaches (coverage ratio and debt-to-EBITDAR ratio), as well as Spiegel's possible breach of yet-unwaived covenants (leverage and net worth). [KPMG 1-3, SPGL 4804, 126622-23]

         On February 21, 2002, Spiegel issued a press release announcing that it would record a $398 million 2001 loss (including discontinued operations, primarily sale

__________________

     (9) The significance of the name "Condor Group" is unclear. An internal memo explained that the group was named after the condor, a "nearly extinct vulture ... generally feeding on ... dead and decaying flesh." [CAN 80] Another source said he thought the group was named after "Three Days of the Condor," a movie about a government employee who stumbles on a top secret government scheme, and then runs for his life until finally deciding to reveal the secret scheme to the media.

of its credit card business). The release also acknowledged that a weak merchandise offer led to lackluster sales, particularly in the Eddie Bauer division. The release also admitted that FCNB had aggressively grown its credit card accounts by extending credit to higher-risk market segments, resulting in rising delinquencies and charge-offs. [SPGL 02303] In fact, this press release seriously understated Spiegel's desperate circumstances in at least the following respects:

     o The February 2002 release said that Spiegel's 2001 net loss was $398 million, but its actual 2001 net loss was $587 million (a difference of $190 million, or 48%), as revealed in an SEC filing a year later.

     o The February 2002 release said that Spiegel's 2001 operating income was $15 million, but its actual 2001 result was an operating loss of $226 million, as revealed in an SEC filing a year later.

     o The February 2002 release said that Spiegel was not in compliance with certain loan covenants, but it had actually defaulted on all four of its covenants in its $750 million revolving credit facility. While it had obtained temporary waivers for its breaches of two of the covenants, it had not obtained waivers for its breaches of the other two covenants.

     o The February 2002 release failed to disclose Spiegel's multiple violations of the trust triggers on its securitized credit card portfolios, which could plunge the securitizations into a rapid amortization that would be catastrophic for Spiegel.

     o The February 2002 release failed to note that KPMG had informed Spiegel in writing two weeks earlier that it would receive an audit report calling into question its ability to continue as a going concern unless it could satisfactorily resolve a number of issues. (Ultimately KPMG did issue such a report when these issues were not resolved.)

         On March 15, 2002, Ludwig Richter, the Director of Corporate Accounting at Otto Versand reported to Spiegel's Hamburg-based audit committee, its chairman Michael Otto, and its president Martin Zaepfel on a review he had performed of Spiegel's financial statements and his meeting with KPMG in February 2002. He reported that Spiegel Catalog and Newport News had employed a business strategy of

"highly relying on increasing credit sales, including extending credit to higher-risk segments." The economic downturn, "combined with the high account growth that was weighted toward higher-risk accounts, resulted in a rapid deterioration of the credit portfolio and a significant earnings deterioration." Richter further reported that KPMG's audit opinion for Spiegel would likely contain a going concern qualification, unless Spiegel obtained: (i) a written funding commitment to cover a projected cash shortfall; (ii) an executed agreement to sell Spiegel's credit card business; and (iii) a waiver of Spiegel's loan covenants (already in default) or a renegotiated credit agreement. [SPGL 15888, 231419]

         On March 25, 2002, the Condor Group met to discuss a number of "life threatening" issues facing Spiegel. Among other things, treasurer John Steele reported on a recent meeting with Spiegel's investment bankers at J.P. Morgan, who advised that Spiegel's credit portfolio was worth only a quarter of what they originally thought, and that Spiegel probably could not sell it. McKillip advised that Spiegel would have to restate the interchange rate used to calculate excess spread, and that this would blow a trigger in the preferred card 2000-A and 2001-A securitization trusts. The group agreed that Zaepfel, Cannataro and Pekarek should immediately travel to Germany to brief Michael Otto personally on the situation. [MM2 4-6, SPGL 124149]

B.   Awareness of "Board Committee" and Sole Voting Shareholder

         Zaepfel, Cannataro and Pekarek left for Germany the next day and on March 27, 2002 met with Spiegel chairman Michael Otto and Spiegel's audit committee member Michael Cruesemann in the Otto Versand board room in Hamburg. (10)
Otto, Cruesemann and Zaepfel also constituted all of the members of Spiegel's "board committee" - the committee empowered to act for Spiegel's full board. The meeting lasted about seven hours, and Zaepfel describes the lengthy meeting as "tense" and conducted in a "crisis atmosphere." [Zaepfel]

         At the meeting, Spiegel management gave Otto and Cruesemann copies of a written analysis of the difficulties then facing Spiegel, and covered every part of the written presentation during the meeting. [Zaepfel; Cannataro; Birken] This written presentation included the following review of Spiegel's problems:(11)

     o OCC Determinations: The OCC determined a month earlier to substantially lower FCNB's rating. The OCC's "greatest" concern was "the low quality of the bank's receivables and the danger that one or more securitization trusts would go into early amortization." The concern was "liquidity and capitalization," as well as "a great many deficiencies in the bank's operations."

     o OCC Restrictions: In addition to requiring liquidation of FCNB by December 2002, the "final draft" of the OCC's consent order for FCNB required "significant restrictions" on credit for both new and existing FCNB customers. The OCC was also requiring a standby letter of credit of approximately $198 million.

     o Resulting Decrease in Sales: Spiegel determined that these OCC restrictions on FCNB's ability to grant credit would result in a reduction in annual net sales by the Spiegel merchant companies of between $192 million and $442 million. This reduction in sales would mean that the merchants could expect their profitability to decline between $45.3 million and $108.4 million.

__________________

     (10) Also present was Alexander Birken, Otto Versand's Vice President of Group Controlling. Five months later, on August 15, 2002, Birken moved to the U.S. at Michael Otto's request and became Spiegel's Chief Administrative Officer. [Birken]

     (11) These March 27, 2002 materials were an update of similar materials prepared by the Condor Group in early February. [SPGL 4825-37]

     o Inability to Sell Bankcard Business: Spiegel's investment bankers (J.P. Morgan) advised that Spiegel could not expect to get any cash from the planned sale of its bankcard business. Indeed, J.P. Morgan concluded that it would be "very difficult" to sell the bankcard business at all. As the OCC was requiring Spiegel to sell or liquidate FCNB in 2002, Spiegel believed it would have to simply "walk away" from its bankcard business. Walking away from the bankcard business could have a $310 million equity impact for Spiegel, and a $170 debt impact ($120 million to pay off depositors' interest, and $50 million for exit costs).

     o Inability to Sell Preferred Card Portfolio: J.P. Morgan also advised Spiegel that it could probably not sell its preferred card portfolio. Potential purchasers had indicated a lack of interest based on concern over the sub-prime credit card industry, Spiegel's issues with the OCC, and Spiegel's financial performance.

     o End to Off-Balance Sheet Financing of Credit Receivables: Going forward, Spiegel would have to find a new way to finance credit receivables for sales by its merchant companies. J.P. Morgan advised Spiegel that it would be difficult to finance new receivables off-balance sheet through a securitization transaction, as investors would be wary of Spiegel's financial condition. If Spiegel used its credit facility to finance these receivables, debt would then increase on Spiegel's balance sheet for all new receivables from preferred credit sales by the Spiegel merchant companies.

     o Increased Fees Using Outside Servicer: Without FCNB to service its credit card receivables, Spiegel's merchant companies would have to use an unrelated third-party servicer. But then, instead of the 2% servicing fee then being paid to FCNB, the merchant companies would have to pay a 6% to 12% servicing fee to a third-party servicer, according to J.P. Morgan. For each 1% increase in the fee above the existing 2%, Spiegel would suffer a $13 to $15 million reduction in EBT.

     o Liquidity Shortfall: "The Spiegel Group is in a liquidity crisis" and "will soon be illiquid." Spiegel expected that Otto Versand would have to infuse $317.6 million in capital into Spiegel to deal with its liquidity shortfall, which Spiegel expected to peak in October 2002. This was $260 million higher than the $60 million in capital Otto Versand had already infused in Spiegel during 2002. Spiegel noted, however, that if it could not fulfill "certain favorable assumptions," Otto Versand would have to infuse a "significantly greater" amount into Spiegel.

     o Default on Loan Covenants: Spiegel was in default on its loan covenants, and its plan to restructure its finances by mid-April "is no longer possible." It concluded that the longer it remained in default, the more problems it faced in getting products from vendors. "There is also a growing threat of an involuntary bankruptcy proceeding being filed against us by our creditors."

     o Refinancing Efforts: Spiegel was negotiating to restructure its loan agreements to put in place a $750 million revolving credit facility, $441 million in term loans, and a $150 million letter of credit facility. While Spiegel had reached an agreement in principle with the three agent banks involved, this was based on 2002 business plan presented to the banks. But Spiegel concluded that, "[d]ue to the impact of OCC restrictions on our merchant businesses and significantly lower expectations for the disposition of our credit business, we cannot proceed with a credit restructuring based on the 2002 plan presented to the banks." Most of the banks were unaware of these negative developments. Spiegel still had to develop a revised 2002 business plan for the banks.

     o Contents of New Business Plan: A new 2002 plan to provide to the banks for further negotiation would include factors that "will cause profitability to be substantially lower in 2002." These factors included: (i) the impact of "severe credit restrictions" on sales;
          (ii) a change in valuation of the bankcard and Preferred portfolios following J.P. Morgan's assessment that FCNB could not be sold in its present condition, with resulting further writedown of assets with an offsetting reduction to equity; and (iii) an increase in servicing fees payable to a third-party service provider.

     o Outstanding Securitizations: Spiegel had financed its preferred credit card receivables through asset-backed securitizations. However, Spiegel was then facing "a probable rapid amortization in our ABS financings, which will divert cash flow ($60 million/month) from Spiegel to ABS investors."

     o    Need for a Restatement: Both KPMG and Rooks Pitts recently (March
          2002) advised Spiegel that, in the absence of a benchmarking study to support a higher interchange rate, Spiegel would have to restate its interchange rate and excess spread calculations for 2001. Such recalculation of excess spread would cause Spiegel's 2000-A and 2001-A series securitizations to breach their triggers, "causing both to go into early amortization." The result would be diversion of approximately $40 million excess monthly cash flow from Spiegel to pay down these series.

         This March 27, 2002 written presentation, prepared by Spiegel's management (including its general counsel Robert Sorensen), also advised Otto and Cruesemann on their disclosure obligations under the U.S. securities laws. The presentation noted that "SEC and Nasdaq regulations require companies that are publicly traded to disclose all material news," meaning information that would "affect the value of a company's securities or influence investors' decisions." The presentation identified the following as items that "may be considered material and require public disclosure": (i) the OCC's enforcement action against FCNB; (ii) "[n]egative sales and earnings impact due to OCC credit granting restrictions"; (iii) "[c]hange in the valuation of the bank from what was previously disclosed"; and
(iv) "delay in securing new credit facilities." Spiegel concluded that "once any of these potential subject matters break, there will be a blitz of negative news articles."(12)

         As noted, the March 27th meeting discussing this presentation - involving Otto, Cruesemann, Zaepfel, Cannataro and Pekarek - lasted about seven hours. Michael Otto appeared shocked and very upset over what was said. [Birken] In addition to presentation and discussion of the written report described above, the draft minutes of the March 27th meeting confirm discussion of the following particular points:

     o Spiegel was in a liquidity crisis and would soon be short of cash. It projected a $318 million shortfall, but acknowledged this could be worse "if the Company's performance was lower than forecast and/or if the performance of the Securitizations did not improve." Spiegel decided to "take aggressive action to defer vendor payments," but to pay important vendors "to ensure that an involuntary bankruptcy is not proposed by third-party vendors."

     o Spiegel's current sales forecast was "significantly worse" that the forecast it had given its bank lenders as part of its efforts to renegotiate its credit agreements. And this forecast did not yet reflect "the negative sales impacts which would occur from the OCC Consent Order." The 2002 plan Spiegel had given its bank lenders could be "severely impaired by the OCC restrictions and the current forecast from the merchants."

     o Absent a waiver, the proposed OCC consent order would trigger early amortization of Spiegel's securitizations, as would performance triggers below required minimums. This would make Spiegel's liquidity problem "significantly worse" than the then-anticipated $318 million shortfall. Rapid

____________________

     (12) By March 2002, Spiegel's representatives on FCNB's board were no longer content with indemnification from Spiegel for their service on the FCNB board. They had Otto Versand guarantee Spiegel's obligation to indemnify the FCNB directors. [MM2 14, SPGL 732, SPGL 124156]
          amortization would result in $40 million to $60 million less cash each month for Spiegel's operations.

     o There was a "disconnect" between the interchange rate used in Spiegel's securitization trust reporting and Spiegel's agreements with its merchants. Spiegel "needed to discuss the issue with KPMG," but Spiegel decided to defer this discussion to a later date.

     o J.P. Morgan reduced its valuation of FCNB and concluded that Spiegel could not expect to receive any cash on the sale of FCNB. There was also the possibility that the OCC might simply "take over" FCNB, which meant that Spiegel had to act immediately to find a third-party servicer for its preferred credit card receivables. However, J.P. Morgan had concluded it was "not likely" that Spiegel would be able to get a third-party agreement for its existing accounts given "the risk in the portfolio" and "the on-going viability of the Spiegel Group," among other factors.

C.   Spiegel Misses the Filing Date for Its Form 10-K

         Just days after this March 27, 2002 meeting in Hamburg, Spiegel was required to file its 2001 annual report on Form 10-K. At the time, the Form 10-K had been prepared, and was virtually ready for filing. [KE 1147; Cannataro; Emerson] But instead of filing its Form 10-K as required, Spiegel filed a "notification of late filing" on Form 12b-25 on April 1, 2002.(13) Zaepfel and Cannataro made the decision to delay filing the Form 10-K at this time after consultation with Michael Otto. [Zaepfel]

         In response to the requirement in Form 12b-25 that Spiegel state "in reasonable detail the reasons why [its Form 10-K] could not be filed within the prescribed time period," Spiegel stated only the following:

         "As has been publicly disclosed, the Registrant is not currently in compliance with its 2001 loan covenants and has reached a strategic

_____________________

     (13) Exchange Act Rule 12b-25 requires the filing of a notification of a company's inability to timely file all or any required portion of a Form 10-K or Form 10-Q. This is accomplished by the filing of a Form 12b-25, which is due no later than one business day after the due date for the Form 10-K or Form 10-Q, and "shall contain disclosure of [the company's] inability to file the report timely and the reasons therefore in reasonable detail."

     decision to sell its credit card subsidiary, and as a result the Registrant is not in a position to issue financial statements for its 2001 fiscal year pending resolution of these issues." [WC 10975-77]

         Spiegel further responded that it could not make a reasonable estimate of its results because, "[a]s disclosed in the Company's press release on February 21, 2002, a significant loss will be reported in the 2001 earnings statement due to the Company's decision to sell the bank."(14)

____________________

     (14) Kirkland & Ellis drafted this language for Spiegel's initial Form 12b-25 on April 1, 2002, and continued using the same language in Spiegel's later Forms 12b-25 for its missing quarterly Form 10-Q reports during the remainder of 2002. While Kirkland & Ellis realized that the desire not to disclose the going concern opinion was the driver for Spiegel, it says that its focus was on the underlying problem, which it viewed as the loan covenant breach, and did not focus on the view of a third party (KPMG) as to the significance (the going concern position) of the loan covenant breach. To this day, Kirkland & Ellis maintains that the articulation used in Spiegel's Forms 12b-25 filing was correct. It contends that a Form 12b-25 is really just a notice to the SEC of a missed filing, and not itself a disclosure document, and further that there is little guidance as to what a Form 12b-25 is supposed to contain, and that Spiegel's filings constituted a fair notice. [Emerson; Nowak; Huff] Finally, Spiegel controller James Pekarek, who actually signed the Forms 12b-25, likewise believed that it was simply a notification of late filing, and not a disclosure document like a Form 10-K or 10-Q. [Pekarek] Nonetheless, as noted above, Rule 12b-25 requires disclosure of the inability to make a timely filing "and the reasons therefore in reasonable detail" (emphasis added).

     The net effect was that investors did not learn of KPMG's going concern opinion and other material adverse information from Spiegel, its board, or any of its professional advisors until February 2003. Cf. Regulation S-X, ss.210.2-02(c)(1) requires the auditor to clearly state the opinion of the accountant and "any matters to which the accountant takes exception." Financial Reporting Release 607.02 (Uncertainty About an Entity's Continued Existence) states that "filings containing an accountant's reports that are qualified as a result of questions about the entity's continued existence must contain appropriate and prominent disclosure of the registrant's financial difficulties and viable plans to overcome these difficulties. Such disclosure is required by existing rules and by the antifraud provisions of the federal securities laws."

     Eighteen days after its first Form 12b-25, Spiegel issued an April 19, 2002 press release (also filed as an exhibit to a Form 8-K) that expanded the description of its reasons for not filing the Form 10-K to include the following "outstanding business developments": (i) ongoing discussions concerning sale of its credit card operations; (ii) anticipated higher loss on selling this business, resulting in lower 2001 reported earnings; (iii) declaration by MBIA, the insurer of its securitizations, of a payout event and Spiegel's litigation challenging that declaration; (iv) FCNB's discussions with OCC concerning disposition of the bank and the terms for its remaining period of operation; and
(v) discussions with Spiegel's lenders to restructure its credit facilities. Kirkland & Ellis advised Spiegel to make the disclosures in the April 19, 2002 press release (filed with Form 8-K), but apparently did not advise Spiegel that it had to disclose KPMG's "going concern" position.

         Spiegel's Form 12b-25 did not disclose the real reason why Spiegel did not want to file its Form 10-K within the prescribed time. Rather than an "inability" to file timely based on loan covenant compliance, Spiegel's real reason for not filing, as it has now admitted, was that the Form 10-K would have to contain a going concern opinion from KPMG. Spiegel felt that a going concern opinion would create "negative publicity" that would (i) cause many suppliers to refuse to sell goods to Spiegel on credit, or at least to restrict such credit;
(ii) have a "substantial negative impact on the Spiegel stock price"; and (iii) adversely impact customer sales and employee morale and turnover. Spiegel hoped it would be able to resolve its financial difficulties and file its Form 10-K without a going concern qualification within the next several weeks. [M.Otto; WC 11053, SPGL 240808] Of course, Spiegel's Form 12b-25 did not disclose the material information discussed at the March 27th meeting - as outlined above.

         An April 2, 2002 memo from Spiegel's controller Pekarek to its audit committee chairman Hansen confirmed that, consistent with the collection of bad news contained in the March 27, 2002 presentation in Hamburg, Spiegel's reasons for not filing the Form 10-K had additional dimensions:

         "... In February/March 2002, the Company had prepared a draft of the
     Form 10-K and was prepared to file.... The only open item at that time was the completion of a new credit agreement.... [T]he Company wanted to ensure that an `unqualified audit opinion' was received from KPMG.... This was contingent upon the completion of a new credit agreement.

         "Since that time, the Company has been informed of two significant events that were not contemplated at the time the financial statements were initially completed. First, on March 21, 2002, JP Morgan informed the Company that it could no longer expect to receive any cash for the sale of the Bank.... This has a significant impact on the 2001 financial statements as the previous estimate (based upon JP Morgan's mid-point valuation) assumed that the BankCard portfolio could be sold for Par and the Preferred receivable portfolio could be sold for a 7.5%
     discount. This was the basis for the Company's $310 million estimated loss recorded in 2001. With this new information, the Company is required to reassess the estimated loss derived at the end of 2001....

         [Second] ... [c]ertain provisions in [the OCC] Consent Order mandate that FCNB be sold or liquidated by a certain date in 2002. As of April 1, 2002, the Company has not signed the Consent Order due to the growth limitations placed upon the Company. ... [I]f a Consent Order is not signed, FCNB could be involuntarily sent into receivership by the regulators as early as this week. The ramifications of this, from a financial statement perspective are unclear at this time." [SPGL 15908, 231497]

            IV. THE ANNUAL REPORT OWED TO INVESTORS BY APRIL 15, 2002

         On November 13, 2001, Spiegel filed a quarterly report (Form 10-Q) for the third quarter of 2001. This gave investors the last look at Spiegel's balance sheet and income statement that they would see for 15 months. Spiegel did not file a periodic report again until February 4, 2003, when it belatedly filed its annual report (Form 10-K) for 2001.

A.   What the Missing 2001 Form 10-K Would Have Shown

         Spiegel's annual report for its fiscal year ending December 29, 2001 was due on March 29, 2002, but it filed Form 12b-25 to get an extension to April 15, 2002. (15)

__________________

     (15) Pursuant to Exchange Act Rule 13a-1 and General Instructions for Form 10-K, Spiegel had to file its Form 10-K annual report 90 days after the end of its fiscal year. Spiegel's 2001 fiscal year ended on December 29, 2001, so its Form 10-K was due on March 29, 2002. As required by Rule 12b-25(a), Spiegel filed a Form 12b-25 (notification of inability to file Form 10-K) on Monday April 1, 2002, one business day after the Friday, March 29, 2002 due date for its Form 10-K. Pursuant to Rule 12b-25(b)(2)(ii), this gave Spiegel a grace period of 15 calendar days, from March 29, 2002 until April 13, 2002, to file its Form 10-K. And as April 13, 2002 fell on a Saturday, Rule 0-3(a) gave Spiegel a further extension to the next business day, Monday, April 15, 2002, to file its Form 10-K. However, Spiegel's failure to actually file its Form 10-K on April 15, 2002 resulted, pursuant to Rule 12b-25(a)(3), in its failure to file being deemed to have occurred on March 29, 2002, the original date for filing the Form 10-K.

If Spiegel had filed its annual report by the extended due date of April 15, 2002, investors would have gotten nothing less than a shock.(16)

         In a timely Form 10-K filed on April 15, 2002, investors would have seen, for the first time, both Spiegel and its auditors KPMG advise that there was "substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time." Investors would have learned that the reasons for this dire warning as to Spiegel's very survival were, among other things, (i) Spiegel's inability to successfully negotiate a new credit facility with its lending banks; (ii) Spiegel's inability to finally resolve a serious securitization trigger breach issue with MBIA, the insurer of its securitization transactions; and (iii) Spiegel's inability "to assure the future achievement of minimum performance requirements under its securitization transactions." Failure to disclose this substantial doubt about Spiegel's ability to continue as a going concern was appropriately the basis for the SEC's fraud charge against Spiegel in the above-captioned action.

         Additionally, investors would have seen a radical change in Spiegel's balance sheet in just the five months since Spiegel's last Form 10-Q quarterly report. Among other things, investors would have seen that:

     o Spiegel's shareholders' equity had sunk from $792 million to $215 million.

     o    Spiegel's total assets had sunk from $2.7 billion to $1.9 billion.

___________________

     (16) Information for 2001 in this section is mostly taken from Spiegel's actual annual report for 2001, eventually filed on February 4, 2003. While the 2003 filing for 2001 may have included certain adjustments based on information not available on April 15, 2002 (the required filing date), it is the only source of audited 2001 financial information for Spiegel, and thus it presents the best picture of what a timely filed annual report would have told investors. Moreover, unpublished Spring 2002 drafts of Spiegel's periodic reports - not opined on by KPMG - paint a similarly bleak picture of what a timely Form 10-K would have looked like for Spiegel on April 15, 2002. [KPMG 711, 735-36; SPGL 15847-51]

     o Spiegel's cash and equivalents had sunk from $73 million to $29 million.

         Investors reading a timely-filed 2001 annual report would also have seen that, during the year 2001, Spiegel's financial and operating performance likewise suffered a serious decline, specifically that:

     o After climbing from $3 million in 1998 to $85 million in 1999, and to $121 million in 2000, Spiegel's net earnings had sunk to a loss of $587 million in 2001 (after discontinued operations and cumulative effect of accounting change).

     o Spiegel's operating income had sunk from income of $172 million in 2000 to a loss of $226 million in 2001 - a drop of 231%.

     o Spiegel's earnings from continuing operations had sunk from $112 million in 2000 to a loss of $285 million in 2001 (before income tax expense/benefit).

     o After climbing from $3 billion in 1998 to $3.3 billion in 1999, and to $3.5 billion in 2000, Spiegel's net sales and other revenue had sunk back down to $3 billion in 2001.

          o Eddie Bauer's net sales declined in 2000 despite Spiegel's efforts to attract new credit card customers, while sales at Spiegel and Newport News increased in 2000. All three merchants experienced declining sales in 2001.

          o Spiegel's finance revenues (based on securitization transactions) had dropped 163.9% from $175.8 million to a loss of $112.3 million.

     o Spiegel's total debt had climbed from $795 million in 2000 to $1 billion in 2001.

     o Spiegel's ability to service its debt had been negatively impacted when cash generated from operations in 2000 of $112.234 million turned into cash being used in operations of $116.104 million, a drop in cash flow of $228.338 million, or over a quarter of a billion dollars.

         Investors would also have been unpleasantly surprised to see a big change in Spiegel's charge-offs on its preferred credit card receivables. This charge-off figure rose from 10.32% in January 2000 to 13.7% in January 2001, and then rose again to 18.64% in December 2001.

         The bad news would not have ended there. In a timely filing of Spiegel's 2001 annual report, investors would have learned that, if Spiegel was unable to restructure its existing credit facilities, all of its off-balance sheet securitization structures - totaling about $3.5 billion - would be accelerated to 2003. Likewise, Spiegel was itself acknowledging that it would soon fail to meet certain minimum performance requirements under its securitization transactions, with the result that the securitizations would go into payout or rapid amortization mode.

         Assuming a fair approach to disclosure, investors would also have learned from a timely Spiegel annual report on April 15, 2002 many of the things that Spiegel's management had covered in their 7-hour meeting two weeks earlier with Michael Otto and Michael Cruesemann in Hamburg - specifically that:

     o Spiegel Group was in a liquidity crisis and would soon be illiquid. Spiegel would have a liquidity shortfall of $317.6 million that could only be covered if there was a capital infusion from one of the Otto affiliates. This was $260 million higher than the $60 million in capital Otto interests had already infused in Spiegel during 2002. And absent "certain favorable assumptions," this shortfall could be "significantly greater."

     o In view of its liquidity crisis, Spiegel had decided to "take aggressive action to defer vendor payments," but to pay important vendors "to ensure that an involuntary bankruptcy is not proposed by third-party vendors."

     o Spiegel was in default on its loan covenants, and the longer it remained in default, the more problems it faced in getting products from vendors. Also, there was a growing threat of an involuntary bankruptcy proceeding being filed against Spiegel by creditors.

     o Spiegel was negotiating to restructure its loan agreements to put in place a $750 million revolving credit facility, $441 million in term loans, and a $150 million letter of credit facility. While Spiegel had reached an agreement in principle with the three agent banks involved, this was based on 2002 business plan presented to the banks. But due to "significantly worse" sales forecasts, the impact of OCC restrictions on Spiegel's merchant businesses, and significantly lower expectations for the disposition of its credit business, Spiegel had concluded that it could not proceed with a credit restructuring based on the 2002 plan previously presented to the banks.

     o A new 2002 plan to provide to the banks would have to include factors pointing to "substantially lower" 2002 profitability, including: (i) the impact of "severe credit restrictions" on sales; (ii) a change in valuation of the bankcard and Preferred portfolios following J.P. Morgan's assessment that FCNB could not be sold in its present condition, with resulting further write-down of assets with an offsetting reduction to equity; and (iii) an increase in servicing fees payable to a third-party service provider.

     o Spiegel had financed its credit card receivables through asset-backed securitizations. However, Spiegel was then facing a "probable" rapid amortization of these financings, due among other reasons to the low quality of the FCNB's receivables. Such a rapid amortization would divert $40 to $60 million in cash flow each month from Spiegel to the securitization note holders.

     o Both KPMG and securitization counsel at Rooks Pitts had just weeks before advised Spiegel that, in the absence of a benchmarking study to support a higher interchange rate, Spiegel would have to restate its interchange rate and excess spread calculations for 2001. Such recalculation of excess spread would cause Spiegel's 2000-A and 2001-A series securitizations to breach their triggers, causing both to go into rapid amortization.

     o Spiegel's investment bankers (J.P. Morgan) had advised that Spiegel could not expect to get any cash from the planned sale of its bankcard business, and that it would be "very difficult" to sell the bankcard business at all. Based on the OCC's demand that Spiegel sell or liquidate FCNB by year-end, Spiegel believed it would have to simply "walk away" from its bankcard business, resulting in a $310 million equity impact for Spiegel, and a $170 debt impact ($120 million to pay off depositors' interest, and $50 million for exit costs).

     o J.P. Morgan also advised that Spiegel could probably not sell its preferred card portfolio. Potential purchasers had indicated a lack of interest based on concern over the sub-prime credit card industry, Spiegel's issues with the OCC, and Spiegel's financial performance.

     o Going forward, Spiegel would have to find a way to finance new credit receivables for sales by its merchant companies. J.P. Morgan advised Spiegel that it would be difficult to finance new receivables off-balance sheet through a securitization transaction, as investors would be wary of Spiegel's financial condition. If Spiegel used its credit facility to finance these receivables, debt would then increase on Spiegel's balance sheet for all new receivables from preferred credit sales by the Spiegel merchant companies.

     o FCNB was then in negotiations with the OCC, and expected that (based on the "final draft" of the OCC's consent order) that it would impose "significant restrictions" on credit for both new and existing FCNB customers. Spiegel had already determined that these OCC restrictions on FCNB's ability to grant credit would result in a reduction in annual net sales by the Spiegel merchant companies of between $192 million and $442 million. This reduction in sales would mean that the merchants could expect their profitability to decline between $45.3 million and $108.4 million.

         In short, the picture that investors would have gotten had Spiegel filed its 2001 annual report (Form 10-K) when it was due on April 15, 2002, would have been dramatic and extremely bleak. But those responsible for providing that picture to investors here did not do so until Spiegel belatedly filed its 2001 annual report almost 10 months late, on February 4, 2003, in anticipation of an SEC Enforcement Division inquiry.(17) In between, all investors got were fragments of information and speculation, all of varying degrees of reliability, and no combination of which would have given investors a true picture of what was actually happening at Spiegel.

B.   The April 19, 2002 Press Release

         After failing to file its Form 10-K as required by the extended filing date of April 15, 2002, Spiegel issued a press release on April 19, 2002 that told a far more limited story and gave investors far less material information that they would have gotten from a Form 10-K. On April 19, 2002, two days after Nasdaq's delisting notice [KES 566] and with its Form 10-K still not filed and now delinquent, Spiegel issued a press release "regarding the status of several business initiatives." Spiegel had to say something to the public that day, as that morning Nasdaq had changed Spiegel's trading symbol from SPGLA to SPGLE, based on Spiegel's failure to file its Form 10-K. Spiegel's press release made the following points, without detailed discussion:

_________________

     (17) As the SEC has stated, its rules and regulations are "intended to give the investor an opportunity to look at the company through the eyes of management by providing both a short and long term analysis of the business of the company." SEC Financial Reporting Codification, ss.501.01.

     o Spiegel's efforts to sell its credit card operations were "ongoing," with discussions with interested parties "at various stages." Spiegel added that, based on "current market" conditions, its loss on this sale would be "higher than previously estimated," resulting in lower 2001 earnings than previously reported. The release did not quantify these amounts.

     o FCNB was in discussions with the OCC over "the timing for the previously announced disposition of the bank, and the terms and conditions under which the Bank will operate during this period, including with respect to capital, liquidity, product offering, transactions with affiliates, and growth."

     o On April 10, 2002, MBIA declared a payout event under two series of Spiegel's credit card receivables securitizations. Spiegel and FCNB disagreed with MBIA and obtained a temporary restraining order against enforcement of the payout event by MBIA. A payout event would divert excess cash flow of about $20 million monthly to repay noteholders. Spiegel was in discussions with MBIA over this matter.

     o Due to these developments, Spiegel's negotiations with lenders to restructure its credit facilities were delayed. Also due to these developments, Spiegel did not file its Form 10-K for 2001. Due to its failure to file its Form 10-K, Spiegel received a delisting notice from Nasdaq on April 17, 2002, but Spiegel requested a hearing that would stay the delisting. Spiegel expected to file its Form 10-K before Nasdaq had to take further action to delist its stock. [WC 11062-66]

         This press release omitted a number of material disclosure items that Spiegel's attorneys, Kirkland & Ellis, had advised the company to make public only two days earlier.(18) [KE 1065-67] With respect to the four specific points covered in the press release, Kirkland & Ellis had advised Spiegel to also include the following disclosure:

     o Efforts to Sell FCNB: "That efforts to date have been unsuccessful. That the pending OCC action will impair the value of these operations. That ... the OCC action also will constrain merchandise sales charged on the company's private-label credit cards."

_________________

     (18) Kirkland & Ellis' April 17, 2002 advice memo to Spiegel cautioned against omitting "any of the details" recommended by the lawyers for disclosure, because "to the extent a press release is ever questioned, Spiegel will want to have compelling reasons for leaving any information out, given the current circumstances." [KE 1065]

     o OCC Situation: "The topics of discussion with the OCC, including ... establishing additional liquidity and capital requirements. The restrictions that the OCC is looking to institute, including more restrictive credit granting measures at the bank...."

     o MBIA Lawsuit: "That a Pay Out Event would prevent the company from receiving up to $40 million per month [twice the $20 million per month in the press release] from the trust and divert the funds to the repayment of note principal, thereby denying FCNB the liquidity afforded by the trust, and that a Pay Out Event would seriously threaten the company's [Spiegel's] business viability."

     o Debt Restructuring: "That as part of its ongoing discussions with its bank group, the company will provide a revised business plan, which will include financial projections that are significantly lower than those previously submitted" to the bank group.

         After receiving this April 17, 2002 advice memo from Kirkland & Ellis, Spiegel's general counsel Robert Sorensen sent a copy the following day to Kathleen Scott of the New York office of White & Case, with the following message: "The enclosed documents are being sent to you per Dr. Aschenbrenner [White & Case, Hamburg] and Mr. Martin Zaepfel [Spiegel president and board committee member] for review by one of your securities partners. Please provide me with your comments at your earliest possible convenience." [KE 1064] The cover notes that copies also went to Zaepfel and Spiegel audit and board committee member Michael Cruesemann (also Otto Versand CFO). [KE 1064] Kevin Keogh, a White & Case securities lawyer in New York, did advise Spiegel on this press release. [SPGL 114415-16]

         Spiegel's April 19, 2002 press release did not mention KPMG's going concern position - the omission that was the basis for the SEC complaint's fraud charge in this case. Nor did the release disclose that unwillingness to disclose the going concern position was Spiegel's motivating factor in its decision not to file its Form 10-K. And once again (as with its February 21, 2002 press release and its April 1, 2002 Form 12b-

25), Spiegel's April 19, 2002 press release did not disclose such material information as Spiegel's $318 million liquidity crisis, the fact that its "significantly worse" sales forecast could make the liquidity crisis worse, the possible rapid amortization of the securitizations (which would cut $40 to $60 million monthly from Spiegel's operating funds and further worsen liquidity), the fact that the interchange rate Spiegel reported to its securitization trustee was not the rate actually used by the Spiegel merchants, the negative impact expected from the OCC consent order, the fact that Spiegel would likely receive no cash on selling FCNB, and all the other problems reviewed in detail at the March 27th meeting discussed above. A properly-prepared Form 10-K filing at this time - whether with a "clean" or a "going concern" opinion - would necessarily have included detailed disclosure regarding these issues and more.

C.   The April 22, 2002 Audit Committee and Board Meetings

         Immediately after Spiegel missed the April 15, 2002 extended deadline for filing its Form 10-K and instead issued its April 19, 2002 press release, Spiegel's directors met for their regularly-scheduled semi-annual audit committee and board meetings.

         On April 22, 2002, Spiegel's audit committee conducted a "special discussion on the credit situation currently facing" Spiegel. During the meeting, the audit committee chairman Horst Hansen repeatedly asked why the audit committee did not know of this "awful" situation earlier. McKillip reported on credit risk control and described Spiegel Catalog's "net down" process, which skewed sales to high risk buyers and overrode FCNB's risk model. He also reported on MBIA's position that blanks should have been calculated as charge-offs, which should have blown the excess spread trigger in January 2002, with resulting rapid amortization. He further reported on the discrepancy in interchange rates, with 2% used for accounting purposes and 6% used for securitization trust reporting. [SPGL 112266] Shortly after this meeting, McKillip sent Hansen a memo describing the "net down" process at Spiegel Catalog, described above, that skewed the credit portfolio to customers in the highest risk levels. [SPGL 231431]

         The following day's full board meeting was told to "focus on the crisis issues facing the Company." The "update on critical issues" included the following:

     o Spiegel's February 2002 earnings release (covering 2001) showed a $310 million after-tax loss, reflecting sale of the credit business.

     o Spiegel had still not filed its Form 10-K "because the Company's auditors indicate they will give the Company a 'going concern' opinion," absent disposition of FCNB, settlement with the OCC, resolution of the securitization trigger default declared by MBIA, and restructuring of Spiegel's credit.

     o Additionally, Nasdaq was threatening to delist Spiegel's stock. [SPGL 112403-04]

         Based on uncertainty over whether Spiegel would be able to enter into a new credit facility with its lending institutions, Spiegel realized that its financial statements would have to reflect all of its debt obligations as current obligations. [SPGL 15844] By the middle of May 2002, Spiegel's lead banks J.P. Morgan Chase and Deutsche Bank were advising that there were problems getting a number of banks to agree to the term sheet for refinancing Spiegel. Among the banks still having problems with the terms were CSFB, Credit Lyonnaise, BCI, West LB, Bankgesellschaft Berlin, Nord LB, Danske, HypoVereins and DZ Bank. [SPGL 35045, WC 10984] And one of these banks, BCI, has confirmed that it had no intention of agreeing to the revised loan facility, and instead wanted another lender to take over its $21 million participation in the Spiegel credit facility. [Bermante]

         On May 13, 2002, KPMG repeated its advice to Spiegel's audit committee that KPMG would have to issue a going concern opinion. To avoid a going concern opinion, Spiegel would have to obtain: (i) agreement from its lenders to waive existing loan covenant defaults; (ii) obtain new loan agreements (or "binding and enforceable unconditional Commitment Letter signed by all Lenders"); (iii) achieve "final resolution" of Spiegel's challenge from MBIA, which was then claiming that Spiegel's credit card securitizations should go into rapid amortization; (iv) achieve "final resolution" of outstanding issues with the OCC, which was then insisting on a consent decree with restrictions on Spiegel's future business; and (v) resolve Spiegel's projected cash shortfall. [SPGL 6061, 15881]

         On May 15, 2002, the OCC's ongoing discussions with FCNB culminated in a consent order. The OCC's consent order (i) contained restrictions on transactions between FCNB and its affiliates and required FCNB to complete a review of all existing agreements with affiliated companies; (ii) required FCNB to obtain an aggregate of $198,000,000 in guarantees through Spiegel's majority shareholder; (iii) restricted FCNB's ability to accept, renew or rollover deposits; (iv) placed restrictions on FCNB's ability to issue new credit cards and make line increases; (v) required FCNB within 30 days to file with OCC a disposition plan to sell, merge or liquidate FCNB; (vi) required FCNB to maintain sufficient assets to meet daily liquidity requirements; (viii) required FCNB to complete a comprehensive risk management assessment; (viii) established minimum capital levels for FCNB; and (ix) provided for increased oversight by and reporting to OCC. [SPGL 15859]

         On May 16, 2002, Spiegel and MBIA entered into what some have called a "standstill" agreement resolving for a time their dispute over violation of a particular securitization trigger. The agreement required Spiegel to increase the amount required to be on deposit in a reserve account established for the benefit of MBIA as insurer of the notes. Such increases in the reserve account were to be funded by diverting excess receivables collections that would otherwise be available to Spiegel as part of the seller's interest, provided that during the first seven months, such diversions would be limited to a maximum of $9 million per month and an incremental $60 million in the aggregate for the seven-month period. [SPGL 15859] Rapid amortization would have required diversion of approximately $40 million per month to holders of notes backed by Spiegel's credit card receivables, so this $9 million per month compromise with MBIA was substantial but still significantly less than what full rapid amortization would have required.

         In mid-May, Spiegel failed to file its Form 10-Q reporting on its performance during the first quarter of 2002. In its notification of late filing, on Form 12b-25, Spiegel simply repeated the statement it had used in its prior Form 12b-25 notice, when it failed to file its Form 10-K, in spite of the changes that had occurred in the period from its last Form 12b-25 until this new Form 12b-25 filing.

              V. SPIEGEL RESPONDS TO CRISIS BY CUTTING OFF REPORTS

A.   Events Leading to Spiegel's Decision to Stop Its Periodic Reporting

         On May 15, 2002, Spiegel's outside counsel Kirkland & Ellis gave Spiegel's general counsel Robert Sorensen its opinion that Spiegel's failure to file its Form 10-K could result in an SEC enforcement action against Spiegel, its officers and directors, and its controlling shareholder. Kirkland & Ellis noted that the SEC could take the position that, in addition to failing to file its Form 10-K, Spiegel had engaged in fraudulent or deceptive conduct, and that the sanctions could include civil penalties, officer and director bars, and criminal prosecution. [KE 1605; Emerson]

         The same day, May 15, 2002, internal audit director Michael McKillip faxed Spiegel's audit committee in Hamburg (Hansen, Cruesemann and Mueller) an analysis of the pros and cons of not filing Spiegel's now overdue Form 10-K. He copied Robert Sorensen, as well as Spiegel's senior management. The analysis noted that one of the disadvantages of not filing was an increased likelihood of a shareholder lawsuit. Another disadvantage was an increased likelihood of an SEC enforcement action. The analysis noted that "[o]fficers are personally liable and have a fiduciary responsibility to file the financial statements based upon the securities laws." The analysis attached a copy of Section 20A of the Securities Exchange Act of 1934 (the "Exchange Act"), highlighting that it is "unlawful" for a director or officer to "hinder, delay, or obstruct" the filing of a report with the SEC. [SPGL 15874]

         On May 17, 2002, Nasdaq held its delisting hearing for Spiegel. Attending were Robert Sorensen (Spiegel general counsel), James Cannataro (Spiegel CFO), Michael Cruesemann (Otto Versand CFO and Spiegel audit and board committee member), and Urs Aschenbrenner (White & Case attorney representing Spiegel's sole voting shareholder). Spiegel told the Nasdaq panel that it did not want to file its Form 10-K with a going concern opinion, as that would mislead the public. But Spiegel said it would shortly be able to file its Form 10-K without a going concern opinion because KPMG would give a clean opinion as soon as Spiegel's banks agreed to the loan restructuring, which was "about ... five business days away."(19) Cruesemann explained the bank situation as follows:

         "[A]ll of these banks are more or less Otto banks. So that means they have a strong relationship to the Otto Group. ... And I had very intensive meetings over the last weeks, and all of the banks are supporting us. ...
     What they need now is, of course, to have the technicalities in place and that means credit committees and board meetings, and therefore we need these five business days to get that. ... [I]t's very clear that these banks are supportive, ... and ... it's falling together."

         It is unclear how Cruesemann thought he could get the banks to agree to the refinancing in five business days. As noted above, on March 27, 2002, Spiegel management told Cruesemann and Michael Otto that, "[d]ue to the impact of OCC restrictions on our merchant businesses and significantly lower expectations for the disposition of our credit business, we cannot proceed with a credit restructuring based on the 2002 plan presented to the banks." Spiegel apparently still had not completed the process of getting the banks all of the information they needed, and as additional negative information was developing, this process became something of a moving target.(20) As also noted above, by mid-May, Spiegel's lead banks were advising of problems getting a

____________________

     (19) While mentioning the loan restructuring, Spiegel's representatives did not tell Nasdaq about the other KPMG conditions for rendering a clean opinion.

     (20) The new business plan for the banks would include factors that "will cause profitability to be substantially lower in 2002." These factors included:
(i) the impact of "severe credit restrictions" on sales; (ii) a change in valuation of the bankcard and Preferred portfolios following J.P. Morgan's assessment that FCNB could not be sold in its present condition, with resulting further writedown of assets with an offsetting reduction to equity; and (iii) an increase in servicing fees payable to a third-party service provider.

number of banks to agree to the term sheet for refinancing Spiegel. [SPGL 35045; WC 10984](21)

         In any event, after listening to Spiegel attempt to justify not filing its Form 10-K with a going concern opinion, Nasdaq's staff counsel Jason Frankl commented:

         "[T]he filing requirement for any public company is perhaps the most important requirement. Our public stock markets are zero without information being out there. Granted the company has chosen and elected to make press releases and 8-Ks on certain financial information, but the fact that it's chosen not to file the 10-K because that 10-K would contain a going concern qualification from your auditors is not acceptable to Nasdaq [and would violate the federal securities laws]."

         At the hearing, Spiegel requested that Nasdaq defer delisting until May 28, 2002, when Spiegel represented it would file its Form 10-K. Cannataro promised that "we're prepared to commit today that we will file [the 10-K] on that date. If we don't have a bank deal, we will file with a going concern opinion. We will file." [WC 984]

         May 28, 2002 arrived, and Spiegel still had no agreement with its banks and still had not filed its Form 10-K. The Condor Group of U.S. Spiegel executives met and discussed the ramifications of a delisting by Nasdaq. Internal audit director Michael McKillip commented that "there would, more than likely, be an SEC investigation if we get delisted." During this Condor Group meeting, an assistant walked in with a note from Michael Otto and Michael Cruesemann advising that Spiegel was not to file its Form 10-K, and that Spiegel would risk a delisting. [MM3 25, 28]

         On May 29, 2002, Spiegel general counsel Robert Sorensen sent Horst Hansen (audit committee chair) his legal opinion that Spiegel was required to file its

___________________

     (21) Additionally, it was not until four days after the Nasdaq hearing, May 21, 2002, that Spiegel even completed the engagement letter appointing J.P. Morgan, Deutsche Bank and Bank of America as co-agents for the restructuring of Spiegel's credit. [WC 1663]

Form 10-K. Sorensen noted that while there was "no automatic penalty" for not filing, "the SEC has a variety of enforcement options available to it directed at both the company and officers and Directors, individually." [MM3 34] Hansen recalls that Sorensen gave "strong advice" that Spiegel had to file its Form 10-K. [Hansen]

         Spiegel CFO James Cannataro recalls that Spiegel's U.S. management actually wanted the SEC to get involved to force Spiegel to file its Form 10-K. But they felt that they themselves could not call the SEC to request such action against Otto. Cannataro personally contemplated making a complaint to the SEC, because he felt that Spiegel was not doing the right thing. [Cannataro] All of the U.S. management of Spiegel wanted to file the Form 10-K. [Payner; Koopman]

         The same day, May 29, 2002, Spiegel CEO Martin Zaepfel sent Horst Hansen a handwritten letter (in German) stating that, over the last two days, Zaepfel and Michael Otto had come to the "opinion" that a delisting would be preferable to filing the Form 10-K with a going concern statement, "even though we know that we are not complying with the law by not filing a 10-K." Michael Otto recalls agreeing on this with Zaepfel in their telephone discussions. [SPGL 497-500; Zaepfel; M.Otto]

         The next day, May 30, 2002, Zaepfel had a very emotional meeting with the other members of Spiegel's Chicago management team. Management told Zaepfel that they felt they would lose their jobs over this failure to file the annual report, and that they feared for their future. General counsel Robert Sorensen laid out the consequences of non-filing, including possible criminal prosecution, and was very clear in describing the consequences. Apparently one of the attendees brought to this meeting a newspaper photo of the executives of another public company being paraded before the press in a

"perp walk." As a result of this meeting, Zaepfel felt that, regardless of any past views, Spiegel had to file its Form 10-K. [Zaepfel] Cannataro observed Zaepfel changing his views on filing during this meeting, and recognized that it was a big step for Zaepfel to now take this position contrary to Spiegel's German leadership. [Cannataro]

         Zaepfel and Cannataro then faxed Michael Otto and Cruesemann (with a copy to Hansen) to report the new information that Nasdaq would delist Spiegel if it did not file its Forms 10-K and 10-Q by 2 p.m. the following day. They reported that Nasdaq would also be issuing an opinion that Spiegel was being delisted for "public interest concerns (thus creating problems for future relisting), that Spiegel is operating unlawfully in willfully withholding financial information that it is clearly legally required to file, and that the investing public has the legal right to interpret Spiegel's financial position."

         Zaepfel and Cannataro further reported Kirkland & Ellis' legal advice that, while Spiegel was exposed since April 15 to a possible SEC investigation, "there would now be a significant risk of action by the SEC enforcement division because of the determination by Nasdaq that the company has acted willfully in disregard of the law." Zaepfel and Cannataro concluded that "we no longer believe that failing to file is in the shareholders' best interest or in the best interest of the company," and that the Spiegel management team "recommends filing under any circumstances." [SPGL 236404-09; KES 1486; Zaepfel; Cannataro; Koopman]

         Michael Otto recalls getting this memo and felt it reflected Kirkland & Ellis' legal advice, but he does not recall focusing on the part of the memo stating that there was a significant risk of an SEC action based on Nasdaq's determination that

Spiegel acted with "willful disregard" in not filing its Form 10-K. He noted that this was a change of position for Zaepfel. [M.Otto](22)

         When Michael Cruesemann received this memo, including Kirkland & Ellis' legal advice, he faxed it to Urs Aschenbrenner, a partner at White & Case's Hamburg office. [WC 10987] Robert Sorensen (Spiegel's general counsel) separately faxed a copy of the memo to Carter Emerson at Kirkland & Ellis, with the comment that Spiegel's management team was "fully prepared to file financial statements today at the risk of being fired, or to be forced to resign in the face of a direct order from the Chairman of the Board to continue with this unlawful behavior." [KES 1486]

B.   The Ultimate Decision Not to File Periodic Reports

         Early on May 31, 2002, Urs Aschenbrenner of White & Case in Hamburg emailed to two White & Case partners in the firm's New York office, with a copy to Cruesemann.(23) Aschenbrenner reported to his New York partners that Cruesemann was "responsive" to the idea that White & Case provide advice to Spiegel. Aschenbrenner asked the two New York partners to liaise to give "urgent advise [sic] from you or other security experts of the New York office." Aschenbrenner said that "[t]he main question is whether we file the 10-K later today with the 'going concern' opinion. The result of not filing would be probably the final delisting." Aschenbrenner faxed his New York

____________________

     (22) Several weeks later, Michael Otto dispatched Otto Versand's Vice President for Group Control, Alexander Birken, to the U.S. to take the newly-created position of Chief Administrative Officer of Spiegel. [Birken]

     (23) Aschenbrenner studied law in Germany but also did graduate law study at the University of Michigan School of Law. He has represented Otto Versand in Hamburg for over 20 years. He accompanied Michael Cruesemann to the Nasdaq delisting hearing for Spiegel in Washington, DC on May 17, 2002. The month before, he made a trip to New York with Cruesemann to negotiate with Spiegel's lender banks over its refinancing. [Aschenbrenner] Spiegel also consulted Aschenbrenner and others at White & Case to give a second opinion on advice it received from Kirkland & Ellis. [KE 1084; KES 587] partners the following: (i) the May 30 memo from Zaepfel and Cannataro to Otto and Cruesemann described above; (ii) a summary of Kirkland & Ellis' advice; and
(iii) KPMG's going concern opinion. Aschenbrenner noted that "[w]e are aware of the fact that by not filing we are in constant violation of the SEC rules."(24) [WC 10949, 10987]

         Later on May 31, 2002, Spiegel's audit committee met in Hamburg to discuss filing the 2001 Form 10-K and the first quarter 2002 Form 10-Q. Present were Horst Hansen and Michael Cruesemann.(25) Urs Aschenbrenner, described in the minutes as "Outside Legal Counsel and partner with White and Case Law Firm," attended as a guest. No member of Spiegel's management attended.

         During the meeting, Aschenbrenner placed a call to Carter Emerson at Kirkland & Ellis in Chicago. Aschenbrenner recalls that Emerson "recommended" that Spiegel file its Form 10-K. While Kirkland & Ellis' May 15, 2002 memo had advised that a failure to file the Form 10-K could be considered fraudulent [KE 1605], Aschenbrenner does not recall Emerson specifically mentioning this possibility during the May 31, 2002 phone call. [Aschenbrenner] Emerson recalls that he was unequivocal in advising that Spiegel had to file its Form 10-K, that he was "heated" in giving this advice, that there was a concern over individual officers' liability, that Spiegel had no defense if it did not file, and that it was illegal and would be breaking the law for Spiegel not to file. Carol Ann Huff of Kirkland & Ellis participated in this call and recalls

____________________

     (24) While there is some doubt over whether these New York partners of White & Case were in their offices or otherwise received Aschenbrenner's email that day, they presumably would have received this communication from Aschenbrenner on their return to the New York White & Case office.

     (25) Cruesemann, along with Michael Otto and Zaepfel, was also a member of Spiegel's board committee.

Emerson explaining U.S. disclosure requirements and the consequences of not filing the Form 10-K. [Emerson; Huff] Hansen understood Kirkland & Ellis to be advising that Spiegel must file, and that failure to do so could result in a monetary penalty. [Hansen] At the time, Spiegel was relying on Kirkland & Ellis as its principal legal adviser on questions related to SEC filings. [KES 707-739; M.Otto]

         According to Huff, Aschenbrenner of White & Case responded that it was unacceptable to file the Form 10-K as long as it contained a going concern opinion. He felt that it was not in Spiegel's best interests, as it would be viewed very negatively by Spiegel's suppliers. [Huff]

         Minutes of the meeting reflect that Spiegel's audit committee engaged in "intensive discussion, careful deliberation and consultation with the Company's [Spiegel's] outside law firm (White & Case)" concerning the filing of its Forms 10-K and 10-Q.(26) The audit committee then resolved to recommend to the board committee that Spiegel delay filing its Forms 10-K and 10-Q "until financing is in place with [Spiegel's] lenders and an unqualified opinion is received from KPMG." The audit committee reached this decision because filing at that time would trigger a going concern opinion that would:

     o "distort" Spiegel's financial position by reducing equity by $180 million;

     o "jeopardize" the financing agreement being negotiated with Spiegel's lenders;

     o    mislead Spiegel's vendors, placing "supply lines at risk"; and

______________________

     (26) A draft of the minutes reflected consultation with Kirkland & Ellis. Carter Emerson demanded that his firm's name be removed from the final version of the minutes because "K&E recommended that the filings be made." [KE 1739; Emerson] Spiegel complied with this demand. [MM3 49; Sorensen]

     o mislead shareholders by placing Spiegel's "financial arrangements with its banks in doubt." [SPGL 6071, 236387, 236382, 85165]

         Cruesemann and Hansen left the audit committee meeting and visited Michael Otto's office. [M.Otto; Cruesemann] Cruesemann and Otto comprised a majority of Spiegel's board committee. Based on the audit committee's recommendation, the board committee then and there adopted a resolution, signed by Otto and Cruesemann, that mirrored the audit committee's resolution. Zaepfel was the only board committee member not present, and the place for Zaepfel's signature on the resolution is blank. Otto recalls that he, Cruesemann and Hansen reached a consensus decision in his office that day that Spiegel should not file its Form 10-K, and that the board committee acted for the full board in adopting the audit committee's recommendation that Spiegel not file its Form 10-K.(27) [M.Otto; Cruesemann] Otto felt that if Spiegel filed its Form 10-K, vendors would then demand prepayment for the merchandise they sold to the Spiegel merchants, and that this would lead Spiegel to a Chapter 11 filing. [M.Otto]

         Hansen and Cruesemann of the audit committee, and Aschenbrenner of White & Case, then phoned from Hamburg to McKillip at Spiegel in Downers Grove and advised him of the decision that Spiegel not file its Forms 10-K and 10-Q. McKillip passed this news to Zaepfel and Cannataro. [MM3 42; SPGL 270] Spiegel's U.S. management was upset when they got the news that their German directors had directed Spiegel not to file its Form 10-K. [Payner]

____________________

     (27) Although both Otto and Cruesemann recall Hansen joining in this visit to Otto's office, Hansen believes he did not. [Hansen] Interestingly, Spiegel CFO James Cannataro understands that Hansen personally favored filing the Form 10-K until the date of this audit committee meeting, but that Hansen then bowed to the wishes of Michael Otto. [Cannataro]

         Zaepfel had tried to phone Michael Otto that morning but was unable to reach him and left a message. After this news was delivered, Zaepfel got a return phone call from Otto. Zaepfel told Otto of the consequences of not filing the Form 10-K, including personal liability, SEC action, class actions, and adverse impact on careers. Otto simply said that the decision was now made. Zaepfel notes that this was not a typical response for Otto, who would generally want to ask what was the opinion of a subsidiary's management and then follow it. [Zaepfel]

         Otto and Cruesemann say that Spiegel was looking to Kirkland & Ellis for advice on whether to file the Form 10-K. While they both admit that Kirkland & Ellis was recommending that Spiegel file its Form 10-K, they say they understood that the consequence of not filing would simply be an insignificant monetary penalty - the same as in Germany. They say that Kirkland & Ellis did not advise that non-filing could result in an SEC investigation or criminal prosecution, or that failure to file could be fraudulent. [M.Otto; Cruesemann] Kirkland & Ellis maintains that it advised during the May 31, 2002 phone conversation that Cruesemann participated in that the consequences of not filing were serious, but they do not appear to have given this advice directly to Otto. [Emerson; Huff]

         Michael Otto said that if anyone had told him that it would be fraudulent not to file the Form 10-K or that non-filing would lead to anything more than a small penalty, he would have personally ordered that the filing be made immediately. [M.Otto] His counsel portrayed him as an executive controlling 89 companies in 21 countries, and argued that the issue of filing or not filing Spiegel's Form 10-K was not presented to him by his subordinates as a matter that would have serious consequences.

         Aschenbrenner of White & Case then proceeded to advise Cruesemann and Spiegel concerning a draft press release to announce the Nasdaq delisting - apparently adding statements that negotiations with Spiegel's bank group to restructure its credit facilities were "far advanced," and that the "overwhelming majority" of the bank group favored the proposed amendment. [WC 11024, 11022-23, 11025-26] These additions made it into Spiegel's final press release, which packaged the delisting as essentially a temporary situation until it could complete its credit facilities and file its reports. [SPGL 240791, 240773]

C.   Spiegel's Continuing Failure to Report for Almost a Year

         After the May 31, 2002 decision in Hamburg by Spiegel's audit committee (Cruesemann and Hansen), board committee (Cruesemann and Otto) and chairman
(Otto) not to file Spiegel's 2001 Form 10-K, none of the various executives, board members, lawyers or independent accountants involved in this matter appears to have again seriously raised the non-filing of the Form 10-K as an issue that Spiegel should focus on. Nor was this raised as an issue by Spiegel's lender banks during the long and tortuous negotiations concerning a new credit facility. [Cruesemann] As described below, the period of continued non-filing was filled with continued difficulties for Spiegel.

         Spiegel's Delisting by Nasdaq. On June 3, 2002, Spiegel was delisted from the Nasdaq National Market System, based on its failure to file periodic reports with the SEC and "public interest concerns." Spiegel stock then proceeded to trade in the over-the-counter market.

         Press coverage immediately after the delisting was uneven. For example, the Seattle Post-Intelligencer reported the next day (June 4, 2002) that analysts viewed the delisting as "likely to be temporary and have little effect on Spiegel." [SPGL

240774] But the Chicago Tribune painted a darker picture, including information that Spiegel's auditors would have to issue a going concern opinion if the Form 10-K were timely filed. The Tribune article also summed up other bleak information that Spiegel's press release and the other newspapers did not include:

         "Spiegel has been struggling on and off since the late 1990s. Sales at its once fast-growing Eddie Bauer division have been in a funk for years as fashion miscues alienated loyal shoppers. Aggravating the company's problems was an aggressive push to get more credit cards in the hands of Spiegel and Eddie Bauer shoppers.

         "When Spiegel began targeting the so-called sub-prime market in 2000 - borrowers with troubled credit histories who are willing to pay high interest rates - bad-debt levels soared.

         "Those losses drained capital at Spiegel's federally insured bank, First Consumers National Bank in Beaverton, Ore., and caused concern at the Office of the Comptroller of the Currency, the bank's regulator.

         "Last week, the OCC slapped Spiegel with a 20-page 'cease and desist' order, one of the strongest actions it can take. Among other things, the order criticized sloppy record-keeping at the bank and ordered Spiegel to develop a plan to sell or liquidate the bank.

         "In April, Spiegel backtracked, saying the [projected $310 million] loss [on the sale of FCNB] would be greater and would require the company to restate its 2001 financials." [SPGL 240780-81]

         Continuing Problems at Spiegel. As time went by, Spiegel continued to have difficulty selling its credit card receivables portfolio. By mid-June 2002, the best offer for the combined preferred and bankcard portfolio was at an 18% discount. This offer was the only bid in excess of Spiegel's securitization debt outstanding. Other bids were at a greater discount (ranging as high as a 45% discount). [SPGL 38414] At the same time, FCNB was acknowledging that the first half of 2002 had presented "quite a challenge for FCNB particularly as it relates to the high charge-offs." FCNB was forecasting that net charge-offs on its preferred card portfolio would be "$30 million worse than budget as a result of high early stage delinquencies experienced in the fourth quarter 2001." For the first half of 2002, FCNB was projecting a $31 million deterioration to budgeted EBT for its preferred card, and a $7 million deterioration for its bankcard. [SPGL 38831]

         Additionally, Spiegel continued to experience poor merchant sales. By the end of June 2002, management was advising board members Michael Otto, Michael Cruesemann and Winfried Zimmerman that "the Spiegel Group's performance for the Spring season has been quite disappointing." Through May, sales were down over the previous year by 17.3%, including declines of 18.7% at Eddie Bauer, 17% at Spiegel Catalog, and 25% at Newport News. [SPGL 38816-17]

         Spiegel management blamed this Spring 2002 sales decline on the tightening of credit following FCNB's examination and consent decree by the OCC. "The largest single reason for the sales decline experienced in Spring 2002 is the change in Credit policy affecting Spiegel Credit accounts. The policy changes, either initiated by FCNB or mandated by the OCC, led to a decline in Gross Demand Sales of $66.7 million vs. Spring 2001 (of the total $76.0 million decline in Charge GDS)." Management specifically pointed to an increase in risk scores required for new credit customers, as well as restrictions on the ability to increase credit lines of existing customers. [SPGL 38826]

         Spiegel appealed its delisting to the NASD Board of Governors. Kirkland & Ellis represented Spiegel in connection with the appeal, and Spiegel also kept White & Case informed. Spiegel hoped that it would have its SEC filings done by the time the NASD Board heard the appeal, but decided that if this were not possible by July 31,

2002, it would withdraw the appeal (which it ultimately did). Spiegel's reasoning was that appeal decisions by the NASD Board are published and, unlike hearing panel decisions, appeal decisions are sent directly to the SEC. [WC 11003; Sorensen]

         On July 30, 2002, McKillip's "key credit indicators" report to Spiegel's audit committee for the second quarter indicated that preferred card charge-offs and fraud losses were forecast at $395 million for 2002, higher than budget ($386.4 million) and the previous year ($392.2 million). McKillip further reported significant decline in credit penetration at Spiegel Catalog and Newport News. [SPGL 231312]

         In mid-August, Spiegel failed to file its Form 10-Q reporting on its performance during the second quarter of 2002. In its notice of non-filing on Form 12b-25, in spite of the additional negative developments that occurred in the period from its earlier Form 12b-25 filings, Spiegel simply repeated the statements it had used when it failed to file its 2001 Form 10-K in April 2002, and when it failed to file its first quarter 2002 Form 10-Q in May 2002: "As has been publicly disclosed, the Registrant is not currently in compliance with its 2001 loan covenants and is currently working with its bank group to amend and replace its existing credit facilities with a new credit facility. As a result, the Registrant is not in a position to issue financial statements for its fiscal 2002 second quarter pending resolution of this issue."

         In mid-November, Spiegel failed to file its Form 10-Q reporting on its performance during the third quarter of 2002. In its notice of non-filing on Form 12b-25, Spiegel again simply repeated the statements it had used when it failed to file its 2001 Form 10-K in April 2002, when it failed to file its first quarter 2002 Form 10-Q in May 2002, and when it failed to file its second quarter 2002 Form 10-Q in August 2002: "As has been publicly disclosed, the Registrant is not currently in compliance with its 2001 loan covenants and is currently working with its bank group to amend and replace its existing credit facilities with a new credit facility. As a result, the Registrant is not in a position to issue financial statements for its fiscal 2002 third quarter pending resolution of this issue."

         Spiegel's efforts to conclude a new financing arrangement with its lender banks stretched though the remainder of 2002 and even into 2003. During this period, Kirkland & Ellis continued to act as advisers to Spiegel on this continuing effort to conclude the financing arrangements, and White & Case was also active in the negotiations as counsel for Otto Versand, which was handling the negotiations for Spiegel. At year-end 2002, it appeared that at least the following lenders had not agreed to the then-pending proposal for refinancing:
BCI, Bank of New York, Commerzbank, Credit Lyonnais, Credit Suisse, Danske Bank, Dresdner, HSBC, Landesbank Hessen-Thuringen, and WestLB. Indeed, the effort to conclude the refinancing continued - with White & Case involvement - as late as March 13, 2003, just two business days before Spiegel's Chapter 11 filing. [WC 1278, 1441, 1821, 5714, 6572; SPGL 25498]

         In the midst of Spiegel's ongoing negotiations with its lending banks, Spiegel and Deutsche Bank (as agent for all of the banks in the revolving credit agreement) got into a fight over whether "certain liquidity advances made by Otto and Otto-Spiegel Finance" should be treated as subordinate to the bank lenders. The banks felt that repayments of these Otto advances violated the agreements and the "blockage notices" that the banks had served upon Spiegel to prevent such repayments to Spiegel's Otto affiliates. [WC 16, 708, 713, 774, 776, 783, 787]

D.   Involvement of Spiegel's Professional Advisers

         In the present case, the SEC charged Spiegel with fraud, and Spiegel consented (without admitting or denying liability) to a fraud injunction against the company. When a fraud charge hits a public company, the question naturally arises whether its professional advisers could have done anything to prevent this "train wreck" that hurt the company and its shareholders, creditors and employees.

         Spiegel's Legal Advisers. In evaluating the performance of Spiegel's lawyers, it is useful to consider rules recently adopted and other rules recently proposed by the SEC under Section 307 of the Sarbanes-Oxley Act, even though these SEC rules were not in effect at the time of the conduct here. Under SEC rules effective August 5, 2003, lawyers representing a public company must report "up the ladder" - as high as the board of directors, if necessary - if the lawyers "become aware" of "evidence" of a "material violation" of federal or state securities law or a material breach of fiduciary duty by the company (or its officer, director, employee or agent). 17 C.F.R. Part 205.

         In addition, the SEC has proposed (but not yet adopted) so-called "noisy withdrawal" rules (28) that would require lawyers to assess whether the company has made an "appropriate response within a reasonable time" to the matter the lawyer has reported up the ladder, and if not, whether "substantial injury" to financial interest or property of the issuer or investors has occurred or is likely. An outside attorney must then "withdraw forthwith from representing the issuer," and tell both the company and the SEC that the withdrawal was for "professional considerations." An inside attorney must cease

__________________________

     (28) SEC Release Nos. 33-8186; 34-47282; IC-25920; File No. 57-45-02 (Jan.
29, 2003), available at: http://www.sec.gov/rules/proposed/33-8186.htm.

participation in the matter. Both outside and inside attorneys must also disaffirm to the SEC any document the attorney assisted in preparing that "may be" materially false or misleading.

         Robert Sorensen joined Spiegel as its general counsel at the end of June 2001. He brought in the firm of Kirkland & Ellis as principal outside counsel, in place of Rooks Pitts, to provide additional depth in corporate and securities matters. Rooks Pitts continued to represent Spiegel in securitization and other matters. As described above, by mid-May 2002, Kirkland & Ellis had plainly advised Spiegel that it was violating the law by not filing its Form 10-K, and that this illegal act could have serious consequences, including action by the SEC. Sorensen plainly concurred in this advice. The advice reached Spiegel's management, including its president Martin Zaepfel, who was also a member of Spiegel's board committee, which had the power to act for the full board. By the end of May, Zaepfel reported the advice to Michael Otto and Michael Cruesemann, the other two members of the board committee. Kirkland & Ellis also repeated this advice by phone to Spiegel's audit committee at the end of May. Plainly, Kirkland & Ellis and Sorensen reported "up the ladder" to Spiegel's audit committee and its board committee.

         However, this was a case where reporting "up the ladder" was not enough. The advice from the lawyers here was rejected by Spiegel's audit and board committees, and the material information that should have reached investors was kept under wraps.

         White & Case became involved in Spiegel's affairs as counsel for Spiegel's "sole voting shareholder," Michael Otto and his corporate vehicles.
(29) Through its Hamburg partner Urs Aschenbrenner, White & Case "interpreted" for the Otto interests the advice received from Spiegel's U.S. legal advisers, and it clearly played a substantial role in helping Otto and the Spiegel board committee evaluate that advice. Aschenbrenner consulted with White & Case's New York office on Spiegel issues, and lawyers from the firm's New York office were substantively involved on various Spiegel matters - again as representatives of Spiegel's sole voting shareholder - during much of 2002.

         Aschenbrenner began accompanying Cruesemann to meetings with Spiegel's lender banks in Spring 2002, and also attended Spiegel's delisting hearing before Nasdaq on May 17, 2002. On May 31, 2002, the day Spiegel's audit and board committees made the final decision not to file the Form 10-K, Aschenbrenner was invited to be present at the audit committee meeting, and the audit committee had Aschenbrenner phone Kirkland & Ellis on a speakerphone for the committee to get advice. Aschenbrenner was heard to challenge Kirkland & Ellis' advice on the need to file Spiegel's Form 10-K and the consequences of non-filing. In the days following the May 31, 2002 meeting, it appears that neither Aschenbrenner nor his New York partners did anything to express their agreement with Kirkland & Ellis' advice.

         Whatever the conclusion as to the lawyers' performance around the time of the May 31, 2002 audit and board committee meetings, the question naturally arises as

______________________

     (29) Michael Otto and his family owned all of Spiegel's voting stock through an intermediary, SHI, and also owned a separate finance entity that made capital contributions to Spiegel.

to what the lawyers did to press Spiegel to make its required SEC filings through the balance of 2002 - or otherwise to update, supplement or correct disclosures made in Spiegel's Forms l2b-25 and/or its press releases. There does not appear to be a record of either Kirkland & Ellis or White & Case advising Spiegel of the dire consequences of its continuing failure to file its Form 10-K and make full disclosure to investors after May 31, 2002.

         After May 2002, it appears that Spiegel's German directors considered Kirkland & Ellis and Sorensen, along with the rest of Spiegel's U.S. management, to be "black painters" - meaning pessimists who were exaggerating the seriousness of the situation. Over the summer, Cruesemann suggested that Kirkland & Ellis, and perhaps Sorensen, be replaced. The effort to replace Kirkland & Ellis failed only when U.S. management pointed out the cost of bringing in a new firm to draft documentation for the refinancing and other pending matters.

         At the same time, while ostensibly still only counsel for Spiegel's sole voting shareholder, White & Case assumed a prominent role in negotiating on Spiegel's behalf with its banks on the refinancing effort, with the OCC on FCNB issues, and with the insurer of the Spiegel securitizations. While still not technically retained as Spiegel's counsel, White & Case clearly enjoyed the confidence of Spiegel's sole voting shareholder, and an effort by White & Case to report "up the ladder" to Spiegel's audit and board committees that it shared the views of the "black painters" Kirkland & Ellis and Sorensen could well have caused Spiegel to comply with its obligations and avoid a fraud charge from the SEC.

         As the months went by, Kirkland & Ellis continued to prepare and file Spiegel's Forms 12b-25 providing official notice of Spiegel's failure to file its remaining quarterly reports (Form 10-Q) for the balance of 2002. All of these recited that Spiegel was not filing its periodic reports because it was "not currently in compliance with its 2001 loan covenants and is currently working with its bank group to amend and replace its existing credit facilities," and thus "not in a position to issue financial statements ... pending resolution of this issue." Of course, as Kirkland & Ellis knew, the real reason why Spiegel was not filing its periodic reports was that it did not want to disclose KPMG's going concern qualification and other material bad facts and circumstances threatening Spiegel's survival.(30)

         None of Spiegel's legal advisers withdrew - "noisily" or otherwise - from representing Spiegel. If the SEC's proposed withdrawal rule had then been in effect, the SEC would have been alerted to take action sooner, and investors would have received information they could have acted on to make informed investment decisions about Spiegel. In this case, the absence of a "noisy withdrawal" requirement allowed Spiegel to keep investors and the SEC in the dark.

         Spiegel's Accounting Adviser KPMG. KPMG's statutory reporting responsibilities as Spiegel's auditors are contained in Section 10A(b) of the Exchange

_____________________

     (30) Rule 12b-25(a) provides that a Form 12b-25 "shall contain disclosure" of the reasons "in reasonable detail" why "all or any required portion" of a periodic report cannot be filed within the prescribed time period. Moreover, the rule states that it applies only to an "inability" to file a periodic report, not an unwillingness to file. Here, Spiegel was unwilling, not unable, to file its periodic reports, and the reason for its unwillingness was its desire not to tell investors, vendors and employees about KPMG's going concern position. And Spiegel's unwillingness persisted not just for the 15 calendar day extension afforded by the rule, but for a period stretching from April 2002 until February 2003. Form 12b-25 itself contains a warning (just below the signature and just above the instructions for the form) that underscores the importance of accuracy in completing the form: "ATTENTION: Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)."

Act. Section 10A(b) provides that if "in the course of conducting an audit," an accountant becomes aware of a possible "illegal act" - defined as "an act or omission that violates any law, or any rule or regulation" - the accountant must assure that the audit committee "is adequately informed" of the illegal act, unless "clearly inconsequential." If the accountant concludes that the act has a material effect on the financial statements, and that the company has failed to take "timely and appropriate remedial action," the accountant must report such conclusions to the board. The company must then notify the SEC of the accountant's report. If the accountant does not get a copy of the company's notice to the SEC, the accountant must resign or give the SEC a copy of its report. If the accountant resigns, the company must give the SEC a copy of the report.

         The accounting profession has imposed similar requirements on itself. Statement on Auditing Standard AU 317.17 requires the auditor to "assure himself that the audit committee, or others with equivalent authority and responsibility, is adequately informed with respect to illegal acts that come to the auditor's attention. ... If senior management is involved in an illegal act, the auditor should communicate directly with the audit committee" (emphasis added). AU 317.15 notes that the auditor has a responsibility to evaluate the adequacy of disclosure in the financial statements of the potential effects of an illegal act on the entity's operations. And AU 317 states that an auditor may conclude that withdrawal is necessary "even when the illegal act is not material to the financial statements. Factors that should affect the auditor's conclusion include the implications of the failure to take remedial action, which may affect the auditor's ability to rely on management's representations, and the effects of continuing association with the client."

         Here, as required by Section 10A(a), KPMG included in its audit of Spiegel "an evaluation of whether there is substantial doubt about the ability of the issuer to continue as a going concern during the ensuing fiscal year." Having made this statutorily-mandated evaluation, KPMG concluded that there was substantial doubt as to Spiegel's ability to continue as a going concern, based on its failure to that date to obtain (i) a viable funding commitment to cover Spiegel's projected cash shortfall, (ii) waiver of Spiegel's loan covenant breaches, and (iii) a binding sale agreement for Spiegel's credit business (already reclassified as a discontinued operation). [KPMG 1-3] And as Spiegel's auditors in the midst of conducting an audit, KPMG had a detailed picture of Spiegel's serious financial difficulties.

         With this information, KPMG stood by as Spiegel violated Exchange Act ss.13 and Rule 13a-13 by failing to file its 2001 annual report (Form 10-K) on April 15, 2002, violated ss.10(b) and Rule l0b-5 by failing to disclose KPMG's own going concern opinion, and failed to disclose other material information concerning its business and serious financial condition. KPMG did not make a report to Spiegel's board, did not resign and did not report the matter to the SEC.

         KPMG's articulated reason for inaction is that it saw Spiegel audit committee minutes reciting that Spiegel made its decision not to file its Form 10-K after "consultation with the Company's outside law firm (White & Case)." [SPGL 6071] Pekarek confirmed to KPMG's engagement partner this White & Case consultation. KPMG says that this caused it to believe that White & Case, which it knew was a major U.S. law firm, had given Spiegel a legal opinion that it did not have to file its Form 10-K or make the disclosures relating to its business and financial condition.

         As a "Big 4" auditor of public companies, KPMG should have been aware of an illegal act by Spiegel here, based on (i) Spiegel's failure to file its Form 10-K annual report and its subsequent Form 10-Q quarterly reports; (ii) its failure to disclose material information regarding KPMG's own going concern position; and (iii) the Nasdaq delisting of Spiegel. Yet there is no indication that KPMG discussed with Spiegel's audit committee a potential illegal act related to failure to comply with applicable securities laws and rules. There is no indication KPMG bothered to have any discussion with White & Case on this matter. And there is no indication that KPMG sought (or requested Spiegel to seek) an opinion from Spiegel's securities counsel Kirkland & Ellis concerning Spiegel's conduct. KPMG relied on a cryptic reference to a Spiegel consultation with White & Case - not advice from White & Case supporting Spiegel - and failed to gain a complete understanding of the views of either White & Case or Kirkland & Ellis on what on its face appeared to be a clear legal violation by KPMG's audit client Spiegel.

                   VI. CREDIT CARD SECURITIZATION AT SPIEGEL

A.   Background on Securitization

         The credit card securitization market is a multi-trillion dollar market that allows banks and other issuers of credit cards to convert their receivables into cash.(31) In

__________________

     (31) Securitization is also called "structured finance" because the legal and accounting relationships are structured in such a way as to remove assets from the balance sheet of the originator by selling them to special purpose entities ("SPEs") in a "true sale" transaction. Removing the receivables from the issuer's financial statements, particularly in the case of a federally insured financial institution like FCNB, allows the issuer to maintain lower levels of capital against its assets and still comply with federally imposed capital requirements. The consumer who has a credit card does not experience any change in his perceived relationship with the Bank. Only the legal relationships and the resulting accounting treatment are changed.

essence, securitization is a complex way to obtain money. Investors in a securitization receive certificates or notes that give them the right to receive a certain return on their investment usually priced at an attractive rate for both the issuer and the investor. In return, the issuer receives cash upon the sale of the receivables to the trust and also retains an interest in the receivables (the "retained interests"). (32)

         In addition to the protection afforded by the retained interest, investors have the benefit of certain credit enhancements that may include cash collateral accounts and insurance policies that assure payment of an investor's principal and interest in the event the cash flow from the securitized receivables is insufficient.(33) Each of the trust documents also contains trust performance requirements (sometimes referred to as "triggers" and conceptually akin to events of default) that, if violated, results in the immediate payout of all collected cash receipts to the trust investors until the obligation to them is satisfied.(34) This circumstance, called "rapid amortization," results in the trust

________________________

     (32) The retained interest includes all of the interests in the trust that remain after all investors are paid and all other obligations of the trust are satisfied. By not selling all of the interests of the trusts to investors, the issuer provides an additional layer of protection for investors since the retained interest is subordinated in favor of the payment to the investors.

     (33) The various cash collateral reserve accounts are established from time to time based upon the financial performance of the receivable portfolio. In the Spiegel securitizations, MBIA Insurance Corporation ("MBIA") provided credit enhancement in the form of financial guaranty insurance to protect investors in the publicly offered SCCMNT 2000-A and SCCMNT 2001-A Series. In exchange for insurance premiums paid by the trust, such insurance policies guarantee that the investors would receive timely monthly interest payments and repayment of principal.

     (34) Pay out events or "triggers" applicable to the Spiegel trusts included: (i) failure to make certain payments or transfers of funds; (ii) failure to convey certain receivables to the trusts; (iii) occurrence of certain insolvency or bankruptcy events; (iv) defaults by the servicer, FCNB; (v) material breaches of representations, warranties and covenants; (vi) failure to maintain minimum ownership requirements; (vii) inability by FCNB to meet financial and capitalization requirements; and (viii) failure of the receivables to meet certain minimum performance standards including maintenance of an adequate "profit ratio" or difference between portfolio yield and base rate (the so-called "excess spread trigger"), an adequate level of delinquent accounts (the "delinquency ratio trigger"), and an appropriate limit on defaults in the portfolio (the "default rate trigger").

no longer having the use of the principal proceeds to purchase newly-generated receivables, nor the issuer having the benefit of the excess cash flows available after the payments to investors. Instead, all excess cash flows immediately go to the repayment of principal to investors.

         Generally, there are two types of retained interests. One is a retained interest in the excess principal receivables in the trusts often represented by a retained interest certificate. The other is the interest-only strips ("I/O strips"). I/O strips represent the right to receive the interest portion of the receivables after all investors in the trust have been paid their interest. Unless otherwise indicated in this report, we refer to both the retained interest certificate and the I/O strip as the "retained interests."

         The retained interest can be held by the issuer or an affiliate (although if certificated, it can be sold to a third party investor). For financial accounting purposes, under FAS 125 and its successor FAS 140, the estimated cash flows of the retained interest must be discounted to its net present value.(35) The I/O strip is periodically recorded on the balance sheet as an asset of the issuer having a certain value. The estimated cash flows of the retained interests change with any changes in the variables used (such as delinquency rates) in determining its fair value.

         Financial statement risks to the issuer in connection with securitizations include inappropriate calculation of the gain on the sale of the receivables to the trusts and the possibility that the retained interests becomes overvalued. To guard against

__________________________

     (35) The initial value of the retained interest is based on an allocation of the previous book value carrying amount between the classes sold and the retained interests (including servicing assets) in proportion to their relative fair values on the balance sheet date. It is not just the present value of discounted cash flows.

misstatements of value related to the retained interests, issuers need to be make sure that the assumptions used to determine the value of the retained interest continue to be reasonable. For example, if default rates exceed those originally anticipated and used in the valuation model, the holder of the retained interest must consider how this change affects the value reflected on the balance sheet for the retained interest.

B.   Spiegel's Securitizations

         Spiegel began securitizing its credit card receivables through its bank subsidiary FCNB in the early 1990s. The decision to use this financing technique was made by Spiegel's U.S. management, as the concept was then little known in Germany, and over time it was the U.S. management who kept track of the performance of Spiegel's securitizations. [Otto; Cruesemann]

         FCNB financed its credit card business - both preferred card and bankcard - through the sale of substantially all of its credit card receivables to special purpose entities structured as common law trusts, that in turn sold certificates or notes to investors. [SPGL 2484-86]. During the pertinent time period, the securitization transactions at FCNB were generally structured as follows: (36)

_____________________

     (36) Our investigation focused on the five series of asset backed securities issued during 2000 and 2001, as well as the Spiegel Master Trust 1995-A ("SMT 1995-A"), the Spiegel Master Trust 1999-A ("SMT 1999-A") and the Spiegel Master Trust 1999-B ("SMT 1999-B"). Of the issuances since 2000, three of the series are backed by preferred card receivables, and two are backed by bankcard receivables. The three series issued by SCCMNT and backed by preferred credit card receivables are: (i) SCCMNT Series 2000-A issued on December 19, 2000; (ii) SCCMNT Series 2001-A issued on July 19, 2001; and (iii) SCCMNT Series 2001-VFN issued on October 17, 2001. The two series issued by the FMT and FCCCMNT and backed by bankcard receivables are: (i) FCCCMNT 2001-A issued on March 6,2001; and (ii) FCCCMNT 2001-VFN issued on October 17, 2001. Three of the series, SCCMNT 2000-A, SCCMNT 2001-A and FCCCMNT 2001-A, were sold in public debt offerings. The other series were sold in private placements to qualified institutional investors. FCMT 1999-A, issued on February 1, 1999, is also still outstanding.

     o A Spiegel customer using a preferred card or an FCNB bankcard at a Spiegel merchant purchases an item and creates a receivable in favor of FCNB. The merchant looks to FCNB to pay the amount of the charge, less an interchange fee. And FCNB then looks to the customer to pay principal, interest (at typical credit card rates), late fees and other charges.

     o Rather than holding the receivable on its financial statements, FCNB sells it to an intermediary special purpose entity ("SPE").(37) By selling the receivable, FCNB is relieved of the obligation to maintain capital against it, as well as the obligation to fund the receivable. Importantly, it is the credit card receivable (and not the credit card account) that is transferred to the SPE. This lets FCNB remain in control over the cardholder's account and adjust payment terms or fees.

     o The SPE then resells the receivable to a so-called qualified special purpose entity ("QSPE") (as defined in FAS 140), structured as a common law master trust. Each QSPE sells multiple series of certificates or notes to investors at different times.(38)

     o Each series also assigns the retained interest to Spiegel Acceptance Corp. ("SAC") (a wholly owned subsidiary of Spiegel) or to FCNB. FCNB then transfers part of its retained interest to Financial Services Acceptance Corporation ("FSAC") (also a Spiegel affiliate). These retained interests generate "finance revenue" for Spiegel that essentially comes from excess

____________________________

     (37) The FCNB transactions were structured as a "two step" transaction, whereby the receivables were sold first to an SPE (a corporation set up solely to act in that capacity), which in turn sold them to a trust. Pursuant to its bylaws, an SPE is restricted in its ability to file for bankruptcy protection by requiring unanimous consent of the board of directors, which typically includes an "independent" director, and in its inability to incur debt. Accordingly, if structured properly, the bankruptcy or receivership of the issuer should not affect the ability of the investors to be repaid. SPEs are also subject to other restrictions in their charter and bylaws to assure separateness in how they operate. Because of these features, SPEs are deemed to be "bankruptcy remote," and the possibility that the assets of an SPE will be substantively consolidated with those of the issuer become less likely.

     (38) The Spiegel Credit Card Master Note Trust ("SCCMNT") and the First Consumers Credit Card Master Note Trust ("FCCCMNT") were the newer master trusts formed in 2000. In an effort to terminate the older master trusts in existence and transfer their receivables to the newer master trusts, Spiegel Master Trust ("SMT") issued a collateral certificate to SCCMNT, and the First Consumers Master Trust ("FCMT") issued a collateral certificate to FCCCMNT. The collateral interest certificates represented the beneficial interests in the assets of SMT and FCMNT, respectively, which consisted primarily of the credit card receivables. SCCMNT (for the private label receivables) and FCCCMNT (for the bankcard receivables) in turn, each issued multiple series of asset back securities in the form of notes, representing debt of either SCCMNT or FCCCMNT, secured by the right to payment from a portion of the collections on the respective credit card receivables, generally, the finance charge collections, the late fees and any other charges. SCCMNT and FCCCMNT used the funds received from the sale of the notes to investors to pay SMT and FCMT, respectively, for the collateral certificates. FCNB continued to service the receivables that were transferred to the trusts.

     cash flows after required payments to the investors in the trusts and deductions are made.

C.   Omissions and Misstatements in Securitization Public Offerings

         Ultimately, following the deterioration in the credit card portfolios sold to the trusts, all of the trusts went into rapid amortization in early March, 2003. The FCCCMNT Series 2001-VFN was paid off in full in April 2003 [Huge, Lindahl], and the SCCMNT Series 2001-VFN should be paid off in the near future. The SCCMNT Series 2000-A and SCCMNT Series 2001-A each have approximately $300 million owing to investors and are currently being paid down in rapid amortization at the rate of approximately $30 million a month. It is unclear whether the cash flows from these two trusts will be sufficient to repay the investors in full or whether a call on the MBIA insurance policy will be required.

         In a number of respects, the prospectuses that had been used to sell these securitization investments to the public did not disclose the substantial risks, discussed in detail above, to the collectibility of the credit card receivables being securitized. Among other things, the prospectuses failed to describe the focus on attracting a subprime customer base, (39) failed to describe the so-called "net down" process, failed to describe the fact that the merchant retailers (and not FCNB) were in charge of the final credit granting process to assure sufficient credit to pump sales, regardless of purchasers' ability

______________________

     (39) The risk of lending to high risk borrowers was of great concern to FCNB's regulator, the OCC, as early as Spring 1999 (before the SCCMNT transactions in 2000 and 2001). On April 5, 1999, the OCC issued guidance to national banks on subprime lending to assist national banks engaging in this "new activity" to insure that they understood the risks involved and had the appropriate controls in place. See OCC Release 99-32 at www.treas.gov./ftp/release/99-32.txt. The disclosure of the substance of this release, and the steps that FCNB was taking to comply with it, would have been a material factor to investors in appropriately evaluating risks and making a decision whether to invest in the securitizations of FCNB in 2000 and 2001.

to repay FCNB. In addition, the prospectuses failed to warn that FCNB had ceased doing back end screening on customers solicited - a technique that would have materially decreased fraud losses and enhanced the integrity of the credit granting process. Most importantly, the disclosures do not describe how close the various series were to violating the excess spread trigger and that the interchange fees and other charges would have to be increased to avoid a payout event in the ABS investments being offered by the prospectuses.

         In addition to such material omissions during the public offering of these investments, the prospectuses contained a number of affirmative misstatements, described below:

         (1) The prospectuses and the accompanying supplemental prospectuses for the SCCMNT 2000-A and SCCMNT 2001-A Series painted a picture of credit underwriting under control at FCNB. The prospectuses described the credit approval process as follows:

         "Pre-approved. Pre-approved accounts constitute the majority of new account originations. FCNB obtains lists of prospective candidates for pre-approved offers from one of several list brokers and major credit bureaus. These lists are prescreened based on the bank's proprietary scoring models to develop a refined list of pre-approved prospects. The bank then compares this refined list of pre-approved prospects against its own database, and excludes customers who, among other things: have an existing account with the bank, are in bankruptcy, have a history of fraud, have judgments or liens against them, or are deceased. Credit limits on pre-approved offers range from $250 to $3,300. The initial credit lines are based on the information contained in the credit bureau report obtained when the applicant responds to the offer.

         "Non-Pre-approved. The bank's internal scoring models for both pre-approved and non-pre-approved accounts were developed based on historical data from the bank's account base and by identifying distinguishing characteristics on customer payment behavior. The models were revised in 1996 [2001 for the SCCMNT 2001-A Series] to capture diversified trends within each merchant portfolio ... The new models more accurately predict losses for a given credit score and will be periodically re-validated for predictability every six to twelve months. The predictive nature of the models will be evaluated based on actual performance of accounts versus the predicted performance at origination. Each of the models evaluates a variety of factors including (i) performance with other creditors, (ii) number of references on credit file, (iii) length of time on credit file, (iv) utilization of credit lines with other creditors, (v) types of trade lines, (vi) total amount of available credit,
     (vii) recent inquiries into credit file, and (viii) payment performance on other trade lines... Only applications meeting the final credit score requirement are referred for verification procedures. Once applications are referred, they are approved only upon successful verification of the information in question... New purchases for existing accounts must fall within the authorized credit limit plus an approval buffer determined by behavior scores and a set of strategies, collectively referred to as "adaptive control software"... The vast majority of existing account authorizations are handled by the bank's system logic without manual interruption ... The bank may change its credit standards or screening criteria and methods at any time."

         This picture of credit underwriting under control was incorrect. As discussed above, Spiegel's top management has now frankly admitted that FCNB's credit underwriting was for some time out of control. [Otto; Cannataro; Birken; Zaepfel] According to FCNB president James Huston "initial [credit] criteria [were] set by FCNB, but ... the actual distribution of credit offers [was] manipulated by the merchants," meaning Spiegel Catalog and Newport News. [SPGL 112408-09] According to Spiegel chairman Michael Otto "in the past the Board had poor information, poor decisions from FCNB, and no confidence in management." [Id.] Spiegel president Zaepfel counseled that FCNB "must establish the risk structure, and the merchants clearly understand that now." [Id.] Spiegel audit committee chairman Hansen added "that the bank has a real issue with quality of accounting systems and personnel, and training." [Id.]

         In particular, the representation in the prospectuses that the bank's scoring models could, to some degree, accurately predict losses, appears untrue. The inherent lack of FCNB to accurately forecast delinquencies and losses caused great difficulties and frustrations at Spiegel and undermined confidence in management at the bank. [Cannataro; Zaepfel] Ultimately, the inability of the bank to predict its losses led to the firings of its CFO, Tony Buda, and later, its President and CEO, Greg Aube.

         (2) The prospectus stated that FCNB made all of the credit decisions regarding whom to solicit for accounts. This was not true since the Spiegel merchants used the "net down" process to eliminate many of the better accounts that FCNB wished to solicit and increased the number of subprime borrowers that were offered a credit card. This important risk factor was never disclosed to investors.

         (3) The prospectuses told investors that customer purchases must fall within the stated account limits, except for certain strategies employed by the bank to provide an approval buffer above those limits. Yet, as discussed above, customers could make purchases above the stated credit limit. This practice put more accounts at risk and put pressure on already inaccurate forecasts and should have been disclosed to investors.

         (4) The prospectuses misstated FCNB's strategy on account delinquencies and collections, to created the impression that it would deal aggressively with these issues:

         "The bank classifies an account as delinquent for collection purposes when the minimum due on the account is not received by the payment due date specified in the cardholder's billing statement. ... The bank uses behavioral scoring of all accounts to adjust its collection efforts based on the potential risk of an account and the dollars at risk. ... Collection efforts escalate in intensity as an account cycles into a more advanced delinquency category. ... Statement messaging and automatic letter dunning are also used on delinquent accounts up to two payments past due. ...
     Additional purchases are not permitted to be charged to accounts which are two or more payments past due."

         But the reality was that, instead of dealing aggressively with delinquencies, FCNB employed so-called "recency accounting" to manage the credit portfolio. Under this practice, a customer could cure a delinquency extending over several months simply by making one minimum monthly payment, and thereby have the delinquency clock set back to zero, despite a continuing outstanding balance. [Manaton; Verloo] Customers could thus be current for FCNB's accounting purposes, while at the same time delinquent on a contractual basis. [Manaton] Recency accounting stretched out delinquencies, and kept an account out of charge-off status for a longer period of time. [Verloo] FCNB employed recency accounting for its preferred cards only, not for its issued bank cards. [Maloney; Manaton]

         Interestingly, FCNB had disclosed its use of recency accounting over five years earlier in offering the SMT 1995-A series to the public. But by the time it was offering the SCCMNT 2000-A AND 2001-A, Spiegel had dropped this disclosure practice. Indeed, notes by legal counsel during, SCCNMT 2000-A show an effort of "not going into too much detail re: contract." [Delabreux notes 8/23/2000]

         Further, no mention is made at all that recency accounting was used in determining the numbers given in the delinquency experience tables. Therefore, because the delinquency experience numbers were presented using recency accounting, investors had no way to determining how many accounts were really "delinquent" since an account could be considered current even if a substantial number of payments had been missed. Given the rapidly rising delinquencies at FCNB, these disclosures were a material omission.

         Interestingly, MBIA, the insurer of these transactions, was aware that the figures being presented in the SCCMNT offering documents were based on recency accounting. MBIA insisted that FCNB provide numbers to it with respect to delinquency that reflected actual delinquency based upon the number of missed payments instead of numbers that reflected the use of recency accounting.

         (5) The prospectus supplements misstated the cause of FCNB's increasing credit card delinquencies as simply being the increase in new and unseasoned accounts. For example, the SCCMNT 2001-A supplement stated:

         "The servicer's [FCNB] experience indicates that new customers demonstrate higher delinquency rates than more seasoned customers. Recent increases in Spiegel Catalog and Newport News account originations have decreased the ratio of seasoned accounts in the portfolio. As a result of this change in composition, together with economic and competitive circumstances and account management practices that have been designed to promote account balance growth for existing accounts, delinquency rates have increased through December 31, 2000 and loss rates have increased through April 30, 2001. We have taken steps to reverse the trend including implementing improved modeling, restrictions to credit limit increases and authorization procedures and increased collection activities."

         The supplements failed to disclose that these delinquencies resulted in large measure from the lowering of credit standards, approval of riskier accounts for credit, and the "net down" process that gave the Spiegel merchant retailers the power to pump sales by soliciting the least creditworthy customers.

D.   Accounting for Securitizations

         How a company like Spiegel accounts for and discloses its securitization transactions is governed by generally accepted accounting principles ("GAAP").(40) Statement of Financial Accounting Standards ("FAS") 125 established GAAP for securitization transactions while it was effective (for transactions from 1997 to March 31,

___________________________

     (40) The Financial Accounting Standards Board (FASB) and the American Institute of Certified Public Accountants (AICPA) have established GAAP by issuing accounting pronouncements, including Statements of Financial Accounting Standards (FAS) and Statements of Position (SOP). An FASB task force, the Emerging Issues Task Force (EITF), also issues positions that are considered part of GAAP.

2001). FAS 125 was then superceded by FAS 140 (for transactions after March 31,
2001). The disclosures required by FAS 140 became effective for fiscal years ending after December 15, 2000, or in the case of Spiegel, its 2000 annual report.

         In the wake of recent corporate blowups, some have criticized GAAP as itself playing a role in obscuring from investors over the last several years the real economics of securitization transactions. Thus, while FAS 125 here allowed Spiegel to finance its receivables and secure a badly needed source of capital, it also allowed it to remove assets (the receivables) from its balance sheet and avoid showing the related debt secured by the receivables. FAS 125 has been criticized for not giving investors enough disclosure, and while disclosure has improved with the adoption of FAS 140, the debate will continue over whether these transactions are really financings that should be reflected as such to give investors increased transparency.

         In the present matter, while GAAP (if properly applied) allowed Spiegel to account for its securitized receivables as "sold," certain facts and circumstances have opened Spiegel to the challenge that, consistent with GAAP, its receivables (with accompanying risks and rewards) were really not substantially transferred from Spiegel to the trust investors. Indeed, class plaintiffs have already filed suit charging that Spiegel structured its securitizations in a faulty manner that would require consolidation of Spiegel and its SPEs for financial reporting purposes.(41) Among other things, the consolidated amended complaint in the class action against Spiegel contends that: (i) through its securitizations, Spiegel transferred "certain of its volatile, troubled and/or

___________________

     (41) Derrer v. Spiegel, Inc., No. 02 C 8946 (N.D. I11.) (Judge Pallmeyer).

non-performing credit card receivables" to SPEs; (ii) the purchasers of the transferred assets (the SPEs) "did not control or possess the risks and rewards of ownership of the receivables necessitated by GAAP to allow Spiegel to treat such transfers as sales"; (iii) since Spiegel "controlled and retained the risks and rewards of ownership over the credit card receivables," GAAP required the SPEs to be consolidated with Spiegel for financial reporting; and (iv) this consolidation would have prevented Spiegel from recording millions in gains, and would have required it to record billions in additional debt.

         We are not in a position to predict the outcome of this litigation challenging Spiegel's securitizations - only to note the risk that engaging in securitization transactions under the particular facts and circumstances here has posed to Spiegel and its shareholders. However, for the reasons discussed below, we have found a number of other material accounting irregularities involving Spiegel during the period under texamination.

   VII. MATERIAL ACCOUNTING IRREGULARITIES: MANIPULATION OF INTERCHANGE RATE

A.   Improper Inflation of Interchange Rate

         In exchange for providing credit to Spiegel's merchant divisions, FCNB charged the merchants (Spiegel, Eddie Bauer and Newport News) an interchange fee based on a percentage of the dollar value of the credit transactions processed by FCNB. By way of example, using a 1 % interchange rate, a $100 credit purchase processed by the Bank would generate a $1.00 interchange fee. The fee is intended to compensate the bank for time value of money, handling charges, and the like. Assessing an interchange fee is a common practice in the credit card industry. In 2001, the operating agreements between FCNB and each of the merchants set forth a 1% interchange rate. In
2002, the operating agreements were amended to raise the rate to 2%.

         On each credit transaction processed by FCNB, the interchange fee was to be paid by the merchants to FCNB, and subsequently transferred from FCNB to SAC (an entity wholly owned by Spiegel that held the seller's interest on the related credit card receivables). The interchange fee was used by Spiegel to calculate both the finance charge collections amount and the overall "portfolio yield," a key metric used to measure the performance of the Trusts. The portfolio yield is reported to investors in Monthly Noteholder Statements.

         First Interchange Rate "Increase"-April 2001. By February 2001, the declining performance of Spiegel's preferred credit card portfolio was threatening to violate one of the securitization pay out triggers, with the result that the notes would go into rapid amortization. The pay out trigger implicated was the excess spread trigger. [Spinks]

         In April 2001, to protect this ratio, Moran and Sievers (collectively Spiegel's Office of the President) decided that Spiegel would have the merchant companies pay a higher interchange rate to FCNB. By increasing the interchange fee, portfolio yield is increased and subsequently the excess spread percentage would be higher.

         Specifically, to protect Spiegel from violating the trigger, the interchange would be increased from 1% to 5%, and the increase would be imposed retroactively to January 1, 2001. Spiegel did this by simply reflecting the accumulated amount of interchange fees calculated at 5% on the trustee servicer report in April 2001, for the period January 2001 through April 2001. Spiegel did not amend prior servicer reports. In selecting this particular rate, the Company performed no benchmarking study, but instead selected a rate that would push up excess spread enough to avoid violating the trigger.

         Moran and Sievers did not discuss this change with the merchants who would pay the fee, with the payee FCNB, or at the time with Otto's liaison Zaepfel. Indeed, when Spiegel Catalog learned of the interchange rate increase, it opposed the increase, but to no avail. Moran arrived at the 5% figure based simply on his general knowledge of what other credit card issuers purportedly charged. Aside from this, the rate selected had no basis. [MM2 64-65, SPGL 124195-96; Moran; Sievers; Spinks; Buda; McKillip] Moran claims he made the change retroactive because Spiegel liked to do things on a full-year basis. [Moran; Sievers; Payner]

         But Spiegel did not want the increase in the interchange fee to have any real-world impact on its merchants. Instead of having the merchants actually pay the increase, Spiegel's plan was to offset the increase by having the merchant companies charge FCNB additional marketing charges. This would mean that the increase would have little or no effect on Spiegel's merchant units, but it would allow Spiegel to report a higher yield (or excess spread) to the securitization trustee (Bank of New York) and avoid a trigger violation. As a practical matter, the merchant units such as Spiegel Catalog treated the interchange rate on their own books as not having been increased at all, and the changes were not agreed or documented with the merchant units. [Payner; Saunders]

         Spiegel's outgoing CFO James Sievers described the plan in a May 2, 2001 memo to Spiegel audit committee member Michael Cruesemann (also the CFO of Otto Versand) and Spiegel's incoming president and CEO Martin Zaepfel (formerly Michael Otto's deputy chairman at Otto Versand). Sievers copied this memo to Spiegel incoming CFO James Cannataro, Spiegel's treasurer John Steele and Michael Moran (departing as head of Spiegel's office of the president and as FCNB chairman). Sievers' memo stated:

         "As you are aware, declining Preferred card [Spiegel private label credit card] performance is putting pressure on key ratios. ... [T]here are
     3 factors causing this pressure: (a) Receivables are at seasonal lowest levels. (b) Sales and expected receivable levels are below projections. (c)
     Due to moderating delinquencies, late fee billings are dropping. ...

         "While moderating delinquencies are a positive, these three factors are negatively affecting yield coverage relative to charge-offs. Consequently, the 'excess spread or profit ratio is declining. This ratio is key to the performance of the financing trusts. In order to protect this ratio, particularly during this period of low receivables, the Bank will require additional contributions from the merchants reflecting the deteriorated credit quality of the portfolio. This contribution must be in the form of increasing the current discount rate from 1% to 5% retroactive to January
     1, 2001. ...

         "We need to do this until the receivable levels and yields increase in the Fall and relative charge-offs begin to decline from improving delinquencies. ... In order to offset the increased cost of the discount fee, the Bank will consider providing additional marketing rebates to promote credit sales. ... [T]hese changes in discount fees will be handled only in our legal financial statements. Internal management reporting will not be affected...." [MM2 64-65, SPGL 124195-96 (emphasis added)]

Other contemporaneous documents make clear that the interchange fee was being raised from 1% to 5% to avoid violating the excess spread trigger in Spiegel's credit card securitizations. [SPGL 303493-94; 303489-90] At the time the decision was made to effect this increase, the SCCMNT 2000-A series trust was within weeks of exceeding the excess spread trigger.

         As discussed below, the financial consequence of exceeding this trigger would have been a requirement by Spiegel to fund its excess spread restricted cash account incrementally to a maximum amount of $60 million. The effect of this increase in the interchange rate from 1% to 5% was to increase the reported finance charge yield, which in turn increased the reported overall portfolio yield to a level that, at least arithmetically, placed the SCCMNT 2000-A back in compliance with the excess spread trigger.

         Second Interchange Rate "Increase" -October 2001. From April through September 2001, FCNB continued to report finance charge collections using a 5% interchange rate on the Monthly Noteholders Statements. The ongoing purpose of this action was to allow Spiegel to avoid reporting to the noteholders that excess spread funding triggers had been breached. In October 2001, Spiegel again raised the interchange rate - this time from 5% to 6%. Again, Spiegel made the increase retroactive to January 1, 2001, with the benefit of the extra nine months of increased interchange revenue reported in the October 2001 trust performance calculations rather than in the calculations for each of the nine preceding months. [MM2 58-62, KPMG 17091] Also, similar to the change in April, Spiegel increased the rate only for trust reporting purposes.

         The effect of the October "increase" was to avoid a trust payout event in November 2001 for the SCCMNT 2000-A and a trust payout event in December 2001 for the SCCMNT 2001-A. A trust payout event would have resulted in rapid amortization of the trust investor's rights to repayment of principal and interest. A rapid amortization would have caused significant negative financial consequences to Spiegel, including the diversion of excess cash from Spiegel to the investors. The impact of a rapid amortization and consequential diversion of excess cash would have been twofold, causing both a debilitating liquidity problem at Spiegel, and devastating the value of Spiegel's retained interests, if those were not already recorded at their fair value.

         Management Questions Propriety of "Dual Rates." On March 6, 2002, Spiegel's internal audit director, Michael McKillip noted the differing interchange rates (2% and 6%) and told general counsel Robert Sorensen and controller James Pekarek that it was "not right as the interchange rate helped drive the excess spread amount for the Trust." McKillip "stated emphatically that we cannot do this, and not only should we immediately stop, but we should retroactively restate last year and get KPMG involved." [MM1 28-30]

         On April 18, 2002, McKillip discussed the differing interchange fees with Zaepfel. Zaepfel said that the dual rate system was fraudulent. [MM2 55-57; McKillip] In a memo to Zaepfel the next day, McKillip reviewed the history of the differing interchange fees. After investigation, McKillip concluded that Sievers was the person who made the final decision to have differing rates. McKillip concluded that "Management was trying to prop up the excess spread, ... [and] was concerned that excess spread was nearing its payout triggers and needed to be propped up." He noted that "[m]ost of the documentation reviewed
.... gives the impression that Management's overriding goal was to manage excess spread." McKillip, as internal audit director, found that the interchange situation presented the following "control weaknesses":

     o Having two interchange rates (the "legal" and the "management" rates) "gives the appearance of keeping two sets of books and may give the impression that the Legal interchange rate exists solely to prop up the excess spread."

     o Spiegel never performed a benchmarking study to attempt to validate the higher interchange rates (5% and 6%) it adopted.

     o There was no formal approval process used for these transactions, and the decision-making process was not documented. Instead, the changes were just approved by Sievers and Moran. [MM2 55-57; SPGL 363763-68]

         On April 30, 2002, in an "agreed upon procedures" report for the securitization trusts, KPMG noted that FCNB "had not established any inter-company agreements governing the increases in the inter-company interchange fee percentage." KPMG also noted that "the increases in the inter-company interchange fee percentage were not reflected in the general ledgers of Spiegel, Inc. and its subsidiaries." Finally, KPMG noted that changes in the interchange rate would impact a number of items on Spiegel's certificates provided to the securitization trusts, including calculation of excess spread, portfolio yield, and 3-month average excess spread. [SPGL 138692-93]

         This report by KPMG on the interchange fee issue caused Steele to consult Spiegel's attorneys at Rooks Pitts. Rooks Pitts advised Steele in a memorandum dated May 1, 2002, that inaccurate servicer reports could constitute a servicer default if the default were not cured within sixty days of receiving notice of the default. However, they pointed out that this notice requirement may be inapplicable where the servicer knows about the condition and does not report it when required. A servicer default would cause an event of default under the applicable documents as well as cause a pay out event and an insurance pay out event. An event of default would mean that all amounts outstanding under the securitization would be immediately due and payable, and would not just result in a rapid amortization of the series. The Rooks Pitts advice memo concludes "We wonder how this [interchange fee applied retroactively to January, 2001] was handled in trust reporting. We do not recall any amended reports being issued for this purpose."

         Continuing Failure to Resolve the Interchange Question. In late May 2002, Spiegel received the benchmarking study that would attempt to retroactively justify Spiegel's boost of its interchange rates to 5% and later 6%. The study, conducted by Al Hubbard Associates, Inc., simply concluded that interchange fees ranged from 2% to 8%, and generally correlated with charge-off rates. [MM3 59-65, 68-73]

         As Spiegel was assessing the Hubbard study, Pekarek offered the following caution on interchange: "We are not back dating any agreement to
January 1, 2002. This is flat out unacceptable. ... [T]he plan will be to enter into a new operating agreement with the merchants effective July l, 2002 which provides an interchange rate [at] some level, and provides customer acquisition expenses at some level. ... In the meantime, the existing merchant agreement stays in place." [SPGL 8685]

         In June and July 2002, Spiegel discussed that each of its merchant divisions should pay a different interchange fee, "commensurate with the amount of risk the bank is absorbing by logo." Eddie Bauer would pay 2%, and Spiegel Catalog and Newport News would each pay 6%. By way of offset, FCNB would pay each of the Spiegel merchant divisions a $20 fee for each new credit card account, plus an allocation of the advertising and marketing costs associated with acquiring new credit card customers. [MM3 54-57] Determination of the amount of these offsetting fees was far from clear, however, as the Hubbard benchmarking study (i) did not support the specific 2% and 6% interchange fees proposed, but only a range of 2% to 8%; (ii) did not support the specific $20 customer acquisition fee proposed, but only a range of $5 to $20; and (iii) "did not state specifically how [the advertising and marketing] cost was split between the merchants and the banks." [MM3 87-91, 94-96]

         Spiegel recognized that it would also have to obtain the consent of the FCNB board, KPMG and MBIA for these changes in the interchange rates. [MM3 87-91] Spiegel had not attempted to obtain such consents in April 2001 when it purportedly had increased the interchange fee for all three merchants to 5% (retroactive to January 1, 2001), or in October 2001 when it increased the fee again to 6% (again retroactively).

         Spiegel later resolved to lower the interchange rate from 6% to 4.5%, effective July 1, 2002. Spiegel anticipated that this lowering of the interchange rate would have a depressive effect on the excess spread payout trigger in the later months of 2002. [SPGL 231314] However, the matter was apparently still open as late as an FCNB board meeting in October 2002. [MM4 39] And Spiegel apparently maintained its interchange rate at 6% through the end of 2002, and then planned to lower the interchange rate to 4.5% in 2003.
[SPGL 231145]

         Throughout the Spiegel organization, management was unaware of the increase in the interchange rate. Indeed, Spiegel Catalog's Vice President for Finance and Control Thomas Pacelli was never aware the interchange rose above 2%. [Pacelli (172)] B. Manipulating Interchange Rate to Avoid Breach of Excess Spread Triggers Although the 5% interchange rate was implemented for trust reporting purposes in April 2001, and the 6% interchange rate was implemented October 2001, the operating agreements in effect during the entire year continued to reflect only a 1% interchange rate.(42) Additionally, throughout 2001, both SAC and the merchants continued to record only a 1% interchange fee in their general ledgers.


         Thus, Spiegel clearly used two different interchange rates: (1) a 1% rate for inter-company accounting and financial reporting purposes (as provided in the operating agreements between FCNB and the merchants), and (2) a 5% (later increased to 6%) rate for trust reporting purposes. Spiegel's securitization counsel, Nick Marsico of the Rooks Pitts law firm, acknowledged this discrepancy in a memorandum dated April 5, 2002, stating that "since April 2001, there has been a discrepancy in the amount of Merchant Fees reported for securitization purposes versus the amount for bookkeeping and financial reporting purposes." Given the facts, it is clear that there was no business reason that compelled Spiegel to change the interchange rate, and it was done to avoid a violation of the excess spread trigger.

         The Insurance and Reimbursement Agreements for Series 2000-A(43) and 2001-A(44) certificates defined the critical elements of the "Excess Spread Percentage," a figure that controls both the Excess Spread Payout trigger and the Excess Spread Funding trigger. The 2001-VFN(45) does not have an Excess Spread funding trigger, but does have an Excess Spread Payout trigger. The three elements of "Excess Spread" are (1) Portfolio Yield, (2) Base Rate and (3) Defaulted Amount. The terms are defined in Series 2000-A documents as follows:


___________________________

     (42) The Operating Agreements were amended in 2002 to increase the interchange rate to 2 percent.

     (43) Insurance and Reimbursement Agreement Dated as of December 19, 2000.

     (44) Insurance and Reimbursement Agreement Dated as of July 19, 2001.

     (45) Series 2001-VFN Indenture Supplement Dated as of October 17, 2001. Definition Section p. 3.

     o "Portfolio Yield" -- an annualized percentage calculated by dividing the Investor Finance Charge Collections (including credit fee, finance charges and inter-company interchange fees) by the Collateral Amount.
          (46)

     o "Base Rate" -- the annualized percentage calculated by dividing the sum of the monthly interest due on the Notes, the monthly servicing fee, any net swap payments due from the issuer and the premiums by the collateral amount. (47)

     o "Default Amount Rate" -- the annualized percentage equivalent to investor Default Amount for the month divided by the Collateral Amount.(48)

         The "Excess Spread Percentage" is defined as the Portfolio Yield less both the Base Rate and the Default Amount Rate.(49)

C.   Effect of Inflated Interchange Rate on Excess Spread Triggers

         Excess Spread Payout Trigger. There are two critical triggers in the SCCMNT 2000-A, SCCMNT 2001-A and one critical trigger for 2001-VFN series that were manipulated through Spiegel's use of an increased interchange rate for trust reporting purposes. The first trigger, the Excess Spread Payout Trigger, if violated, results in an immediate and non-curable Payout Event in all three series.(50)



___________________________

     (46) Collateral amount is an amount equal to a particular series principal amount of notes, plus an initial excess collateral amount and any other additions required to be made, minus payments (including interest, swap payments, non-affiliated servicing payments, principal repayments, series' share of defaults and uncovered dilution) and any other reductions allowed.

     (47) Definition Section p. 2.

     (48) Investor default amount is a portion of defaulted receivables allocated to a particular series (based upon a ratio of the collateral for that series to the sum of the total amount of principal receivables in the trust and any balance in the trust's excess funding account. Similar definitions appear in the Series 2001-A and Series 2001-VFN.

     (49) Definition Section p. 3.

     (50) For SCCMNT 2000-A, see Series 2000 Indenture Supplement (12/1/00), p.31,ss.6.1(e), (1). For SCCMNT 2001-A, see Series 2001-A Indenture Supplement (7/19/01), pp. 31-32,ss.6.1(e), (1). For SCCMNT 2001-VFN, see Series 2001-VFN
Indenture Supplement (10/17/01), pp. 30-31,ss.6.1(i), (p).

         Pursuant to the Indenture Supplements for 2000-A(51) and 2001-A,(52) an Excess Spread Payout Trigger event occurs when "the average of the Portfolio Yields for any three consecutive monthly periods is reduced to a rate which is less than the sum of the average of the Base Rates for such period and the average of the Default Amount Rates for such period." Stated succinctly, a Payout Event occurs when the Excess Spread Percentage is 0% or less.

         The 2001-VFN Indenture Supplement declares a payout event if the "average of the Excess Spread Percentage for any three consecutive Monthly Periods [is] less than 2.00 percent.(53) As discussed above, a Payout Event causes the series to be placed into rapid amortization, resulting in a diversion of all excess collections from Spiegel to the trust investors (in order to pay down the principal balance of the notes).

         Excess Spread Funding Trigger. The second excess spread trigger, the "Excess Spread Funding Trigger," is contained in both the 2000-A and 2001-A Insurance and Reimbursement Agreements. This trigger requires funding to a restricted cash account (the "Excess Spread Account") based on the three-month average Excess Spread Percentage. As the Excess Spread Percentage declines the funding requirements increase. There is no Excess Spread Funding Trigger in the 2001-VFN.(54)



___________________________

     (51) See Series 2000-A Indenture Supplement Dated as of December 1, 2000 at
Section 6.1(c).

     (52) See Series 2001-A Indenture Supplement Dated as of July 19, 2001 at
Section 6.1(e).

     (53) See Section 6.1(i).

     (54) The insurance agreement applicable to the 2001-A series had higher funding requirements unless a "Spread Account Partial Decrease Notice or a Spread Account Partial Collateral Substitution Notice" was received. In such a circumstance, the Spread Account Funding Requirements would revert to the lower 2000-A levels. (APRA 12120-12121, 12154) As of the date of this report, Spiegel has not provided these notices and Rooks Pitts cannot verify that they were granted, but the FCNB internal documents and the Spread Account balances suggest that such notices were received. Accordingly, we (continued...)

         The Excess Spread Funding requirements for the 2000-A and 2001-A series are based upon the average Excess Spread Rate Percentage, and are calculated as follows:

     Average Excess Rate         Funding Percentage        Required Deposit (55)

     >5.5%                              2.0%                 $12,000,000
     <= 5.5% but> 5.0%                  4.5%                 $27,000,000
     <= 5.0% but> 4.5%                  5.5%                 $33,000,000
     <= 4.5% but> 3.5%                  7.0%                 $42,000,000
     <= 3.5%                            10.0%                $60,000,000


The Excess Spread Funding Trigger is not necessarily a Payout Event. Rather, if Spiegel fails to make the required funding and fails to cure the breach within a 45-day period after written notice is provided, a Payout Event occurs. (SPGL 015858-015859)

         Payout Events Due in November /December 2001. Spiegel had no basis for the increase in the interchange rate and should have consistently used a 1% interchange rate for trust reporting purposes in 2001, for the following reasons:

     o Spiegel did not perform a benchmarking study when it increased the interchange rate in 2001. Nearly a year after Spiegel had increased the interchange rate for trust reporting purposes, both KPMG and Rooks Pitts in March 2002 advised Spiegel that, in the absence of a benchmarking study to support a higher interchange rate, Spiegel would have to restate its interchange rate and excess spread calculations for 2001. Such recalculation of excess spread would cause Spiegel's 2000-A and 2001-A series securitizations to breach their triggers, "causing both to go into early amortization." The result would be a diversion of approximately $40 million in excess monthly cash flow from Spiegel to pay down these series.



___________________________

(continued...)

have assumed that the Excess Spread Funding Trigger requirements are the same for both the 2000-A and 2001-A Series.

     (55) Required Deposit equals the funding percentage multiplied by maximum commitment amount ($600,000,000). The Required Deposit is mandated by the MBIA Insurance and Reimbursement Agreement (related to SCCMNT 2000-A) as an additional protection to MBIA. (APRA 11036, 11033)

     o Spiegel did not amend any of its operating agreements with the merchant units to reflect the higher interchange rates. In fact, Spiegel did not inform its merchants that the interchange rate was being increased.

     o Spiegel and the merchants continued to record the interchange rate at 1% on their general ledger.

     o Contemporaneous documents show that Spiegel was concerned with decreasing excess spreads in April and again in October 2001. Spiegel knew that the consequences of reaching excess spread funding triggers would require significant cash deposits to restricted cash accounts. To avoid breaching the triggers, Spiegel concluded that it must retroactively increase the interchange rate.

     o The only place these increased spreads were recorded was in the Monthly Noteholders Statements. All other financial documents continued to reflect the 1% rate.

         Recalculation of Excess Spread. If the Excess Spread Percentage had been calculated for 2001 using the appropriate rate of 1%, the Excess Spread Percentage would have been lower than reported on the Monthly Noteholder Statements. As a result, Spiegel would have been required to significantly increase cash funding under the Excess Spread Funding Requirements. The source of the cash would have come from Spiegel or excess cash from the trust which was important to Spiegel's liquidity. Calculation of the Excess Spread Percentage using a 1% interchange rate would have caused Payout Events to occur during 2001 for both the 2000-A and 2001-A Series. As noted above, this early payout event was expressly confirmed in an April 5, 2002 memorandum from Spiegel's securitization counsel: "Our understanding from John Steele and Jim Pekarek is that if the securitization reporting were amended in this manner [interchange at 1%] then a Pay Out Event would occur in October or November of 2001." [Marsico April 5, 2002 memorandum to file].

         The following charts set forth our recalculation of the Excess Spread Percentage and shows the monthly impact on the Excess Spread Payout Trigger and the

Excess Spread Funding Requirements for 2000-A, 2001-A and 2001-VFN if a 1% interchange rate were consistently used in 2001.


Series 2000-A

                                                         As  Filed- Per the           Interchange
                                                         Monthly Noteholders         Rate - Restated
 Month           Description                              Statement     [1]              at 1%
-------          -----------                            ----------------------    -----------------------
Jan-01  Excess Spread                                                2.92%                      2.92%
        Modified Excess Spread Percentage                            8.75%                      8.75%
        Pay Out Trigger (Activated/Not Activated)            Not Activated              Not Activated
        Excess Spread Funding                           $       12,000,000        $        12,000,000
        Amount Deposited In Excess Spread                        6,011,756                        N/A
---------------------------------------------------------------------------------------------------------
Feb-01  Excess Spread                                                7.88%                      7.88%
        Modified Excess Spread Percentage                            5.83%[2]                   5.83%[2]
        Pay Out Trigger (Activated/Not Activated)            Not Activated              Not Activated
        Excess Spread Funding                           $       12,000,000        $        12,000,000
        Amount Deposited In Excess Spread               $       16,272,738                        N/A
---------------------------------------------------------------------------------------------------------
Mar-01  Excess Spread                                                4.41%                      4.41%
        Modified Excess Spread Percentage                            6.52%[3]                   6.52%[3]
        Pay Out Trigger (Activated/Not Activated)            Not Activated              Not Activated
        Excess Spread Funding                           $       12,000,000        $        12,000,000
        Amount Deposited In Excess Spread               $       12,022,259                        N/A
---------------------------------------------------------------------------------------------------------
Apr-01  Excess Spread                                               10.14%                      0.84%
        Modified Excess Spread Percentage                            7.48%                      4.38%
        Pay Out Trigger (Activated/Not Activated)            Not Activated              Not Activated
        Excess Spread Funding                           $       12,000,000        $        42,000,000
        Amount Deposited In Excess Spread                       23,136,626                        N/A
---------------------------------------------------------------------------------------------------------
May-01  Excess Spread                                                5.18%                      2.63%
        Modified Excess Spread Percentage                            6.58%                      2.63%
        Pay Out Trigger (Activated/Not Activated)            Not Activated              Not Activated
        Excess Spread Funding                           $       12,000,000        $        60,000,000
        Amount Deposited In Excess Spread               $       27,000,000                        N/A
---------------------------------------------------------------------------------------------------------
Jun-01  Excess Spread                                                3.52%                      0.88%
        Modified Excess Spread Percentage                            6.28%                      1.45%
        Pay Out Trigger (Activated/Not Activated)            Not Activated              Not Activated
        Excess Spread Funding                           $       12,000,000        $        60,000,000
        Amount Deposited In Excess Spread                       27,003,050                        N/A
---------------------------------------------------------------------------------------------------------
Jul-01  Excess Spread                                                6.53%                      4.73%
        Modified Excess Spread Percentage                            5.08%                      2.75%
        Pay Out Trigger (Activated/Not Activated)            Not Activated              Not Activated
        Excess Spread Funding                           $       27,000,000        $        60,000,000
        Amount Deposited In Excess Spread               $       12,000,000                        N/A
---------------------------------------------------------------------------------------------------------
Aug-01  Excess Spread                                                4.42%                      2.25%
        Modified Excess Spread Percentage                            4.82%                      2.62%
        Pay Out Trigger (Activated/Not Activated)            Not Activated              Not Activated
        Excess Spread Funding                           $       33,000,000        $        60,000,000
        Amount Deposited In Excess Spread               $       25,825,427                        N/A
---------------------------------------------------------------------------------------------------------
Sep-01  Excess Spread                                                5.74%                      3.07%
        Modified Excess Spread Percentage                            5.56%                      3.35%
        Pay Out Trigger (Activated/Not Activated)            Not Activated              Not Activated
        Excess Spread Funding                           $       33,000,000        $        60,000,000


        Amount Deposited In Excess Spread               $       32,999,930
---------------------------------------------------------------------------------------------------------
Oct-01  Excess Spread                                                7.31%                      -1.15%
        Modified Excess Spread Percentage                            5.82%                       1.39%
        Pay Out Trigger (Activated/Not Activated)            Not Activated               Not Activated
        Excess Spread Funding                           $       33,000,000        $         60,000,000
        Amount Deposited In Excess Spread               $       33,000,000                         N/A
---------------------------------------------------------------------------------------------------------
Nov-01  Excess Spread                                                0.57%                      -2.93%
        Modified Excess Spread Percentage                            4.54%                      -0.34%
        Pay Out Trigger (Activated/Not Activated)            Not Activated                   Activated
        Excess Spread Funding                           $       33,000,000        $         60,000,000
        Amount Deposited In Excess Spread               $       33,000,000                         N/A
---------------------------------------------------------------------------------------------------------
Dec-01  Excess Spread                                                4.69%                      -0.78%
        Modified Excess Spread Percentage                            4.19%                      -1.62%
        Pay Out Trigger (Activated/Not Activated)            Not Activated                   Activated
        Excess Spread Funding                           $       42,000,000        $         60,000,000
        Amount Deposited In Excess Spread               $       33,000,000                         N/A



When the Excess Spread is:              Then the Excess Spread Account must be:
         > 5.50%                                         =12,000,000
         > 5.00%                                         =27,000,000
         > 4.50%                                         =33,000,000
         > 3.50%                                         =42,000,000
         <= 3.50%                                        =60,000,000


[1] The Interchange rate for 2001 was increased from 1% to 5% in April and again from 5% to 6% in October

[2] Two Month Average - Calculated using the Modified Excess Spread Percentage of 8.75% and the Excess Spread Percentage for the month of January

[3] Three Month Average - Calculated using the Modified Excess Spread Percentage of 8.75% and the Excess Spread Percentage for the months of January and February





Series 2001-A


                                                        As Filed - Per the
                                                        Monthly Noteholders        Interchange Rate -
 Month      Description                                    Statement      [1]       Restated at 1%
-------     -----------                                ----------------------    -----------------------
Jul-01Stub Excess Spread                                       -0.60%                     -0.60%
---------------------------------------------------------------------------------------------------------
Jul-01     Excess Spread                                        6.21%                      4.39%
           Modified Excess Spread                               6.58%                      6.58%
           Pay Out Trigger                                  Not Activated              Not Activated


        Excess Spread Funding                           $      12,000,000         $       12,000,000
        Amount Deposited in Excess Spread               $      21,000,000
---------------------------------------------------------------------------------------------------------
Aug-01  Excess Spread                                               5.49%                      3.32%
        Three Month Avg. - Excess Spread                            6.04% [2]                  4.95% [2]
        Pay Out Trigger                                     Not Activated              Not Activated
        Excess Spread Funding                           $      12,000,000         $       33,000,000
        Amt. Deposited In Excess Spread                 $      12,000,000
---------------------------------------------------------------------------------------------------------
Sep-01  Excess Spread                                               6.65%                        3.98%
        Three Month Avg. - Excess Spread                            6.24% [3]                    4.63% [3]
        Pay Out Trigger                                     Not Activated                Not Activated
        Excess Spread Funding                           $      12,000,000         $         33,000,000
        Amt. Deposited In Excess Spread                 $      12,000,000
---------------------------------------------------------------------------------------------------------
Oct-01  Excess Spread                                               8.31%                       -0.15%
        Three Month Avg. - Excess Spread                            6.82%                        2.38%
        Pay Out Trigger                                     Not Activated                Not Activated
        Excess Spread Funding                           $      12,000,000         $         60,000,000
        Amt. Deposited In Excess Spread                 $      12,000,000
---------------------------------------------------------------------------------------------------------
Nov-01  Excess Spread                                               1.61%                       -1.89%
        Three Month Avg. - Excess Spread                            5.52%                        0.65%
        Pay Out Trigger                                     Not Activated                Not Activated
        Excess Spread Funding                           $      12,000,000         $         60,000,000
        Amt. Deposited In Excess Spread                 $      12,000,000
---------------------------------------------------------------------------------------------------------
Dec-01  Excess Spread                                               5.65%                        0.17%
        Three Month Avg. - Excess Spread                            5.19%                       -0.62%
        Pay Out Trigger                                     Not Activated                    Activated
        Excess Spread Funding                           $      27,000,000         $         60,000,000
        Amt. Deposited In Excess Spread                 $      12,000,000
---------------------------------------------------------------------------------------------------------


When the Excess Spread is:             Then the Excess Spread Account must be:

         > 5.50%                               =12,000,000
         > 5.00%                               =27,000,000
         > 4.50%                               =33,000,000
         > 3.50%                               =42,000,000
         <= 3.50%                              =60,000,000

[1]  The Interchange rate for 2001 was increased from 5% to 6% in October

[2] Two Month Average - Calculated using the Modified Excess Spread Percentage of 6.58% and the Excess Spread Percentage for the month of August

[3] Three Month Average - Is calculated using the Modified Excess Spread Percentage of 6.58% and the Excess Spread Percentage for the months of August and September


Series 2001-VFN

                                           As Filed - Per the
                                           Monthly Noteholders        Interchange Rate -
 Month      Description                       Statement      [1]       Restated at 1%
-------     -----------                   ----------------------    -----------------------
Oct-01  Excess Spread                                 11.74%                        3.28%
        Pay Out Trigger                        Not Activated                Not Activated
--------------------------------------------------------------------------------------------
Nov-01  Excess Spread                                  5.30%                         1.81
        Pay Out Trigger                        Not Activated                Not Activated
--------------------------------------------------------------------------------------------
Dec-01  Excess Spread                                  9.15%                        3.66%
        Three Month Average                            8.73%                        2.92%
        Pay Out Trigger                        Not Activated                Not Activated
--------------------------------------------------------------------------------------------

[1]  The Interchange rate for 2001 was increased from 5% to 6% in October.



D.   Misrepresentations in Monthly Noteholder Statements


         Spiegel intentionally misreported the financial performance of its trust portfolio assets for SCCMNT 2000-A, 2001-A and 2001-VFN during at least the period from April 2001 through December 2001 by using the inflated interchange rate in the calculation of portfolio yield and excess spread. Such misrepresentations were included on the monthly noteholder statements filed by Tony Buda, (FCNB's former Chief Financial Officer), an individual who had knowledge of the interchange rate increase. Additionally, certain 2001 Monthly Noteholder Statements, signed by Buda, which reflected the higher interchange rates were filed by Spiegel Credit Corporation III Spiegel Master Trust on Form 8-K. The Forms 8-K were signed by John Steele as Treasurer and Director of Spiegel.

         In accordance with the applicable federal securities laws, the information contained in the Form 8-K filings is required to be accurate, factual and possess representational faithfulness with respect to the underlying transactions or events being reported thereon. By knowingly utilizing the inflated interchange rate in its public filings, Spiegel clearly misled the trusts' investors.

E.   Spiegel's Accounting Treatment of First Default Payments

         In addition to the interchange controversy facing FCNB, FCNB's treatment of first default payments or "blanks" also became a potentially devastating problem. On April 4, 2002, MBIA gave notice of a securitization pay out event under the 2000-A and 2001-A Indenture Supplements, and sought to have the Bank of New York (as Trustee) put the trust into a Rapid Amortization. MBIA's objection was that Spiegel was not counting "blanks" (a term of art unique to Spiegel which referred to accounts where charges were incurred but no payment ever made) as "defaulted accounts" and instead was treating blanks as "dilution" (defined as including "merchandise returns, late charge waivers, and billing adjustments"). (56) Spiegel's accounting treatment of blanks excluded them from the calculation of portfolio yield performance, one of the amortization triggers. [SPGL 10908] Had blanks been treated as defaults, they would have decreased the excess spread measurement, pulling Spiegel closer to a trigger violation. MBIA based its notice on a due diligence report it received from its accountants at RSM McGladrey, who noted that FCNB used this approach only on preferred card receivables and not on bankcard receivables.

         When Spiegel and FCNB responded with a lawsuit against MBIA to try to block MBIA's declaration of a pay out event on the "blanks" issue, MBIA responded by filing an affidavit listing "other Pay Out Events that are imminent":



________________________

         (56) At a minimum, the use of "blank" accounting to reduce the amount of chargeoffs was very aggressive. In fact, we were unable to find any other credit card issuer that used this chargeoffs methodology other than in the case of the Nextbank, where the OCC, FCNB's regulator, criticized that Bank for the use of classifying first payment defaults as fraud and not a charge off. OCC News Release dated February 7, 2002, NR 2002-09.

     o "First, ... Spiegel has 'removed and sold' certain accounts out of the Trust improperly. This is a breach of the covenants under the transaction documents. MBIA gave [Spiegel/FCNB] notice of this breach on April 4. This breach cannot be cured, and therefore will become a Pay Out Event on May 19."

     o "Second, Bob Gill of FCNB informed MBIA for the first time in a telephone message left on March 27, 2002 that FCNB has 'made significant changes' to its underwriting and servicing policies. This is a breach that will lead to a Pay Out Event."

     o "Third, OCC regulatory action against FCNB is imminent. If any order - consent or otherwise - is issued by the OCC against FCNB, this will result in a Pay Out Event."

     o "Fourth, there has been chronic non-compliance with transaction documents (such as failure to provide timely information, reclassifying first payment defaults as dilution, unauthorized changes to underwriting procedures and credit and collection policies, misstatements in servicer reports, failure to disclose existence of certain defaults).... MBIA reasonably believes that other Pay Out
          Events are likely to be discovered resulting from this noncompliance.

         MBIA added that "the assets [the credit card receivables] are not being serviced properly. A due diligence audit conducted by RSM McGladrey, Inc. for MBIA concluded that ... 'collection efforts were not evident for the vast majority of delinquent accounts selected.' ... [S]ervicing must be active and aggressive in order to have performing sub prime assets. If this is not done,
.... decline in pool quality is severe and quick."

         On April 30, 2002, in an "agreed upon procedures" report to The Bank of New York, the trustee of the securitization trusts, KPMG noted that, where credit card customers bought merchandise and then never made a payment, FCNB treated them as "blanks" and treated them as dilution. This removed these accounts from the category of "default amounts" (or charge-offs), thereby reducing the default amounts reported on the securitization trust certificates. Finally, KPMG noted that treating blanks as charge-offs would impact a number of items Spiegel reported on the trust certificates, including calculation of excess spread, portfolio yield, 3-month average excess spread, dilution ratio, and investor default amount. [SPGL 138690-91]

         On May 16, 2002, Spiegel and MBIA reached a compromise settlement over the blanks issue. Among other things, the settlement required the following:

     o Spiegel would increase the amount required to be on deposit in a reserve account established for the benefit of MBIA as insurer of the notes. Such increases in the reserve account were to be funded by diverting excess cash flow that would otherwise be available to Spiegel. During the first seven months, this diversion of funds away from Spiegel and into the reserve account to protect MBIA would be limited to $9 million per month and a total of $60 million. [SPGL 15859] By comparison, rapid amortization would have required diversion of $20 million per month, so this $9 million per month compromise with MBIA was substantial but still less than half of what full rapid amortization would have required.

     o Spiegel would obtain a backup servicer for the credit card portfolio to stand behind FCNB. The day before the settlement with MBIA, the OCC had issued a consent order requiring the sale or ultimate liquidation of FCNB.

     o Spiegel was already late in filing its Form 10-K with audited financial statements, but MBIA would refrain from declaring this a payout event for a specified time.

         An October 31, 2002 agreement extended the date for Spiegel and FCNB to provide audited financial statements to avoid a payout event, required Spiegel to enter into a new revolving credit agreement to avoid a payout event, and provided that the OCC consent decree gave MBIA the right to declare a payout event after a certain date. The revised dates in the October agreement were ultimately not met. [12/02 SCIII resolution]

VIII. MATERIAL ACCOUNTING IRREGULARITIES: TRUST TRIGGER VIOLATIONS

         As previously discussed, each of the securitization trusts have specific trust triggers which dictate when payout events or excess funding events occur. In order to assess the financial disclosure requirements applicable to trust trigger violations, it is appropriate to look to the guidance pertaining to debt covenants. While the trust triggers were not debt covenants per se, they were substantively analogous to them, given the impact of violations upon Spiegel and its shareholders. Staff Accounting Bulletin ("SAB") 99 notes "the authoritative accounting literature cannot specifically address all of the novel and complex business transactions and events that may occur. Accordingly, registrants may account for, and make disclosures about, these transactions and events based on analogies to similar situations or other factors." Hence, similar disclosure is required for breaches or potential breaches of the triggers as would be required for breaches or potential breaches of debt covenants.

         Failing to disclose the potential adverse financial impact on Spiegel's financial condition of a breach of one or more of the trust triggers thwarted a fair presentation of Spiegel's financial position in the same manner as ignoring the adverse financial impact of the consequences associated with a violation of one or more debt covenants. The triggers in Spiegel's securitization agreements created significant ongoing risks for Spiegel. On blowing a trigger, Spiegel would see its cash flows negatively impacted; Spiegel's balance sheet assets (including residual interests and receivables) would decline in value; and Spiegel would in some cases have to increase restricted cash deposits - thereby increasing Spiegel's continuing involvement.

A.   Trigger Violations for Second Quarter of Fiscal 2000

         Trigger Violations. During fiscal year 2000, Spiegel experienced lower average customer monthly payment rates and increasing delinquency rates. This caused the "payment rate," also referred to in some series as the "liquidation rate," to decline. The payment rate is the rate at which the trust received principal payments on the customer debt (thus liquidating the receivables). The payment rate is a bellwether performance statistic used to gauge the performance of Spiegel's credit card receivables. Weakness in this indicator means that cardholders are paying back principal at a slower rate than anticipated, which may foreshadow future collectibility problems with respect to the accounts receivable.

         The SMT 1999-AS(57) agreement provides that the average rolling payment rate for any two months must remain above 4.5% in order to avoid a payout event. [Section 8 (i)] In June 2000, Spiegel violated this payment rate trigger when the two month average "principal payment rate" for SMT 1999-A fell to 4.31% as reported on the monthly noteholder statement. [KPMG 13303] This resulted in an automatic payout event, which could only be waived through the unanimous consent of all Class A Investors. According to a Michael McKillip letter dated July 31, 2000, Spiegel asked for and claims it obtained a waiver at no cost to Spiegel. [SPGL 150330]

         In April 2000, the audit committee directed McKillip, Spiegel's chief internal auditor, to monitor and periodically report on key credit trends. [SPGL 150329] In a July 31, 2000 report to Horst Hansen, chairman of the audit committee, McKillip indicated that Spiegel did not expect improvement in the payment rate. McKillip also noted that Spiegel was negotiating a reduction in the payment rate due to forecasted violations in the near future. [SPGL 150330]

         Financial Disclosure Issues. On August 15, 2000, Spiegel filed its Form 10-Q for the second quarter ended July 1, 2000 which included its unaudited


________________________
         (57) Series 1999-A Supplement Dated as of November 15, 1999 to Amended and Restated Pooling and Servicing Agreement Dated as of December 13, 1994.

consolidated financial statements and Management's Discussion and Analysis ("MD&A"). In its public filing, Spiegel did not disclose the fact that it had violated the 4.5% payment rate trigger for SMT 1999-A, which resulted in an automatic payout event but for a waiver that was obtained from 100% of the certificate holders.

B.   Trigger Violations for Third Quarter of Fiscal 2000

         Trigger violations. The trusts were also required to maintain performance criteria measured by a default ratio and a delinquency ratio. During the third quarter of fiscal 2000, Spiegel violated the "default ratio" payout trigger for SMT 1999-A. Spiegel also projected a violation of the "delinquency ratio" payout trigger for SMT 1999-B in November 2000. [SPGL 506611 ]

         The "default ratio trigger" pertains to the percentage of charge-offs in the receivable pool held in the Spiegel Master Trust. The ratio was computed by dividing monthly gross charge-offs by the end of the month principal receivables balance and then multiplying the sum by twelve. [Series 1999-A Supplement - Definition p. 7] For SMT 1999-A, the two-month rolling average default ratio trigger was set at 12%. [Series 1999 A Supplement - Section 8 (g)]

         The October 2000 SMT 1999-A trust financing commentary prepared by FCNB indicated that:

     "[t]he current forecast two-month average default ratio for October is 12.43%, above the trigger level. We will work with Corporate Treasury to gain relief from this trigger or such other action as may be necessary to ensure that no payout event occurs." (emphasis added) [SPGL 149362]

         Similarly, in his third-quarter 2000 key credit indicator report, McKillip advised the board that a payout trigger on the SMT 1999-A had been activated in October 2000, when the two-month average default ratio exceeded 12%. [SPGL 506611]

McKillip further noted that Spiegel had obtained a one-month waiver from Bank of America, [KPMG 12421-22] as agent for the sole Class A certificateholder for the SMT 1999-A Series. Spiegel had also requested an amendment to the pooling and servicing agreement to permanently increase the threshold. [SPGL 506611] Spiegel obtained the one-month waiver of the default rate trigger on November 8, 2000, for the month of October.

         In November 2000, Spiegel obtained the necessary waivers and the Pooling and Servicing Agreements were amended to reset various trust triggers for both the SMT 1999-A(58) and SMT 1999-B(59) series. An amendment, dated November 14, 2000 for the SMT 1999-A, changed the default ratio trigger from 12% to 13.5%. [1999-A Supplement Section 8 (g) and Amendment and Consent dated November 14, 2000]. Certainly, Spiegel management was alerted to the fact that their receivable charge-off rates were climbing.

         The delinquency ratio trigger measured the aggregate amount of receivables in the preferred card portfolio that were greater than 91 days past due. (60) it was expressed as a percentage of total receivables in the preferred credit card portfolio. The applicable agreement for SMT 1999-B(61) required that the three-month rolling



________________________
         (58) Amendment and Consent dated as of November 14, 2000

         (59) Amendment NO. 2 to SMT Series 1999-B Supplement dated as of November 10, 2000

         (60) Definition Section p. 6.

         (61) Series 1999-B Supplement Dated as of December 1999 to Amended And Restated Pooling and Servicing Agreement Dated as of December 13, 1994.

average ratio of delinquencies to total receivables be no greater than 4.75%. [Section 8 (i)]

         Steele noted in a September 19, 2000, email that the forecasted range for the annual delinquency rate for September through December 2000 was 4.70% to 5.75%. [SPGL 150338] In an October 31, 2000 letter from McKillip to Horst Hansen, Spiegel projected violations of the three-month average delinquency ratio payout trigger on the SMT 1999-B, above the 4.75% threshold, in November 2000. [SPGL 149378-80]

         In November 2000, the Amended and Restated Pooling and Servicing Agreement for SMT 1999-B was amended to reset various trust triggers. The Amendment No. 2, dated November 10, 2000, for the SMT 1999-B, changed the delinquency ratio trigger from 4.75% to 13.5% and revised the definition of delinquency from 91 days past due to 31 days past due. The same Second Amendment also softened the liquidation rate requirement in that it now could not be less than 4.75% instead of the former 6% threshold.

         Financial Disclosure Issues. As described above, before the Form 10-Q for the third quarter of 2000 was filed, Spiegel either violated or projected violations of two trust payout triggers which they ultimately resolved by obtaining a waiver and two amendments. Spiegel failed to make appropriate financial reporting disclosures, as required by generally accepted accounting principles ("GAAP") and the SEC in its Form 10-Q for the Third Quarter of 2000. SAB 99 notes "the authoritative accounting literature cannot specifically address all of the novel and complex business transactions and events that may occur. Accordingly, registrants may account for, and make disclosures about, these transactions and events based on analogies to similar situations or other factors." As discussed above, trust triggers are substantively analogous to debt covenants, given their nature and purpose as well as the potential impact on Spiegel's financial condition. Accordingly, accounting literature related to debt covenants and waivers thereof would be applicable in this case. Additionally, cash flows from securitizations were of material significance to Spiegel. As such, investors should have been made aware of the risks involved and the financial impact of a trigger violation.

         If trust payout events were triggered, such an event would have had similar significant impacts on Spiegel's financial condition as if long-term liabilities became callable. It would have a devastating effect on the company's liquidity. Therefore, the disclosure requirements listed in SFAS 78 (Classification of Obligations That Are Callable by the Creditor) provides guidance as to required disclosures in connection with the violations of a trust trigger and the related waiver that was obtained before the Form 10-K was filed. Specifically, paragraph 5 of SFAS 78 notes that if an obligation is classified as a long term liability, when it contains a grace period in which it is likely the violation will be cured during that period, the circumstances involved shall be disclosed. In the case at hand, the trigger was violated and a waiver was obtained for one month (the grace period). Spiegel believed it would cure the violation, nonetheless, as required by SFAS No. 78 the circumstances involved should have been disclosed.

         SEC Regulation S-K 229.303, MD&A of Financial Condition and Results of Operations and Financial Reporting Codification 500 also required Spiegel to make certain disclosures in the MD&A section of its annual and quarterly reports to investors. Financial Reporting Codification 501.02 explains: "[s]everal specific provisions in Item 303 require disclosure of forward-looking information. MD&A requires discussion of

"known trends or any known demands, commitments, events or uncertainties that will result in or that are reasonably likely to result in the registrant's liquidity increasing or decreasing in any material way."(62)

         In each ensuing quarter, it became increasingly obvious that the cash stream provided by credit card securitization was at greater risk, and at the same time Spiegel was becoming more dependent on this source of cash. Spiegel however, failed to disclose that they were likely to be in default of the provisions of its trust agreements, and the impact of those defaults on the liquidity, revenues and operations of the company. In fact, in 2003, Spiegel did violate payout triggers, and the loss of the cash flow from the trust was one of the causes that led to the bankruptcy filing by Spiegel.

         Exchange Act Rule 240.12b-20 states that "In addition to the information expressly required to be included in a statement or report, there shall be added such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made not misleading." Given the concerns expressed by management of Spiegel, the pending and subsequent impact on Spiegel of its failure to comply with the various provisions of the trust arrangements, it is



________________________

         (62) Financial Reporting Codification 501.02 continues: Further, descriptions of known material trends in the registrant's capital resources and expected changes in the mix and cost of such resources are required. Disclosure of known trends or uncertainties known to management that the registrant reasonably expects will have a material impact on net sales, revenues, or income from continuing operations is also required. Finally, the Instructions... state that MD&A "shall focus specifically on material events and uncertainties that would cause reported financial information not to be necessarily indicative of future operating results or of future financial condition." For example, a company with a material deficiency in short term or long term liquidity is required to disclose that deficiency as well disclosing either its proposed remedy or that it is currently unable to address the deficiency.

clear that the failure to make a fair and complete disclosure of the various violations was indeed a material accounting irregularity.

         In addition, the guidance set forth in Regulation S-X Section 210.10-01
(a) (5) requires that events that were subsequent to year end which would have a material impact on the registrant shall be disclosed.(63) Without doubt, trigger violations posed a threat of material impact on Spiegel and merited disclosure to investors.

C.   Trigger Violations for Fourth Quarter of Fiscal 2000

         Trigger Violations. In its audit workpapers for fiscal 2000, KPMG noted that Spiegel expected to exceed the Amended Default Ratio covenant on the SMT 1999-A in February 2001. [KPMG 1038] By year-end 2000, Spiegel had not obtained an amendment or a waiver to cure its projected violation of the new default ratio threshold on the SMT 1999-A. After year end but before the Form 10-K was filed, an amendment dated February 13, 2001 changed the default ratio from 13.5% to 17% through the trust's June 2001 distribution date. [KPMG 12396, 12397, 1038 and 12421-22].

         To avoid activating the delinquency ratio payout trigger on SMT 1999-B in October 2000, Spiegel charged-off accounts in order to reduce delinquencies and thereby reduce the delinquency ratio below the payout threshold. As noted in FCNB's October 2000 Trust Financing Commentary regarding the SMT 1999-B:

          "The 3-month average Delinquency Ratio trigger is set at 4.75%. In September 2000, the 3-month average was 4.73%. The current forecast


_______________________

         (63) "(5) The interim financial statements shall include disclosures either on the face of the financial statements or in the accompanying footnotes sufficient so as to make the interim information no misleading..footnote disclosure which would substantially duplicate the disclosure in the most recent annual report...and detailed disclosures prescribed by Rule 4-08 of this Regulation, may be omitted. However, disclosure shall be provided where events subsequent to the end of the most recent fiscal year have occurred which have a material impact on the registrant. (emphasis added)"
     indicates the delinquency ratio will exceed the trigger level by the end of November if no action is taken. FCNB will attempt to secure relief from this trigger by mid-November. In order to remain below this trigger level in October, FCNB will accelerate approximately $10 million additional charge-offs during October. This will not impact full year 2000 results." (emphasis added) [SPGL 149362]

         Spiegel did, in fact, accelerate charge-offs in October 2000, for the apparent purpose of artificially reducing the delinquency ratio and protecting against violation of the Delinquency Ratio Trigger:

     "The $1.5 billion [1999-B] VFN program had a total delinquency payout trigger that was in danger of being breached in late 2000. Consequently, charge-offs were accelerated to reduce the delinquency ratio just for that time period. Since then, we have not accelerated charge-offs to 'artificially' reduce the delinquency ratio." [SPGL 150181]

         Through its acceleration of charge-offs in the fourth quarter of 2000, Spiegel used an artificial means to avoid violating the delinquency trust trigger on its preferred portfolio. (64) By charging off these receivables, it reduced delinquencies in its Monthly Noteholder Statements and avoided violating its delinquency trigger.

         Financial Disclosure Issues. On March 30, 2001, Spiegel filed its audited consolidated financial statements on Form 10-K for the fiscal year ended December 30, 2000. In that filing, Spiegel represented that "[a]t December 30, 2000, the credit card receivables were performing within established guidelines." [Form 10-K, p. 31] Spiegel's Form 10-K for the fiscal year ended December 30, 2000 also noted "the FCNB Preferred credit programs realized improved yields and lower charge-offs from reduced delinquencies (emphasis added)." [Form 10-K, p. 14] This representation is not


________________________

         (64) The amendment for the SMT 1999-B, dated November 10, 2000, changed among other provisions, the Excess Spread trigger from 7% to 8%. [Amendment No. 2 to SMT Series 1999-B Supplement] consistent with the trends noted in KPMG's workpapers. KPMG's significant issues memo for the fiscal year ended December 30, 2000, noted a reverse trend:

          "Based on discussions with the client, the Trusts have exceeded the trigger points due to changes in the composition of receivables in the Trusts. Delinquencies and charge-offs have increased, as a result of marketing efforts to grow the portfolio with more aggressive underwriting standards." (emphasis added) [KPMG 1038]

         By year-end 2000, Spiegel had violated payment rate and default triggers and projected violations of delinquency triggers which necessitated obtaining waivers and amendments to loosen performance parameters. Spiegel also was projecting that the latest amendment to its SMT 1999-A series did not raise the allowable default rate high enough to cover projected defaults in February 2001. Moreover, Spiegel had accelerated charge-offs to avoid triggering the delinquency trigger on SMT 1999-B. Violations of these performance triggers would have caused rapid amortization but for the waivers and amendments granted by the noteholders.

         Statement of Position (SOP) 94-6 ("Disclosure of Certain Significant Risks and Uncertainties")65 requires certain disclosures, which focus on risks and


________________________

         (65) The AICPA Accounting Standards Executive Committee issues Statements of Position, which are considered part of GAAP. SOP 94-6 requires disclosure of certain concentrations when all of the following exist and are known to management prior to the issuance of the financial statements:

          a.   The concentration exists at the date of the financial statements.
          b. The concentration makes the enterprise vulnerable to the risk of a near-term severe impact.
          c. It is at least reasonably possible that the events that could cause the severe impact will occur in the near term. (A severe impact is a significant financially disruptive effect on the normal functioning of the entity, albeit it includes matters that are less than catastrophic.)

         SOP 94-6 also requires disclosure regarding estimates, such as those required to calculate the value of residual interests in securitizations. The SOP requires disclosure of the nature of the uncertainty and inclusion of an indication that it is at least reasonably possible that a change in the estimate will occur in the near term if:

                                                                  (continued...)

uncertainties that could significantly affect the amounts reported in the financial statements in the near term or the functioning of the reporting entity in the near term. Specifically, SOP 94-6 requires disclosure of risks associated with concentrations in the volume of business transacted with a particular customer, supplier, lender, grantor or contributor. This disclosure is required because the loss of such a business relationship could severely impact the company. Clearly, given Spiegel's dependency on securitization of its credit card receivables as a source of both immediate and ongoing cash flow and revenue, a rapid amortization event with respect to one of its trusts would be a significant risk to Spiegel's operations. Rapid amortization would have caused a diversion of all excess cash collected from the securitized receivables from Spiegel to the noteholders. The disclosure of Spiegel's trust trigger violations was required in order to provide transparency to investors regarding the risk to Spiegel as a result of the deterioration of the financial performance of the trust's portfolio assets.

         As discussed above (in connection with the third quarter of 2000), SEC Regulation S-K 229.303 also required Spiegel to make certain disclosures in its MD&A section in its annual reports to investors regarding trends or uncertainties that will have a material impact on net sales, revenues, or income from continuing operations. The performance trends of the securitized receivables could have clearly had a material



_______________________

(continued...)

          a. It is a least reasonably possible that the estimate of the effect on the financial statements of a condition, situation, or set of circumstances that existed at the date of the financial statements will change in the near term due to one or more future confirming events. (Near term is a period of time not to exceed one year from the date of the financial statements.)

          b. The effect of the change would be material to the financial statements.

impact on Spiegel, and investors should have been provided with information about the potential impact of this trend in order to fully understand the risks of investing in Spiegel.

D.   Trigger Violations for First Quarter of Fiscal 2001

         Trigger Violations. On December 19, 2000, Spiegel issued its first offering pursuant to the SCCMNT, the publicly offered SCCMNT 2000-A series. By April 2001, it was apparent to Spiegel's management that Spiegel was in danger of violating the excess spread funding trigger on the SCCMNT 2000-A, which was 3.5%. Specifically, in April 2001, Spiegel projected that the excess spread percentage on the SCCMNT 2000-A Series would decline from 4.41 % in March 2001 to 1.09% in April 2001, and then down to 0.48% in May 2001. This would have resulted in a three-month average excess spread percentage of 1.99% [SPGL 85991]. The three-month average excess spread funding threshold was 3.5%. Bank management, including Aube and Moran, knew that the projected decline in excess spread would require a significant increase to the Excess Spread Restricted Cash Account from $12 million to $60 million in May 2001 [SPGL 85990]. In an April 26, 2001 memorandum to Moran, titled "Preferred Portfolio Deterioration," Aube wrote:

          "The 'excess spread' ratio for the [SCCMNT] 2000-A series is forecasted to be near zero for May ... we are in the preliminary stages of replacing 1999-A with a public term transaction and negative excess spread trends will create difficulties in arranging new financing. Also, if the spread falls below 3.5%, we will have to increase a restricted cash account from $12 million to $60 million, thereby increasing debt by $48 million." (emphasis added) [SPGL 85990]

         As discussed above, Spiegel avoided this excess funding requirement by increasing the interchange rate from 1% to 5% for trust reporting purposes in April 2001, retroactive to January 1, 2001. Spiegel's April 2001 Monthly Noteholder Statement, dated May 7, 2001 included the effect of the increased interchange rate. In April, Spiegel did increase its excess funding deposit from approximately $12,000,000 [KPMG 16861] to approximately $23,000,000 [KPMG 16878], and in May 2001 to approximately $27,000,000 [KPMG 16895], and then reduced the balance to $12,000,000 in July [KPMG 16933].

         If Spiegel had not purported to raise the interchange rate from 1% to 5%, the excess spread percentage on the SCMNT 2000-A Series would have declined below the 3.5% funding threshold to 2.63% in May 2001. [Monthly Noteholder Statements and Merchant operating agreements] As noted in the table below, based upon its actual results, Spiegel would have been obligated to increase the Excess Spread Restricted Cash account to $60 million, the maximum amount, in May 2001.


                       Amount Deposited          Excess Spread
                       in Excess Spread         Calculated @ 1%             Difference
-------------------------------------------------------------------------------------------
January                      6,011,756               12,000,000                 (5,988,244)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Feburary                    16,272,738               12,000,000                  4,272,738
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
March                       12,022,259               12,000,000                     22,259
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
April                       23,136,626               42,000,000                (18,863,374)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
May                         27,000,000               60,000,000                (33,000,000)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
June                        27,003,050               60,000,000                (32,996,950)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
July                        12,000,000               60,000,000                (48,000,000)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
August                      25,825,427               60,000,000                (34,174,573)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
September                   32,999,930               60,000,000                (27,000,070)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
October                     33,000,000               60,000,000                (27,000,000)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
November                    33,000,000               60,000,000                (27,000,000)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
December                    33,000,000               60,000,000                (27,000,000)
-------------------------------------------------------------------------------------------


         Spiegel continued to forecast increasing default rates on the SMT 1999-A series. In February 2001, Spiegel obtained an amendment, which raised its default rate trigger from 13.5% to 17% through the June 2001 trust distribution date. [KPMG 12397-

12402] On May 1, 2001, Spiegel obtained a waiver of a violation of its default rate trigger under Section 8 (g) from April 2001 through June 26, 2001.(66)


         Financial Disclosure Issues. On May 15, 2001, Spiegel filed its Form 10-Q for the first quarter of 2001 (ended March 31, 2001), which included its unaudited consolidated financial statements and MD&A. KPMG had performed a review of the unaudited financial statements as required by the SEC. In its public filing, Spiegel did not disclose the projected or actual trigger events, as it was required to do under the relevant SEC and accounting guidance.

         As discussed above (in connection with the third quarter 2000), Spiegel would have been required to make certain disclosures concerning the SMT 1999-A violation of default rate trigger in April 2001 and the subsequent waiver it obtained. Spiegel was aware of the trigger violation and receipt of the waiver prior to the filing of its Form 10-Q on May 15, 2001. However, Spiegel did not obtain an amendment prior to filing its Form 10-Q.

         Given Spiegel's continuing dependency on securitization of its credit card receivables as a concentrated source of both immediate and ongoing cash flow and revenue, and the significant impact a rapid amortization event would have on Spiegel's operations, SOP 94-6 also continued to be applicable and required Spiegel to disclose information about the risks relevant to Spiegel arising from actual and threatened trust trigger violations and the impact that they would have on liquidity.




________________________

         (66) Waiver to Series 1999-A Section 8 (g) of the Supplement dated May 1, 2001.

E.   Trigger Violations for Second Quarter of Fiscal 2001

         Trigger Violations. As noted above, based upon an actual interchange rate of 1%, the excess spread percentage on the SCMT 2000-A Series would have declined below the 3.5% funding threshold to 2.63% in May 2001. At that time, Spiegel would have been obligated to fully fund its excess spread restricted cash account, to the maximum amount of $60 million.

         Default ratios also failed to improve on the SMT 1999-A. Although the series was not scheduled to retire for several years, when Spiegel violated the default ratio payout trigger, it agreed to pay down the series and refinance the private placement through the issuance of a public offering. KPMG's second quarter 2001 workpapers noted that the "SMT 1999-A default ratio has exceeded the default payout measure, and Bank of America signed a waiver through June 2001. SMT 1999-A will be fully refinanced with the issuance [sic] of SCCMNT 2001-A on July 19, 2001." [KPMG 13855]. On June 11, 2001, Spiegel obtained an Amendment and Consent, which postponed the Commitment Termination Date on its May 2001 default payout waiver from June 26, 2001 to July 30, 2001.

         Spiegel informed J.P. Morgan that the average of the delinquency ratios for FCMT 1999-B and SMT 1999-B for the three consecutive monthly periods ending July 31, 2001 exceeded the trigger levels. Under the relevant Pooling and Servicing Agreements, violation of these triggers would not become payout events until either the Trustee or the Administrative Agent for the conduit banks declared a payout event. To avoid a payout event, Spiegel requested a waiver from J.P. Morgan, the Administrative Agent for the conduits. In a memorandum dated August 14, 2001, J.P. Morgan recommended a waiver to the conduit banks, noting that "Morgan [was] willing to provide th[e] waiver, particularly in light of the fact that both series continue to generate significant positive excess spread."(67) The Conduit Managing Agents waived their right to declare a Series Payout Event (under
Section 8(h) for FCMT 1999-B)(68) and 8(i) for SMT 1999 B with respect to the three consecutive monthly periods ending July 31, 2001.

         Spiegel was having similar difficulties with its bankcard series. In June 2001, just four months after closing the First Consumers Credit Card Master Note Trust ("FCCCMNT") 2001-A, Spiegel exceeded the three-month rolling average delinquency ratio on the new bankcard series, triggering an increase in the excess spread account to the $36 million maximum. In a June 2001 Trust Financing Commentary, FCNB Securitization Officer Mary Hankins noted that the spread account will be maintained at this maximum level until year-end, "[a]s forecasted delinquency is not expected to improve..." [SPGL 509089]

         Financial Disclosure Issues. On August 13, 2001, Spiegel filed its Form 10-Q for the quarter ended June 30, 2001 which included its unaudited financial statements and MD&A. KPMG performed a review of these financial statements pursuant to the regulations of the SEC. Spiegel did not disclose the projected and actual violations of trust triggers on its securitizations during the second quarter of fiscal 2001. Prior to filing its Form 10-Q for the Second Quarter 2001, Spiegel had violated its



________________________

         (67) Letter from JP Morgan to Spiegel/FCNB Conduit Managing Agents dated August 14, 2001 with undated waiver attached.

         (68) Series 1999-B Supplement Dated as of December 9, 1999 to Amended and Restated Pooling and Servicing Agreement Dated as of September 30, 1992, and Amended and Restated as of February l, 1999.

delinquency trust triggers for SMT 1999-B and FCMT 1999-B and had not obtained either waivers or amendments by its filing date.

         As previously discussed, SAB 99 notes "the authoritative accounting literature cannot specifically address all of the novel and complex business transactions and events that may occur. Accordingly, registrants may account for, and make disclosures about, these transactions and events based on analogies to similar situations or other factors." As discussed above, trust triggers are substantively analogous to debt covenants, given their nature and purpose as well as the potential impact on Spiegel's financial condition. Accordingly, accounting literature related to debt covenants and waivers thereof would be applicable in this case.

         SOP 94-6, S-X Section 210.10, S-K 229.303 and Exchange Act Rule 240.12b-20 require disclosure of probable trigger violations which occurred after the balance sheet date that are likely to continue until the next compliance date. The delinquency trigger violation meets this criteria and should have been disclosed.

         Additionally, EITF 86-30 (Classification of Obligations When Violation is Waived by the Creditor)(69) provides guidance as to how a borrower must classify debt on its balance sheet in circumstances where a covenant has been violated, including situations where a lender has waived the violation. While the trust triggers were not debt covenants per se, they were substantively analogous to them. Accordingly, if the circumstances outlined in any of the scenarios described in EITF 86-30 exist, then

_______________________

         (69) EITF 86-30 provides that the debt must be classified as a current liability in instances where (1)the borrower is in violation of the current covenant requirement at the balance sheet date, (2) subsequent to the balance sheet date but prior to issuance of the financial statements, obtains a wavier and (3) the same or a more restrictive covenant must be met at the compliance date in twelve-months, and it is probable that the borrower will fail to meet that requirement at that subsequent date.

disclosures required by EITF 86-30 were required. Specifically, the circumstances outlined in scenario 2 of EITF 86-30 are relevant to the circumstances that occurred at Spiegel related to SMT 1999-B and FCMT 1999-B. The guidance set forth in scenario 2 of EITF 86-30 requires disclosure in the notes to Spiegel's financial statements because the trust triggers for SMT 1999-B and FCMT 1999-B were in compliance at the balance sheet date but were violated in July and no waivers or amendments were obtained and it was probable that the violations would continue for the next three months.

         In addition, SOP 94-6 also continued to be applicable as Spiegel's reliance on securitizations remained high and the performance of its portfolios continued to deteriorate thereby increasing its risk of a rapid amortization.

F.   Trigger Violations for Third Quarter of Fiscal 2001

         Trigger Violations. In September 2001, Spiegel violated the rolling three month average delinquency triggers for the SMT 1999-B and FCMT 1999-B Series. According to an October 31, 2001 Key Credit Indicator letter from McKillip to Horst Hansen, the delinquency rate for the SMT 1999-B was 15.5% versus a trigger of 13.5%, and the delinquency rate for the FCMT 1999-B was 12.95% versus a trigger of 11.75%. In his Key Credit Indicators letter McKillip reported that "this delinquency rate is at a record level..." (SPGL 506640-42)

         In its third quarter 2001 workpapers, KPMG noted:

          "Series 1999-B Preferred and Bankcard delinquency triggers [were exceeded] in August. KPMG obtained the Pooling & Servicing agreements, noting exceeding the delinquency trigger is not considered a payout event until written notice is given. [The trust documents do require written notice of default.] Based on discussions with Mary Hankins, written notice has not been provided. The Series will renew October 17, 2001 as Series 2001-VFN with no delinquency triggers." [KPMG 13921]

         In September 2001, Spiegel also projected violations of the excess spread percentage funding triggers for SCCMNT 2000-A and SCCMNT 2001-A. A September 2001 Trust Financing Commentary authored by Mary Hankins addressed the cash funding impact of these projected violations:

          "Projected excess spread performance for the Preferred portfolio would require an increase in cash collateral account funding from the current $45 million to $120 million by year-end. Management is urged to consider increasing the commission to manage the spread account requirements and avert the risk of future negative excess spread for these public securitizations."(emphasis original) [SPGL 509065]

         In the same report, Hankins notes:

          "Substantive market risk [is] posed by deteriorating performance in the ABS sector. Beginning this year with Bank of America's losses on its exit from subprime lending, to the failure of Superior and smaller subprime lenders, through to the recent collapse of Providian's stock price, our portfolio performance is under close market scrutiny. Furthermore, a one-step rating downgrade is now a payout event for the Series 2001-VFN transaction." (emphasis original) [SPGL 509065]

         As noted above, Spiegel did increase the excess spread percentage, through an interchange rate increase for the SCCMNT from 5% to 6% in October 2001. This enabled Spiegel to temporarily avoid its full cash funding obligations under the SCCMNT 2000-A and SCCMNT 2001-A. However, in November, Spiegel was again forecasting a deterioration in its excess spread. An October 2001 Trust Commentary Report from Mary Hankins to Aube, Buda, Cannataro, Gill, McKillip, Huston, Pekarek, Zaepfel, and Steele noted that "November forecasted excess spread of 2.17% for SCCMNT 00-A and 3.21% for SCCMNT 01-A reflects continued deterioration in portfolio performance, despite 1 % increase in merchant interchange." (emphasis added) [SPGL 509039] McKillip reported this same information to Horst Hansen in the Key Credit Indicators Report for the fiscal year 2001:

     "Despite taking steps to improve excess spread in October 2001 (i.e. increasing the interchange rate by 1.0%) the three-month rolling average excess spread for the 2000-A Series dropped to 1.79% in January, triggering an increase in spread account funding from $42.0 million to the maximum (capped) level of $60.0 million." (emphasis original) [SPGL 506651]

         Financial Disclosure Issues. On November 13, 2001, Spiegel filed its Form 10-Q for the quarter ended September 29, 2001 which included its unaudited financial statements and MD&A. KPMG performed a review of these financial statements pursuant to SEC regulations. Since FCNB essentially refinanced its SMT 1999- B and SCMT 1999-B series with the October 2001 private offerings it therefore was not required to disclose trust trigger violations for those series that existed at the end of the quarter.

    X.   MATERIAL ACCOUNTING IRREGULARITIES: VALUATION OF RETAINED INTERESTS

A.   Failure to Record Retained Interests At Fair Value

         As discussed above, by fiscal year 2000 the quality of the accounts receivable that Spiegel used in its securitization transactions had deteriorated. Despite their awareness of this fact, Spiegel management failed to properly reflect the effect this had on the assumptions used in determining the fair value of the retained interests and the corresponding impact to the Company's financial statements.

         Background. When Spiegel sold receivables through its securitization transactions, it typically retained the following assets, known as "retained interests" in the securitized receivables:

     o Sellers Interest in Receivables (receivables placed in the trust by Spiegel for which it has received no cash).

     o Subordinated or Retained Investor Certificates (held as enhancement for the benefit of certificate holders and considered a subordinate interest in the trusts). [KPMG 15704]

     o    Interest-Only Strips ("I/O Strips")

     o Cash Reserve Accounts (an enhancement to the certificates and "cushion" to any defaults in the trusts). [KPMG 12367]

         The receivables held in trust represent receivables that have been placed in the trust by Spiegel but for which no cash has been received. As such, the receivables were not considered to have been sold, and Spiegel continued to record them on the balance sheet as accounts receivable, valued at the gross amount less a reserve established for the estimated uncollectible portion. The subordinated investor certificates and I/O strips were treated as trading securities and, as such, had to be carried at fair value with fluctuations in value recorded in the income statement. Spiegel estimated "fair value" by using an Excel spreadsheet known as the residual asset value ("RAV") model.

         Simply stated, the RAV model calculated the net present value ("NPV") of the retained certificate principal payments and the future excess cash flows generated from the receivables. Variables such as finance yield, charge-offs, discount rates (70) and



________________________

         (70) SFAS No. 140 states that I/O strips and retained interests are to be accounted for in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. As Spiegel chose to account for these under SFAS No. 115 as a trading security, these financial interests are required to be reported in the balance sheet at their then fair value with any changes in fair value being reported in the income statement. SFAS 140 and FASB Concepts Statement (SFAC) No. 7, Using Cash Flow Information and Present Value in Accounting Measurements define fair value as "The amount at which that asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale." SFAC No. 7 further states that "a ...estimated cash flows and interest rates should reflect assumptions about the future events and uncertainties that would be considered in deciding whether to acquire an asset or group of assets in an arm's-length transaction for cash...b Interest rates used to discount cash flows should reflect assumptions that are consistent with those inherent in the estimated cash flows ... c. Estimated cash flows and interest rates should be free from both (continued...)

interest rates were used by Spiegel in the NPV calculations. Minor changes in any one of these variables has a significant impact on the value of the retained interest.(71) In light of (1) the significance of these assets to Spiegel's financial statements, (2) the volatility of the asset values with slight changes in valuation assumptions, and (3) the GAAP requirement that the assets be carried at fair value, the assets represented a high risk to the fair representation of Spiegel's financial condition as set forth in their consolidated financial statements filed periodically with the SEC.(72) Accordingly, it was critical that the assumptions used to estimate fair value of the assets (or any changes in such assumptions) needed to be based on competent, relevant, sufficient and reliable data.

         Information related to the receivables, as included in Spiegel's consolidated balance sheet for the year 2001, reflects that these assets comprised a significant portion of Spiegel's balance sheet:

               SAC                                      2000              2001
-------------------------------------------------------------------------------
                                                      (in 000s)        (in 000s)
-------------------------------------------------------------------------------
Receivables Serviced                             $   2,180,227    $  2,305,930
-------------------------------------------------------------------------------
Receivables Securitized and Sold to Investors       (1,676,002)     (1,712,000)
-------------------------------------------------------------------------------
Retained Certificates                                 (448,693)       (488,428)
-------------------------------------------------------------------------------
Receivables with no Certificates Issued                 55,532         105,502
-------------------------------------------------------------------------------
Retained Subor. Interests fair value                   400,054         418,495
-------------------------------------------------------------------------------
Receivables Owned - Sum of above 2 items               455,586         523,997
-------------------------------------------------------------------------------
Interest Only Strip -I/O Strip                         191,224          59,777
-------------------------------------------------------------------------------

________________________

(continued...)

bias and factors unrelated to the asset ... For example, deliberately understating estimated net cash flows to enhance the apparent future profitability of an asset introduces a bias into the measurement."

         (71) For example, increasing the charge-off rate by 1% in the December 2000 RAV model decreases the value of the net I/O Strip from $142 million to $116 million.

         (72) KPMG's planning documents for the year 2000 note that the preliminary risk assessments related to the accuracy, valuation and presentation and disclosures for residual interests in securitized receivables is high. The workpaper states "Inherent risk is assessed at high for all objectives, as there is significant management judgment; control risk is assessed at high for all objectives ... and risk of significant misstatement as high for all objectives." [KPMG 11664]

Allowance for Loan Loss Reserves                         (965)           (5,192)
--------------------------------------------------------------------------------
Allowance for Returns on Preferred Credit Sales       (29,812)          (24,562)
--------------------------------------------------------------------------------
Other Receivables, Net                                120,875            84,186
--------------------------------------------------------------------------------
Net Receivables                                     $ 736,908      $    638,206
--------------------------------------------------------------------------------


         Design of the RAV Model. The RAV model used by Spiegel was intended to accomplish two goals: (1) estimation of the fair value of the retained investor certificates; and (2) estimation of the fair value of the I/O Strips.(73) The RAV model estimated the fair value of the Retained Investor Certificates by projecting the cash flow from the certificates using an assumed liquidation rate and default rate. Since Spiegel was required to over collateralize the Trust, the cash collected on the excess receivables passed through to Spiegel. This cash flow annuity constituted the Retained Investor Certificates and was discounted at a rate of 9%, at year-end 2000, to arrive at the value recorded on the balance sheet.

         In addition to the excess collateral, the collateralized accounts receivables earn interest at a higher rate than is passed on to the certificate holders. Spiegel had the right to receive the excess interest, provided that certain payout triggers were not activated. Spiegel estimated this cash flow stream by deducting (1) assumed principal







________________________

         (73) The RAV model was developed by Tony Buda (former CFO of FCNB) and was used by Spiegel to value the Retained Investor Certificates and I/O strips through September 2001. In 2002, Spiegel engaged an outside consulting firm to develop a new RAV model and used it to value the retained certificates and I/O strips shown on Spiegel's December 29, 2001 consolidated balance sheet included in Form 10-K filed in February 2003. KPMG workpapers [KPMG 03784] state that use of the new model together with other assumption adjustments based on actual experience through August 2002 resulted in additional reduction adjustments in the value of retained interests of approximately $6.1 million and $29.5 million for SAC and FSAC, respectively.

charge-offs, (2) interest paid to Investors and (3) servicing fees from the estimated net portfolio yield.(74) The excess interest or cash flow is determined as follows:

                                Net Finance Charges(75)

                    Less        Principal Charge-Offs

                    Less        Interest Paid to Investors

                    Less        Service Fees

                    Equals      Excess Interest/Cash Flow


In order to estimate the fair value of the cash stream, it is discounted at a rate to arrive at NPV. For the I/O strips, Spiegel used a 15% discount rate, at year-end 2000.

         As time progresses, evidence necessitating changes in the model assumptions, including charge-off rates, provides indication that the fair value of the retained certificates and I/O strips recorded on the balance sheet has been affected. For example, if charge-offs are lower than anticipated (reflecting better performance), an investor would be willing to pay more for the retained interest in an arms-length transaction. Conversely, if actual charge-offs are higher than anticipated (reflecting worse performance), an investor would pay less for the retained interest.

         Spiegel's Retained Interest Assets. GAAP requires that retained interests in securitizations (other than the seller's interest in receivables held in trust) be recorded





________________________

         (74) This calculation also involves an assumption regarding liquidation rates. Liquidation rates are the assumed rates at which credit card holders will pay back the principal that they owe. Assuming all other assumptions were appropriately estimated, if the Trust liquidates more slowly than originally estimated, the value of the I/O strips is increased and the value of the Retained Interest Certificates is decreased. The opposite is true if the Trust liquidates at a more rapid rate than was originally assumed.

         (75) Net finance charges represent interest, late fees, overlimit fees and interchange fees, net of finance and fee charge-offs.

like debt securities. (76) In its consolidated financial statements included in the Form 10-K filed with the SEC for fiscal year ended December 30, 2000, Spiegel disclosed the following:

          "Marketable securities consist of the retained certificates issued by the trusts in conjunction with the securitization of the Company's credit card receivables. These debt securities, classified as trading and stated at fair market value, are included in net receivables."

[Form 10-K, p. 24.]

         Spiegel's decision to classify the retained certificates as trading securities is unclear because there is no evidence that the retained certificates were bought and held principally for the purpose of selling them in the near term. (77) This investigation failed to reveal any evidence that Spiegel was actively trading in the retained interest certificate




________________________

         (76) Paragraphs 14 of both SFAS 125 and SFAS 140 require that interest-only strips, retained interests in securitizations, loans, other receivables, or other financial assets that can contractually be prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment should be subsequently measured like investments in debt securities classified as available-forsale or trading under SFAS 115.

         Paragraphs 12 & 13 of SFAS 115 state in part:

               Investments in debt securities that are not classified as held-to maturity and equity securities that have readily determinable face values shall be classified as trading securities or available-for-sale securities and measured at fair value in the statement of financial position.

               Unrealized holding gains and losses for trading securities shall be included in earnings. Unrealized holding gains and losses for available-for-sale securities (including those classified as current assets) shall be excluded from earnings and reported as a net amount in a separate component of shareholders' equity until realized.

         (77) Paragraph 12 a. of SFAS 115 defines trading securities as:

               "Securities that are bought and held principally for the purpose of selling them in the near term (thus held for only a short period of time) shall be classified as trading securities. Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price."

market. As a result of Spiegel classifying the retained certificates as trading securities, it had to report market value gains or losses immediately in the determination of income. (78)

B.   Disregard of Trust Asset Portfolio Performance Problems

         As evidenced by management's continuous struggles to avoid trigger violations as discussed above, it is clear they were aware that the securitization asset portfolios were not performing at levels expected when the retained interests were initially valued and recorded. Specific communications between members of Spiegel's management confirm Spiegel's awareness of problems with the portfolio at least as early as the fall of 2000.

         On November 9, 2000 McKillip wrote the following comments to Horst Hansen concerning credit issues in the third quarter of 2000:

     o Referring to SMT Series 1999-B: "Current projections indicate that this delinquency ratio [payout trigger] will trip the trigger in November 2000 if no action is taken."

     o "Preferred charge-offs and fraud losses continue to grow. Increasing delinquencies, driven by a newer customer file, deterioration of new customer credit quality, less restrictive new account credit standards and a more liberal credit limit strategy along with increased fraud expense driven by an influx of new accounts and the absence of backend screening in Fall 1999 and Spring 2000 have combined to put upward pressure on Preferred charge-offs. The November Board estimate calls for this expense to reach $206.4 million (11.2%) in 2000, up from April Board of $182.9 million (10.1%). It appears that this trend will continue into 2001, where net charge-offs and fraud losses are currently projected at $283.9 (12.5%)."

[SPGL 506609-506613]



________________________

         (78) Had Spiegel classified these securities as available-for-sale, the alternative treatment for unrealized holding gains and losses under SFAS 115 would have been to exclude them from earnings and report fair value fluctuations as an amount of other comprehensive income in shareholders' equity until the gain or loss is realized. Under this classification, unrealized losses become part of the net income calculation either when they are realized or when the security is other than temporarily impaired.

         Not only had the portfolio already shown signs of deterioration over fiscal year 2000, but Spiegel was also aware that there was little hope for improvement. A November 24, 2000 memorandum from Mark Lowe (Spiegel risk manager) to Mike Moran, Christian Feuer and other Spiegel executives drafted in response to questions raised about the portfolio reflected that Spiegel had strategically pursued high-risk cardholders:

     o "Although their expected charge-off rates were high, FCNB and Spiegel deliberately selected these customers because they had several desirable characteristics - excellent response, activation, and credit utilization."

     o "The consumers FCNB and Spiegel target trend to high deterioration in their credit files. These individuals are highly utilized with their existing lines of credit. They also have more irregular payment histories. The ones that respond to the credit and merchandise offers have even higher rates of decline within a four-to-six month period. Forty to fifty-two percent of these customers have expected charge-off rates that are higher than they were a few months earlier."

     o A table in the document indicates that 22% of the accounts receivable balances relate to customers with FICO scores between 351 and 550. It further states that the charge-off rate for this group is 53.38% and "This group as [a] whole not able to make minimum $15.00 monthly payments.(79)

[FCNB MM1241-1256].



________________________

         (79) A FICO score is a credit score lenders use to measure an individuals credit risk. The score is based on payment history, amounts owed, types of credit used, new credit and length of credit history. Credit scores and the perceived risk levels are as follows:

                        Excellent:        Over 750
                        Very good:        720 or more
                        Acceptable:       660 to 770
                        Uncertain:        620 to 660
                        High risk:        less than 620.

         Interest rates will vary based on one's credit risk profile. For example, in today's market an individual with an excellent FICO score may be able to obtain a mortgage loan at 6.1% while one with a score of 500 to 550 would have to pay in excess of 9.0%.

         Additionally, Spiegel was advised by a third party, Fair Isaac, which developed the FICO scoring system, that the strategy it undertook was going to result in a portfolio with high delinquency rates and charge-offs. FCNB retained Fair Isaac to study the impact on the receivables portfolio related to FCNB's credit line policy of granting credit line increases every two months. The December 2000 Report titled "Strategy Review: Private Label Portfolios Credit Line Management" included various comments about delinquencies and credit strategies:

     o Delinquency rates for the Preferred portfolio are significantly higher than industry averages. The national average 2+ cycle delinquency rate is 4.33% as of the second quarter 2000 according to the Federal Reserve. "In contrast, Spiegel's 2+ cycle delinquency rate [is] 18.7%, Newport News' delinquency rate is 19.8% and Eddie Bauer's is 9.3% as of October 2000."

     o "[E]conomic conditions also suggest the need to consider reducing loss exposure. For example, leading industry groups are predicting bankruptcy rate increases in the next few years ... Credit quality and account management issues will become increasingly important during any economic tightening."

     o "Aggressive credit line strategies often produce positive results very quickly in the form of increased revenue and charge volume. However, it takes substantially longer to measure the corresponding increase in charge-off losses that often result from aggressive strategies."

     o The conclusion states "...the frequency of line increases and the broad-based nature of these increases is creating greater loss exposure without providing clear increases in revenue for the bank or for the merchants."

[SPGL 508484-508490].

         Other evidence clearly confirms that Spiegel was aware of problems with the Preferred series:

     o November 21, 2000 Board of Directors ("BOD") Packet - FCNB acknowledges problems with the preferred portfolio and sets forth steps to improve credit quality; however, "No significant impact will be recognized until Fall season 2001. In the interim, FCNB will take steps to improve yield in order to off-set increased losses. These steps will include further pricing changes." [SPGL 270961]

     o November 21, 2000 BOD Packet - "Credit quality of the new customer group has deteriorated due to lower activation rates across all risk levels, adverse selection, competitive pressures and aggressive new account management to support sales." [SPGL 270963]

     o December 2000 Trust Financing Commentary - Referring to the SMT Series 1999-A and 1999-B - "Spiegel Treasury advised to seek reset of delinquency trigger in Q1200l." [SPGL 509141]

     o December 2000 Trust Financing Commentary SMT Series 1999-A - "Spiegel Treasury in process of renegotiating default trigger with Bank of America; documentation to follow." [SPGL 50914]

     o Loree Vandenberg - former head of internal audit at FCNB stated in an interview with representatives of the court-appointed examiner on July 24, 2003 that for the preferred card, it was known that certain late fees would not be collected and should have been written down sooner. [Vandenberg Interview]

     o November 17, 2000 facsimile memo from Bob Gill to Skip Behm (VP of Finance Planning and Control for Spiegel) referring to changes in the credit limit strategies - "The attached will outline for you changes to be made to the credit limit strategies effective in January 2001. This change is exactly what was recommended, but blocked last month. You will see that the vintage we are tracking has further deteriorated during the last 30 days. Anticipate that March 2001 will bring further recommendations to rein in high risk transactions with continued emphasis upon higher risk FICO ranges (under FICO 650) and we will begin to address the size and frequency of increases then." [SPGL508478]


         In April 2001, Spiegel projected that the Excess Spread percentage on the SMT 2000-A Series would decline from 4.41% in March 2001 to 1.09% in April 2001 and to 0.48% in May 2001. [SPGL 85991]

         In a telephone interview conducted by representatives of the Examiner on July 28, 2003, Bob Gill, former Executive VP of FCNB, was questioned about a memorandum prepared by FCNB's human resources manager on or around January 8,

2002.(80) According to this memorandum, Mr. Gill stated to the human resources manager that the forecasts prepared by FCNB were "optimistic" and "aggressive." The memorandum indicates that Mr. Gill alleged that Tony Buda and Greg Aube (FCNB President) were "cooking the books" and "misrepresented the financials." Mr. Gill stated in his interview that Mr. Buda and Mr. Aube apparently prepared the forecasts of yield and charge-offs and Mr. Gill disagreed with them. However, Messrs. Buda and Aube apparently had the final say and they were not changed based on Mr. Gill's input. In fact, Mr. Gill stated that on July 31, 2001, there was a meeting among various Spiegel executives including, among others, Mr. Aube, Mr. Pekarek, Mr. Buda and Mr. Gill, where the forecast was a topic of discussion. Mr. Gill raised certain issues about the forecast and was told by Mr. Aube "don't ever change the forecast unless he [Mr. Aube] approves." Other comments attributed to Gill by the human resources manager included:

     o The bank was like a "house of cards that will come tumbling down soon."

     o Their cooking of the books is going to come to light and that Gill was concerned that it will be perceived that he knew or should have known it was going on. They were Aube and Buda. He was concerned about "charge-offs, gains, manipulation of the spread and reserves, late fees, and other irregularities." He said that he was talking "misrepresentations."

     o Gill was concerned that the "OCC or the SEC will believe that he knew more than he did... since Tony [Buda] and Greg [Aube] misstated earnings in 1999 and 2000, Spiegel may have to restate earnings. If that happens it could trigger an SEC review. Those guys are serious. They arrest people."

     o Gill "would like to believe that it happened because they [Aube and Buda] were incompetent - not because they were intentionally fraudulent, but they are smart guys and when you look at it objectively, it seems unlikely."


________________________

         (80) Gill confirmed that the memorandum contains a typographical error, improperly referencing the year as 2001.

     o FCNB's sale would not go through because there was "no way to reconcile the books... [Gill] had done some research into the street value of receivables and that portfolios with half the charge off rate were taking large discounts. .. He said the discount on Bankcard would be 30-40% or more and that Private Label would be worse."

The documents and other evidence discussed above corroborate the assertions attributed to Mr. Gill in the memo regarding Spiegel's use of unrealistic forecasts.

         Despite this evidence of a clear awareness by Spiegel management of the sub-performance of the receivables portfolio, the Company continued to value the retained interests as if this deterioration had no adverse impact on their value. To the contrary, during this period, Spiegel used assumptions in the RAV model that resulted in increases in the fair value of the assets thereby permitting them to recognize gains during this period instead of write downs ($8.6 million as of 3/31/00, $13.6 million as of 6/30/00, $13.6 million as of 9/30/00 and $28.3 million as of 12/31/00 - all amounts are cumulative). [KPMG 13596,13768,13840,16088]

C. Lack of Adequate Support for Retained Interest Valuation Assumptions

         Some of the variables used to value retained interests, such as finance yield and charge-off rates, were obtained from these board forecasts and five-year plans to which presumably Gill is referring in his comments to the human resources manager. The assumptions used in the RAV model during various quarters are shown in the following Table:

     RAV Model Assumptions          Mar-00   Jun-00   Sep-00   Dec-00   Mar-01   Jun-01   Sep 01
     Finance yield                  23.69%   22.88%   24.86%   27.13%   27.93%   26.94%   28.70%
     Charge-Offs                     9.43%    9.19%    9.92%   12.18%   12.92%   12.22%   15.31%
     Servicing Fee                   2.00%    2.00%    2.00%    2.00%    2.00%    2.00%    2.00%
     Avg. Interest Rate Paid         5.47%    5.00%    5.29%    5.19%    4.69%    3.96%    4.33%
     Discount Rate                  12.00%   12.00%   13.00%   15.00%   15.00%   15.00%   15.00%

      Retained Cert. Discount Rate   7.47%    7.00%   18.00%    9.00%   9.00%   9.00%   9.00%


         Portfolio Finance Yield. The retained assets were very sensitive to slight changes in assumptions used to value them. For example, a 1% decrease in the finance yield used in the RAV model decreases the value of the retained interests of $142.6 million by $25 million or 18%. That reality, coupled with the fact that Spiegel was concerned about the quality of the portfolio and possible trigger violations in 2000, created a situation in which the Company had to either recognize a significant write-down of retained interests or use variables from unrealistic Company-prepared forecasts that justified no diminution in value. It appears Spiegel chose the latter.

         The increase in portfolio yield used in the RAV model from 24.86% to 27.13% in December 2000 was a significant increase. The only explanation regarding the jump in yield found in the documents produced in this matter were in the year-end 2000 audit workpapers of KPMG. According to those workpapers:

        "The increase in the finance charge rate is partially due to a higher prime rate used to forecast December's estimate than the September estimate, as the cardholder APR is based on prime rate. The prime rate has increased during the current year, and is remains higher at December 31, 2000 than it was during the early part of 2000. The increase in the finance charge rate is also consistent with the increase in charge-offs and delinquencies for both bankcard and preferred. Higher risk portfolios have a higher finance charge rate and higher charge-offs."

[KPMG 12234].


         No support could be found that quantified or explained the basis for this increase. First, the assertion that the prime rate increased during 2000 is correct in that the rate increased from 8.5% at January l, 2000 to 9.5% in mid-May 2000. However it remained at 9.5% for the balance of the year.(81) In addition, the prime rate decreased on January 4, 2001 and continued to decrease every month in the first half of 2001 to 6.75% at the end of June 2001. Secondly, a higher risk portfolio should yield higher gross rates, but the rate discussed above is net of finance charge and late fee charge-offs, which would also increase with a high-risk portfolio.

         In fact, the assumed finance charge and late fee charge off rate was assumed to be 5.11% [KPMG 12244] for purposes of doing the calculation of fair value at year end 2000. This is a 3.7% increase over the annualized year-to-date experience at the end of the 2000 third quarter of 4.93% [KPMG 12157]. Yet, for principal charge-offs, the assumptions in the model increased from 9.92% to 12.18%, an increase of 22.8%. It is likely that the charge-offs related to finance charges and late fees would be greater than principal charge-offs; however at the very least, the increase in finance charge and late fee charge-offs should be assumed to be proportionate to the principal charge-offs based on the logical assumption that a non-paying credit customer would not differentiate between principal and finance charge payments. Had Spiegel employed such an assumption, this change alone would have decreased the finance yield used in the model by approximately 1% [4.93 * 1.228 = 6.05 instead of 5.11].

         Also, as indicated in the table above, it was assumed that the rates paid to certificate holders, who theoretically share in the portfolio risk, would decrease from the 5.29% used at the end of the third quarter 2000 to the 5.19% used at the year end 2000. Obviously, the certificate holders would not experience a proportionate increase in their


_______________________

         (81) Federal Reserve Statistical Release - Selected Interest Rates yield as they have protections, but no explanation is provided that justifies a decrease in yield to investors in the same assets, while another investor, i.e. Spiegel, experiences an increase in yields. Although the portfolio yield of 27.13% is reflected in a Company prepared forecast [KPMG 12244], no support could be located to explain how this forecast was derived. In fact, the 2000 forecast prepared in September 2000 projected yields for 2000 at 24.50% and for 2001 at 25.22%. [KPMG 11575]

         Charge-Off Rate. As noted above, the charge-off rate was increased in the RAV model for the year ended December 30, 2000 from 9.92% to 12.18%. Given the experience of the trust portfolio, an increase was clearly in order. The need for an increase was explained as being due to a combination of the seasoning of new accounts and a rise in portfolio charge-offs and total delinquencies. [KPMG 12234] Also, receivables significantly increased during the current year and typically, the new accounts that charge-off will do so around six months. The December 2000 forecast indicated that the charge-off rate should be 10.88% [KPMG 12244] and to that was added an extra 1.3% [KPMG 12235] to arrive at a total charge-off assumption of 12.18%. No documentation could be found that explained the basis for the additional 1.3%, or how the Company determined whether it was adequate.

         Unquestionably, the charge-off rate needed to be increased but the increase applied was inadequate. Delinquencies were increasing, and they were increasing at a rate greater than the charge-off assumption was being increased in the model. The chart below indicates how delinquencies were moving up a steeper curve than were the charge-off rates used in the model, creating a greater and greater gap.

Preferred Delinquencies, Charge-offs and Model as Percentage of MNS Receivables

Graph showing the preferred delinquencies, charge-offs and RAV model as a percentage of MNS receivables for the year 2000 calendar months.

         As can be seen from this chart, the difference between the actual delinquency rate and the model charge-off rate at the first quarter was approximately 5.5 percentage points. By the end of the year the differential between the model charge-off rate and the delinquency rate was over 10 percentage points. Clearly, the assumed charge-off rate was not keeping pace with the delinquency rate.

         In addition to considering this pattern, had the Company also looked at the actual rates they experienced in late 2000 and January 2001, information that was available prior to filing their 2000 Form 10-K, they would have recognized that 12.18% was inadequate. The actual charge-off rates experienced in December 2000 and throughout the first quarter were in excess of the rate assumed in the RAV model. The Monthly Noteholder Statements show that charge-off rates were 13% in December 2000 and 13.7% for January 2001.(82) [Monthly Noteholder Statements]

         The Company did increase the charge-off rate to 12.18% in December 2000 for purposes of valuing the retained interests at year-end. Raising the charge-off rate from 9.92% to 12.18%, without a corresponding change in the finance yield, would result in an approximate $56 million write-down of the retained interests. As discussed in the section above however, management changed the finance yield from 24.86% in September 2000 to 27.13% in December 2000 - an increase of 2.27%. Coincidentally, this precise increase corresponds almost exactly with the 2.26% increase in the charge-off rate of 9.92% used in September to the 12.18% rate used in December. By raising the finance yield rate and the charge-off rate in tandem, and by virtually the same amount, Spiegel created the appearance that a write-down in the value of the retained interests was unnecessary.


_______________________

         (82) Charge-off rates continued to trend upwards in the first quarter of 2001. Actual experience for February was 13.68%, and for March 15.52%.

         As can be seen in the chart below, except for a brief period in early 2001, delinquencies remained in the 22% to 24% range throughout 2001. At June 2001, with delinquencies at about the same level as year-end 2000, there was still an approximate 10 percentage point differential between the model rate and delinquencies. Ultimately, Spiegel raised the model rates in September and December 2001 to 15.3% and 18.2%, respectively.

         It is interesting to note that delinquencies at year-end 2000 were approximately 23% of outstanding accounts receivable balances. At the end of 2001, delinquencies were approximately 24% of outstanding accounts receivable balances, and at year-end 2002, delinquencies were 23.5% of outstanding accounts receivable balances. The information available in 2002 that led to the write-down of the retained interests in the 2001 financial statements, had not changed drastically from the information that existed at year-end 2000.

 Preferred Delinquencies, Charge-Offs and Model as Percentage of MNS Receivable

Graph showing the preferred delinquencies, charge-offs and RAV model as a percentage of MNS receivables for the year 2000 calendar months.

D.   Resulting Overvaluation of Retained Interests


         As stated above, Spiegel had no basis to assume that the portfolio yield for these trust receivables would ever achieve 27.13%. Also contemporaneous evidence shows that the increase in the charge off rate from 9.92% in the third quarter of 2000 to 12.18% in December 2000 was inadequate.

         Since Spiegel classified its retained interests as trading securities, the discount rates used should have reflected market rates for investments with similar risks. As discussed more fully above, at least by the fall of 2000, some trigger violations occurred and others threatened to occur that could have resulted in a payout event in the SMT Series. For example, a memorandum dated October 11, 2000 from Alan D. Coogan (FCNB General Counsel) to Mike McKillip has attached the October 2000 Trust Financing Commentary. This memo discussed the potential trigger violations of series

1999-A and 1999-B of the SMT. [SPGL 149362] The memorandum indicates that the liquidation rate will be tracked carefully as the two-month average trigger is set at 6% and the current two-month average is 6.27%. More importantly, it reflects that the 1999-A series is in violation of the default trigger and that management is going to work to gain relief from this trigger.

         The same memorandum expresses concern regarding a possible violation of the delinquency ratio trigger in the 1999-B series, which did not contain a default trigger. In fact, on November 14, 2000 an amendment and consent was given to Series 1999-A for its violation of the default rate. This amendment facilitated Spiegel's ability to accelerate $10 million of charge-offs in October 2000 thereby avoiding a delinquency ratio trigger being violated by series 1999-B.

         The manipulative appearance of these actions aside, the fact that Spiegel was struggling to avoid violation of the established triggers was a harbinger of the direction in value that these assets were headed. Had these series gone into rapid amortization, the value of the retained interests would be severely diminished. In other words, as the likelihood of a trigger violation increases, the risk of an investment in the retained assets increases as well, thereby decreasing the amount that a third party would be willing to pay for the investment in an arms-length transaction. That risk should have been reflected in the discount rate. Despite Spiegel's assertion that the retained interests were trading securities, the Company did little, if anything, to determine whether the discount rate used reflected a market rate for similar investments.

         In fact, KPMG instructed its Structured Finance Group to evaluate the RAV model in connection with the year-end 2000 audit. [KPMG 12490] KPMG provided a recommendation that Spiegel obtain supporting information for its discount rate assumption. Examples of supporting information would include a letter from an investment banker or market information based on comparable assets with similar ratings, risk and duration profiles. The Structured Finance Group stated that other issuers had been typically using discount rates ranging from 12% to 20% per annum. Spiegel management responded that they were willing to incorporate the recommendation in their fiscal year 2001 policy. This implies that no such procedures were performed in fiscal 2000 and raises further questions as to the basis for the rates used by Spiegel.

         Based on the fact Spiegel had already violated triggers and remained in danger of violating others, an investor would view a purchase of Spiegel's retained interests as a high-risk investment. The value of the I/O strips is dependent on the accuracy of the assumed liquidation rates. A payout event leading to rapid amortization would have a devastating effect on the value of an I/O strip. Accordingly, since an investor would be putting their principal at very high risk, they would expect a very high return and the discount rate should have reflected that risk.

         Our research shows that there is little or no real market for this type of portfolio. Nevertheless, if a transaction were to occur, any potential buyer would likely conduct a very thorough due diligence prior to making a purchase to identify the relevant risk issues associated with the portfolio and determine an appropriate discount rate. Ultimately, in 2002, when Spiegel solicited bids for its portfolios, one offer through JP Morgan related to the preferred portfolio included a 45-50% discount. [SPGL 038414] Given the sensitivity of these assets to slight fluctuations in the discount rate, it was imperative that they obtain a market opinion from a third party.

         For all the reasons discussed previously, Spiegel's retained interests were high risk and at the very least, the rate used to value the portfolio should have been at the high end of the range recommended by KPMG, which was 20%. Even this is aggressive, as had any investor performed due diligence on these assets in anticipation of purchasing them and realized how closely and routinely they approached a payout event, a higher rate would have been demanded. Instead, Spiegel used 15% for the I/O strips and 9% for the retained certificate discount and did nothing to evaluate whether these rates were justified.

E.   RAV Model Calculations With Adjusted Assumptions

         Based on contemporaneously available information discussed below, the finance charge rate used by Spiegel in the RAV model should have been lower. Similarly, the charge-off rate and the discount rates used in the RAV model should have been higher. Recalculating the RAV model at December 2000 with adjusted rates would have required a $113 million write down of Spiegel's retained interests. We have recalculated the value of the retained interests with the RAV model using rates that reflect the risk and reality of the portfolio. The rates and the bases follow:

     o Finance charge rate - 25.6%. This rate was calculated by taking the average of the actual year-to-date 2000 finance rate from the Performance Reports (25%) and a year-to-date average rate derived from the 2000 Monthly Noteholder Statements (26.15%).

     o Charge-off rate - 13%. This was the rate experienced in December of 2000. The rate continued to trend up from 13% in January and February 2001.

     o Discount rate - 20% - as discussed above, this was in all likelihood, based on the Trust performance and the risk an investor would be assuming, too low.

         Application of these rates yields the following results:

     o The retained interest write-down required due to decreasing the finance charge rate from 27.13% to 25.6% is $37.7 million.

     o The retained interest write-down required due to increasing the charge-off rate from 12.18% to 13% is $21.2 million.

     o The retained interest write-down required due to increasing the discount rates from 15% (for the excess cash flow calculation) and 9% (for the retained certificate discount calculation) to 20% overall is $57.3 million.

     o As of December 31, 2000, the aggregate retained interest write-down required based on adjusting the finance charge rate, charge-off rate and discount rate is $113 million. This amount exceeds pre-tax income of $112 million.

These adjustments and the write-down required are also shown in the following Table.

                                                 Changes to...
                                        Finance
                              Actual     Charge   Charge Off   Discount      All
                               Used       Rate      Rate         Rate       Rates
Rate Finance Charge Rate       27.13%    25.60%     27.13%     27.13%     25.60%
Charge-off Rate                12.18%    12.18%     13.00%     12.18%     13.00%
Gain Discount Rate             15.00%    15.00%     15.00%     20.00%     20.00%
Cert. Discount Rate             9.00%     9.00%      9.00%     20.00%     20.00%
Net Value of I/O Strip       $142,585  $104,892    $121,420   $85,328    $29,9745
Write-Down                             ($37,693)   ($21,165) ($57,257)  ($112,611)

This Table highlights the sensitivity of the retained assets to changes in variables and the necessity to carefully assess the propriety of the assumptions used, in order to produce financial statements that are fairly presented.

         Had Spiegel given appropriate consideration to the deterioration of the receivables portfolio in determining the fair values of the retained interests, it would have been necessary for the Company to record material write-offs through the income statement at year-end 2000. However, since the Company used assumptions for which there was no supported basis, the December 30, 2000 financial statements included in Form 10-K filed with the SEC were materially misstated.

F.   Servicing Liability

         SFAS 125 and 140 requires an entity that undertakes a contract to service financial assets shall recognize either a servicing asset or a servicing liability. Each sale or securitization with servicing retained results in a servicing contract. A servicer of financial assets commonly receives the benefits of servicing - revenues from contractually specified servicing fees, late charges and other fees, all of which it is entitled to receive only if it performs the servicing and incurs the costs of servicing the assets. Typically, the benefits of servicing are expected to be more than adequate compensation to the servicer for performing the servicing, and the contract results in a servicing asset. However, if the benefits of servicing are not expected to adequately compensate the servicer for performing the servicing, the contract results in a servicing liability.

         Spiegel used a 2% servicing fee in the calculations and assumed that it adequately compensated them. Consistent with Spiegel's approach with other assumptions, we saw no support to determine that there was a basis for this assumption. As a result, Spiegel did not record a servicing asset or liability in 2000. The only reference that addresses whether the Company considered this requirement is a KPMG workpaper that includes responses from the audit team to KPMG's Structured Finance Group. The SFG did not note any calculations for an asset or liability in their review and recommended that the audit team follow up with Spiegel. The audit team responded that "A servicing asset and liability represents the difference between the market servicing rate and the rate of the deal. KPMG notes that FSAC and SAC do not have a servicing asset and liability, as the servicing rate is consistent with market and the sub-prime industry standard servicing rate." [KPMG 12491 ]

         Tony Buda stated in his interview on June 4, 2003 that FCNB maintained a file that supported the 2% servicing rate used by FCNB. However, FCNB was not able to produce this document. In late 2002, FCNB undertook a review of the servicing contracts between FCNB and the Trusts to service the receivable portfolios to evaluate whether the servicing contracts were at market rates. Based on proposals received from two vendors, FCNB concluded that a 4.41% servicing fee rate was an appropriate approximation of adequate compensation for servicing fees. Using the 4.41% proposal, FCNB recorded a servicing liability of $49.7 million in Spiegel's December 30, 2000 financial statements based on the difference between the 4.41% market rate and the contractual rate of 2%. [FCNB 03977-03979]

         It is highly unlikely during the time period at issue (2000 to 2002) that the rates for servicing receivable portfolios increased by 120% (2.41% divided by 2.00%). Had Spiegel undertaken a similar review of its servicing contracts and market rates in 2000, a servicing liability would likely have been required.

G.   Year 2001 Retained Interest Valuation Issues

         Other documents produced by Spiegel in this investigation indicate the charge-off rates were higher than the amounts used in the RAV model and the Board forecasts. [SPGL 57110, 57112] These spreadsheets produced by Spiegel show a comparison of actual charge-off rates to rates used in the RAV model, and were prepared based on information obtained from the Monthly Noteholder Statements ("MNS"). These documents and data contained in the FCNB Performance Reports show that Spiegel Management knew the Company was consistently overestimating the portfolio yield of the receivables and underestimating charge-offs.

The following table shows the information included in the Spiegel documents.

        ---------------
        |     SAC     |
        ---------------


                              As of     Qtr.     Qtr.    Qtr.    As of   As of    As of
                              Jan-01   Mar-01   Jun-01  Sep-01   Oct-01  Nov-01   Dec-01
 Portfolio Yield - MNS        24.29%   26.92%   24.73%  26.60%   25.12%  25.05%    N/A
 Performance Report Actual    26.10%   24.79%   24.57%  25.18%   24.07%  23.41%   25.68%
 Portfolio Yield - Model        N/A    27.93%   26.94%  28.70%   28.70%  28.70%   27.70%

 Charge-Offs - MNS            13.86%   14.44%   15.84%  15.74%   18.72%  20.30%     N/A
 Performance Report Actual    13.12%   13.59%   15.46%  15.35%   18.40%  20.49%   18.43%
 Charge-Offs - Model            N/A    12.92%   12.22%  15.31%   15.31%  15.31%   18.22%
                                                                                  Note 1
----------------------------------------------------------------------------------------


Note 1 - The Spiegel documents do not include MNS data for December

         The value of Spiegel's I/O Strip decreased from $191.2 million at year-end 2000 to $59.8 million at December 31, 2001. This represented a $131.4 million or 69% decrease in value during this 12-month period. The primary write-down ($117.8 million) was made based on changes to the finance yield rates (decrease) and charge-off rates (increase). Other adjustments were made related to blanks, implementation of a new RAV model and the availability of actual finance yield and charge-off data through August 2002 due to Spiegel's late filing of its 2001 financial statements.

     IX.  MATERIAL ACCOUNTING IRREGULARITIES: INTERNAL CONTROLS

         Spiegel was able to influence FCNB's decisions on risk management and credit underwriting decisions that determined the ultimate composition of the audit portfolio. Decisions related to FCNB's credit underwriting should have been segregated from Spiegel's management, as Spiegel's management was motivated to facilitate sales rather than control credit risk. FCNB should have independently made underwriting decisions free from interference by Spiegel management. In practice, however, such decisions were influenced by Spiegel's need to generate retail sales. As a result of Spiegel's influence, FCNB lowered its credit underwriting standards in 1999 and 2000 and increasingly became dependent on high-risk credit card customers.

A.   Retailers' Control Over FCNB's Credit Underwriting

         This reliance on high-risk customers was clearly known to the Audit Committee, as evidenced in the minutes of the November 27, 2001 Audit Committee meeting: "Dr. Cruesemann stated that the Audit Committee and the Board had been previously told by management that these things were under control - obviously they were not. He said that it appears that easy credit was used to pump up sales, and there was too much concentration on sales and not enough on profitability, including credit." [KPMG 06880] Mr. Cannataro commented in the same Audit Committee meeting "that it is clear the Risk Management function at FCNB did not monitor what was happening closely enough, and did not exercise independent judgment when they should have been resisting pressure from the merchants to loosen up credit." [KPMG 06881]

         The FCNB November 2001 Board Presentation packet noted that the performance of sub-prime credit accounts deteriorated rapidly during 2001 and attributed the credit performance in part to the following:

     o    "Underwriting criteria supported an increase in risk beginning in Fall
          1999

     o "Aggressive credit line management strategies contribution to excessive bad balance growth beginning Fall 1998... [and]

     o    "Delays in implementing recommended credit policy changes."

[SPGL 508394]

         Other FCNB and Spiegel officers/directors, as well as Spiegel Audit Committee members agreed that Spiegel wielded influence over FCNB's credit underwriting:

     o Greg Aube, former FCNB President, agreed that implementation of more conservative underwriting practices was delayed and attributed this delay to Spiegel. Specifically, he believed that limiting credit limit extensions was important to improving the portfolio's performance. Aube stated that when FCNB sought to initiate plans to address weaknesses the merchants were resistant because they wanted to continue. [Aube interview.]

     o In March 2002, Robert Gill (former Executive Vice President of FCNB) stated in his resignation letter from FCNB, that "[a]fter tremendous deliberation I have concluded that the level of influence I have within the organization to control risk and align business practices at FCNB with regulatory direction to be lacking." [SPGL 014153]

     o Jim Huston, President of FCNB also acknowledged that Spiegel controlled the underwriting process for the Preferred portfolio when he wrote a memo to McKillip in April 2002 stating "I am writing this letter in response to your question, 'does FCNB control the credit risk associated with new credit customer acquisition?' It is my opinion that FCNB currently does not have adequate control over the credit prescreen process, and therefore FCNB does not solely manage credit risk." Huston further states in the same memo that "FCNB exhibits no control over the final composition of credit customers that are mailed by each merchant." [SPGL 001005]

     o In an April 2002 board meeting, Mr. Hansen asked "who is responsible in the end for granting credit and credit distribution. Mr. Huston commented that currently initial criteria are set by FCNB, but that the actual distribution of credit offers is manipulated by the merchants." Mr. Hansen also commented, "that the bank has a real issue with quality of accounting systems and personnel, and training." [SPGL 015425]

     o An apparent draft for a Spiegel presentation in May 2002 stated, "The current process between FCNB and the merchants does not allow for sufficient risk control and is not optimized concerning overall profitability - risk composition of pre-approved credit customers is being altered by customer selection (net-down process)." [SPGL 000860 and SPGL 351209]

     o James Brewster (Spiegel CFO) sent an email in May 2002 stating "It is clear that the bank had a fundamental breakdown in internal controls. In fact given where we are today, I guess we could now conclude that it was a material weakness in internal control that resulted in the bank's inability to determine which accounts would be profitable and which accounts would generate a loss." [SPGL 000881]

     o Mike McKillip (Spiegel Chief Auditor) sent an email in May 2002 referring to prior years and indicating that "in years past it looked like we were really making money on credit, when in fact all we were doing was accruing interest and late fees that were eventually written off on these high risk customers." [SPGL 000885]

B.   Exploitation of "Net-Down" Technique to Control Credit Underwriting

         One of the reason Huston states that FCNB exhibits no control over the final composition is due in part to the "net-down" process. Spiegel was a primary user of the net-down process. This process allowed Spiegel Catalog to make the ultimate decision regarding which pre-approved customers actually received mailings of catalogs and pre-approved customers account for approximately 85% of new credit customers. In a direct marketing campaign, Spiegel would provide a portfolio of these pre-approved accounts, with varying risk levels, to the bank for authorization. [KPMG 8771]

         However, after this authorization was received, Spiegel Catalog used a second credit bureau, for which it provided instruction, to do the solicitation mailing. Through this process, Spiegel avoided the obligation to send mailings to 100% of the customers included in the portfolio and decided what portion of the potential customers actually received mailings of the catalog. Consequently, Spiegel ended up managing the final risk composition of their customers rather than FCNB. For example, while an authorized portfolio may have consisted of an even allocation between A and F rated customers, Spiegel may have elected to have the second credit bureau only send mailings to all of the E and F rated customers. This disproportionately weighted their customer balance towards the higher risk sector, without notification to FCNB. [KPMG 8771]

         Spiegel's control of the net down process was a significant contributing factor to Spiegel's acquisition of 62% of new pre-approved credit customers at the E and F levels during Spring 2001 versus 31% in 1998. [4456] Spiegel Catalog continued to exhibit substantial reliance on E and F level customers in 2001. [KPMG 15280, and Internal Audit documents: 04456, 04460 and 04461] As a result of targeting lower rated customers, the overall creditworthiness of the portfolio declined and charge-off rates increased.

         According to Bob Gill, in 1998 Spiegel "booked only 600,000 new accounts with only 188 thousand being E level" (31%) and booked no "F" level customers. In 2000, Spiegel booked 1,770,000 new customers and 35% were "E" level and 21% were "F" level. In 2001, Spiegel budgeted 73% to be booked at "E" and "F" levels. Thus, the combined "E" and "F" segments of the total new accounts grow from 31% in 1998, to 56% in 2000, and 73% budgeted in 2001. [SPGL 008939]

         KPMG noted in their December 31, 2001 audit, that for both FCNB and SAC, the trends indicated that accounts greater than 60 days delinquent had been increasing. KPMG noted that "[f]or FCNB, the delinquency rate increase [was] primarily due to aggressive marketing activities and the quality of new accounts. FCNB's primary source of new accounts [was] ABS [American Bankruptcy Service] customers, which represent[ed] unsecured credit cards provided to individuals recently out of bankruptcy. SAC's delinquency rate increased primarily due to a decline in the underwriting standards and increased credit limits for existing cardholders." FCNB management told

KPMG that they had a niche in the sub-prime market and historically had done well marketing to ABS customers. "Management also indicted that the decline in SAC's underwriting standards was a strategic decision to help boost retail sales." [KPMG 01037]

         The poor level of FICO and custom score distribution of customers in the portfolio is evidence of the high-risk nature of the resulting portfolio. Although FCNB was aware of the rise in delinquencies and charge-off rates during 2001, the high risk FICO stratification of its Preferred portfolio continued to grow. In March 2001, 68.9% of balances related to accounts with FICO scores under 641, this percentage increased to 71.2% by December 2001.(83)

         FCNB also extended credit to Bankcard customers with low FICO scores. The percentage of customers with FICO scores below 601 remained fairly consistent during 2001, from 42.8% at March 2001 to 42.4% at December 31, 2001.

C.   Use of Recency Delinquency to Expand Credit Offering


         Spiegel's Preferred card portfolio is managed based on recency delinquency. According to John Collins, FCNB Collection Manager, recency treatment allows a customer to make one minimum payment and be considered current. (84) A minimum payment for recency purposes is defined as the greater of $15 or 50% of the required minimum monthly payment. If for example, an account was 150 days past due, one minimum payment would make the account current and the account would begin the

_______________________

         (83) Portfolio Stratification Preferred Label Book I (January 2001 through January 2002)

         (84) Conversely, contractual delinquency as used by the bank in the bankcard portfolios requires a payment of 90% of the monthly required payment every month and charge-off after 180 days of non-payment.

aging process all over again. According to FCNB's Internal Audit Department, recency has allowed customers to increase their balances while in delinquency. [04461].

         Michael McKillip cited his view that recency accounting is an accepted industry practice but a company going into high charge-offs would not want to manage on a recency basis. Michael Manaton, former Credit Risk Department Manager, noted that there were discussions at FCNB that recency was not showing the level of risk in the portfolio. According to Manaton, FCNB did not change to contractual delinquency because significant losses would have to be recognized if the change was made. Greg Aube said that bank management informally discussed the possibility of changing to a contractual delinquency basis but determined that it was not feasible as the related losses would be significant. From January 2001 through December 2002, an average of 6.4% of accounts were made current each month, although still contractually delinquent.

D.  FCNB Internal Audit Findings Confirming Critical Lack of Internal Controls

         FCNB's Internal Audit Department conducted several important internal audits of the accounting and underwriting systems employed by FCNB. The results of these audits are summarized below:

     o An FCNB Bankcard Credit Audit Report dated July 18, 2000, noted that override reports are not monitored consistently. When an associate chose to override the system's credit granting decision, an exception report is generated and supervisory personnel were not monitoring this report in a consistent manner. [04081]

     o The Bank did not require credit impact to be assessed prior to making marketing strategy changes, a circumstance which could also cause collectibility to become an issue. [04462] In an August 31, 2001 email to John Steele, Buda noted that "Aggressive credit limit promotions have increased the average balances in some groups to an uncomfortable level, and driven higher charge-offs rates than historical". [SPGL 086001]

         FCNB's internal audit team identified several significant issues in the second quarter of 2002. "The most significant [was] the lack or [sic] control surrounding accounting processes, as well as financial reporting and data integrity of the information contained within the Performance Book Schedules." [SPGL 370093 - 94]

     o Internal audit also noted a number of other issues and brought them to the attention of the Audit Committee in October 2001. These included:

          o    Solicitation of D through F customers increased significantly;

          o Late fees increased from $10 to $35 which negatively impacted delinquency roll rates and inflated charge-offs;

          o    Delinquencies were managed on a recency basis;

          o Delinquent customers were allowed to continue purchasing as long as they were no more than three months delinquent and had available open-to-buy;

          o Credit limit increases continued to be given to delinquent customers; and

          o Credit customers were allowed to continue purchasing over their credit limit.

[04457]

         In a July 2003 interview, Ms. Vandenberg, former head on FCNB's Internal Audit Department noted that because of the high risk nature of the portfolio the Bank needed to be even more careful. Vandenberg added that, although Spiegel granted automatic credit line increases every two months, there was no system for bank management to receive reports on credit limit increases. Ms. Vandenberg also noted that there were no reports that tracked aggregations (multiple accounts for one customer). These multiple accounts to one customer increased credit risk especially if they were not identified and underwritten based on the total accounts outstanding.

         According to Vandenberg, there was no coordination between FCNB and the merchants in developing marketing strategies. Spiegel would mandate marketing strategies for the Preferred card.

         Even if misstatements are immaterial, registrants must comply with Sections 13(b)(2)-(7) of the Exchange Act. Under these provisions, each registrant with securities registered pursuant to Section 12 of the Exchange Act or required to file reports pursuant to Section 15(d), must make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and disposition of assets of the registrant and must maintain internal accounting controls that are sufficient to provide reasonable assurances that, among other things, transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP.(85) Spiegel and its management, under the oversight of its audit committee, failed to comply with this provision of the Exchange Act as management manipulated its key assumptions underlying the valuation of its residual interests recorded as assets on the balance sheet, thereby overstating both its financial condition, and its income.

         Statement on Auditing Standards No. 55, AU 319, Consideration of Internal Control in a Financial Statement Audit, provides guidance on the independent


_______________________

        (85) Staff Accounting Bulletin Topic 1M, Materiality.

auditor's consideration of an entity's internal control in an audit of financial statements in accordance with generally accepted auditing standards. AU 319.06 defines internal control as a process effected by an entity's board of directors, management and other personnel, designed to provide reasonable assurance regarding the achievement of objectives in the following categories
(a) reliability of financial reporting, (b) effectiveness and efficiency of operations, and (c) compliance with applicable laws and regulations. AU 319.25 requires an auditor to "obtain an understanding of each of the five components of internal control sufficient to plan the audit."

E. Delinquencies Identified in Year 2000 and 2001 Form 10-K's

         In its Form 10-K for fiscal year 2000, Spiegel disclosed that 60+ day delinquencies for the bankcard and preferred portfolios were $78,607,000 and $191,950,000, respectively. Spiegel's Form 10-K for fiscal year 2001 restated the 60+ day delinquencies as follows: bankcard - $136,340,000 and preferred card
- $334,562,000. There is no disclosure in the public filings or explanation in KPMG's workpapers for the difference between the originally disclosed and restated amounts.

     X.  MATERIAL ACCOUNTING IRREGULARITIES: DEBT COVENANT VIOLATIONS

         Spiegel's Second Amended and Restated Revolving Credit Agreement ("Credit Agreement")(86) set forth four financial covenants with which Spiegel had to

_______________________

         (86) Spiegel borrowed under several loan agreements. Kroll Zolfo Cooper determined that Spiegel's Second Amended and Restated Revolving Credit Agreement ("Credit Agreement"), dated as of June 30, 2000, among Spiegel Inc. (borrower), various financial institutions (lenders), Deutsche Bank Securities Inc. and JP Morgan Securities Inc. (joint lead arrangers and book runners) had the least restrictive covenants (i.e. those most favorable to Spiegel). Therefore, if covenants were breached under the terms of the Credit Agreement, the covenants in the other agreements would be breached as well. Accordingly, our analysis focused on the Credit Agreement.

comply to avoid default: 1) Total Leverage Ratio 2) Tangible Net Worth, 3) Fixed Charge Coverage Ratio and 4) Debt to EBITDAR(87) Ratio. [SPGL 516136]

         Throughout 2001, Spiegel came increasingly closer to violating all of these triggers, and by the fourth quarter of fiscal 2001, the Company violated each of the loan covenants in the Credit Agreement. The violations precluded Spiegel from drawing on letters of credit to purchase merchandise for sale, and resulted in a liquidity crisis. Certain violations were waived, but others were not. Ultimately, as discussed above, Spiegel failed in its attempts during 2002 and 2003 to negotiate new financing agreements with a consortium of lender banks.

A. Failure to Disclose Probable Default in Third Quarter 2001 Form 10-Q

         On November 13, 2001, Spiegel filed its unaudited consolidated financial statements on Form 10-Q for the quarter ended September 29, 2001. As of October 28, 2001, which was prior to Spiegel's filing of its unaudited consolidated financial statements, Spiegel had projected the year-end EBITDAR financial covenant default. [SPGL 505790-91] Notwithstanding its projection of the year end EBITDAR financial default, Spiegel made no disclosure of the projected default in its September 29, 2001 unaudited consolidated financial statements on Form 10-Q for the Third Quarter of fiscal 2001. If this disclosure had been made, it would have alerted the users of Spiegel's financial statements to the impending debt covenant violations referred to above.

_______________________

         (87) Earnings before Interest, Taxes, Depreciation, Amortization and Rental expense.

         EITF 86-30 and applicable SEC rules and regulations require that a borrower disclose the adverse consequences of its probable failure to satisfy future covenants and or existing covenants at future compliance dates.

B.  Financial Reporting Requirements for Defaults at 2001 Year-End

         SFAS No. 78 ("Classification of Obligations That Are Callable by the Creditor") and EITF 86-30 provide guidance as to how a borrower must classify debt on its balance sheet in circumstances where a covenant has been violated, including situations where a lender has waived the violation. SFAS No. 78 and EITF 86-30 provide that a borrower must classify long-term debt as a "current liability" on its balance sheet in circumstances where debt covenant violations have occurred and such violations, by the terms of the loan, cause the debt to be callable by the creditor. The only exceptions that would allow a borrower to retain the long term designation are: (1) The creditor has waived or subsequently lost the right to demand repayment for more than one year (or operating cycle, if longer) from the balance sheet date; or (2) for a long-term obligation containing a grace period within which the debtor may cure the violation, it is probable that the violation will be cured within that period, thus preventing the obligation from becoming callable. Neither exception applied to Spiegel at the time the covenants were violated.

         On November 9, 2001, Spiegel obtained waivers for its expected violations of the Fixed Charge Coverage Ratio and the Debt to EBITDAR Ratio. The waivers, however, extended only through June 15, 2002 - a period less than 12 months, and, thus, too short to allow Spiegel to fall within the exception, and maintain the classification of the revolving loans as "long-term debt." Spiegel never obtained waivers for non-compliance with the Leverage and Tangible Net Worth ratios. Therefore at

December 29, 2001, in accordance with the guidance set forth in EITF 86-30, as well as SFAS No. 78, the violations of the debt covenants precluded Spiegel from classifying the debt as a non-current liability. Thus, approximately $933 million in long term debt was classified as a current liability at December 29, 2001. However, Spiegel did not issue its December 29, 2001 audited consolidated financial statements on a timely basis. Instead, its statements were not filed until February 2003.

         In addition to reclassifying its long-term debt, under the guidance set forth in Regulation S-X Section 210.4-08, Spiegel was required to make certain disclosures concerning these debt covenant violations. S-X Section 210.4.08 requires that "the facts and amounts concerning any ... breach of covenant of a related indenture or agreement, which default or breach existed at the date of the most recent balance sheet being filed and which has not been subsequently cured, shall be stated in the notes to the financial statements. If a default or breach exists but acceleration of the obligation has been waived for a stated period of time beyond the date of the most recent balance sheet being filed, state the amount of the obligation and the period of the waiver."

         Therefore, Spiegel did not timely disclose this adverse change caused by the violation of its debt covenants in their financial condition, as the Company was required to do under United States Securities laws.

         Spiegel's failure to timely disclose the reclassification of its long-term debt as current also misled creditors and investors about Spiegel's true financial condition. In its February 21, 2002 press release, Spiegel disclosed, "As a result of our 2001 financial results, including the loss recorded for the disposition of our credit card business, we are not in compliance with certain of our 2001 loan covenants." [SPGL

02303] However, no balance sheet was included in the release. Accordingly, Spiegel failed to disclose critical information such as (1) the outstanding debt amount at December 29, 2001, (2) the severity of the impact of Spiegel's non-compliance with its loan covenants, and (3) the fact that the company had not obtained waivers on all of its loan covenant defaults. This information, while known to Spiegel, was not disclosed until nearly 14 months later, when the December 29, 2001 Form 10-K was filed in February 2003.

         At December 29, 2001, under the governing accounting guidance, Spiegel should have (1) reclassified this long-term debt as a current obligation immediately due and payable, and (2) disclosed the violation of the debt covenants in its consolidated financial statements for the year ended December 29, 2001. Moreover, Spiegel was required to disclose the projected violation of its EBITDAR covenant in its unaudited consolidated financial statements for the quarter ended September 29, 2001 filed with the SEC on Form 10-Q.

     XI.   MATERIAL ACCOUNTING IRREGULARITIES: REVENUE RECOGNITION

         Spiegel's credit card portfolio shifted from lower risk customers to higher risk customers in 1999 and early 2000. Spiegel's reliance on high-risk customers continued into 2001. By the Spring of 2001, 62% of new credit card customers booked were rated "E" and "F" compared to only 31% in 1998.

         The growth in high-risk Preferred customers is illustrated in the table below, which shows the percentages by risk level for the total Preferred portfolio:

                             Preferred Credit Balances by Risk Level
                             ---------------------------------------
                Levels    Dec-98     Sep-01    Change
                ------    ------     ------    ------
                  A         4%         2%       (50%)

                  B         12%         5%       (58%)
                  C         31%        16%       (48%)
                  D         27%        34%        26%
                  E         24%        33%        38%
                  F          2%        10%       400%

[SPGL 269675]


         The rapid growth in higher risk segments and the related charge-off rates are also demonstrated in the following table created by Spiegel:


                    The "Top 6" Fastest Growing Risk Segments

         ($ in millions)               Balances             Charge-off Rate
     Portfolio, Risk Level   Mar-00     Sep-01    % Growth     Annualized
     ---------------------   -------   --------   --------  ----------------
Spiegel, F                   $  20.7   $   91.3      341%       29.40%
Newport News, D              $  77.2   $  119.8       55%       32.90%
Spiegel, E                   $ 247.8   $  360.1       45%       30.20%
Newport News, E              $ 103.0   $  143.9       40%       47.90%
Newport News, F              $  42.8   $   58.3       36%       37.10%
Spiegel, D                   $ 303.2   $  392.0       29%       24.90%

[SPGL 269674]

         Spiegel attributed its 2001 credit performance to several factors, including:

          o Underwriting criteria supported an increase in risk beginning in the Fall of 1999;

          o Aggressive credit line management strategies contributed to excessive bad balance growth beginning in the Fall of 1998;

          o    Rapid growth in higher risk segments;

          o    Unseasoned balance growth;

          o    Economic slowdown in Fall 2001; and

          o    Delays in implementing recommended credit policy changes.

         With this growth in high-risk accounts, Spiegel anticipated higher charge-off rates and potential losses. For example, in an April 2000 FCNB report, FCNB forecasted higher charge-off rates in 2000 driven in part by FCNB's effort to stimulate merchant sales with higher risk/higher response programs. (SPGL 409237).

         An October 2000 schedule for Preferred Account balances by FICO score shows Probable Losses for each category, as follows:


                   Private Label as of October 2000

                                      Probable          Loss
       Score       Receivables         Losses           Rate
       -----       -----------         ------           ----
      351-400    $        5,832      $      4,413       75.7%
      401-450         5,111,865         3,868,506       75.7%
      451-500        93,360,730        70,652,600       75.7%
      501-525       130,836,758        74,442,713       56.9%
      526-550       176,970,524        77,436,992       43.8%
      551-600       398,994,438       103,479,208       25.9%
      601-650       510,906,262        64,824,808       12.7%
      651-700       334,699,099        19,942,711        6.0%
      701-750       127,469,022         2,610,821        2.0%
      751-800        40,776,785           206,086        0.5%
      801-850         2,134,624             2,839        0.1%
      851-900               944             -            0.0%
                 --------------------------------
                 $ 1,821,266,883    $417,471,697        22.9%

        -----------------------------------------------------

Source: (FCNB-MM 3938)


Fair Isaac considers any score below 660 to be uncertain.

         In his November 24, 2000, memorandum, Mark Lowe noted that the annualized charge-off rates for customers with FICO Credit Bureau Scores of 351 to 550 was 53.38%. Lowe added that "This group [FICO 351 to 550] as [a] whole [are] not able to make minimum $15.00 monthly payments." [FCNB MM 1242]

         Spiegel's growing reliance on sales to high credit risk customers should have raised an issue regarding what implications such reliance might have on Spiegel's revenue recognition policy with respect to such sales. More specifically, the actual and expected charge-off (credit loss) data compiled by Spiegel during this period should have raised the question as to whether collectibility was reasonably assured with respect to these sales transactions.

         Accounting Research Bulletin No. 43, Chapter IA states that "[p]rofit is deemed to be realized when a sale in the ordinary course of business is effected, unless the circumstances are such that the collection of the sales price is not reasonably assured [emphasis added]." As summarized in SAB 101,(88) revenue is generally realized or realizable and earned when all of the following criteria are met:

     o    Persuasive evidence of an arrangement exists,

     o    Delivery has occurred or services have been rendered,

     o    The seller's price to the buyer is fixed or determinable, and

     o    Collectibility is reasonably assured.

         The assessment of whether revenue is collectible must be based on circumstances that exist when the revenue is recognized. The SEC has indicated that the term "reasonably assured" represents a higher threshold than the term "probable" as that term is used in SFAS No. 5 ("Accounting for Contingencies"). The term "probable," in turn, is defined in SFAS No. 5 as "likely to occur."

         Neither the SEC nor GAAP has provided explicit guidance as to the numerical thresholds that would correspond to the terms "reasonably," "likely" or "probable." However, one can draw a logical conclusion from the common meaning of these terms that if there is less than 50% likelihood of an event occurring, such event would not be considered to be probable, likely or reasonably assured of occurring.


_______________________

         (88) Staff Accounting Bulletin Topic 13, Revenue Recognition issued by the SEC.

Applying this rationale, if there was evidence that charge-off rates associated with certain credit risk categories of Spiegel's preferred credit card customers would exceed 50%, then it would have been inappropriate for Spiegel to recognize revenue associated with such sales transactions until such time as the cash was actually collected. There is no indication in KPMG's workpapers that they addressed revenue recognition issues related to customers with potential charge-off rates in excess of 50%.

    XII. KPMG'S PERFORMANCE AS INDEPENDENT AUDITOR

         KPMG was the independent auditor for Spiegel for all relevant years reviewed in connection with this examination. KPMG also performed a quarterly review of Spiegel's quarterly financial statements during the years 2000 and 2001 in accordance with Statement on Auditing Standards No. 71 (Interim Financial Information). For each of the years in the three-year period ended January 1, 2000, KPMG rendered an unqualified opinion on Spiegel's consolidated financial statements. For the fiscal year ended 2001, KPMG issued a going concern opinion stating that Spiegel was not in compliance with certain restrictive covenants in its debt agreements and certain provisions of agreements with the insurer of its asset backed securitization transactions.

         In addition to the quarterly review and year-end audit work, KPMG performed agreed-upon procedures (89) for FCNB to assist in evaluating the Monthly


_______________________

         (89) AT Section 600.03 states that [a]n agreed-upon procedures engagement is one in which a practitioner is engaged by a client to issue a report of findings based on specific procedures performed on the subject matter of an assertion. The client engages the practitioner to assist users in evaluating an assertion as a result of a need or needs of users of the report. Because users require that findings be independently derived, the services of a practitioner are obtained to perform procedures and report his or her findings. The users and the practitioner agree upon the procedures to be performed by the practitioner that the users believe are appropriate. Because users' needs may vary widely, the nature, timing, and extent of the agreed-upon procedures may vary as well; consequently, the users assume responsibility for the sufficiency of the procedures since they best understand their own needs. In an engagement performed under this section, the practitioner does not perform an examination or a review and does not provide an

                                                                  (continued...)

Noteholder Statements issued pursuant to requirements contained in the Trust documents. Workpapers supporting this work were provided for the years 2000 and 2001. These agreed-upon procedures consisted of making inquiries of FCNB management about their compliance with the guidelines of the Trust Servicing Agreement and comparing and/or recalculating amounts on the Monthly Noteholder Statements to various supporting documents. No opinion was expressed in connection with these procedures.

A.   Responsibilities of the Independent Auditor

         The financial statements are management's responsibility. The auditor's responsibility is to express an opinion on the financial statements.(90)
The objective of the ordinary audit of financial statements by the independent auditor is the expression of an opinion on the fairness with which they present, in all material respects, financial position, results of operations, and its cash flows in conformity with generally accepted accounting principles. The auditor's report is the median through which the auditor expresses an opinion or, if circumstances require, disclaims an opinion.(91)

         Statement on Auditing Standards ("SAS") No. 57, Auditing Accounting Estimates, provides guidance to auditors on obtaining and evaluating sufficient competent evidential matter to support significant accounting estimates in an audit of financial statements in accordance with generally accepted auditing standards. For purposes of this discussion, an accounting estimate is an approximation of a financial


_______________________

(continued...)

opinion or negative assurance about the assertion. Instead, the practitioner's report on agreed-upon procedures should be in the form of procedures and findings.

         (90) Codification of the Statements on Auditing Standards AU Section 110.03.

         (91) Codification of the Statements on Auditing Standards AU Section 110.01.

statement element, item or account. Accounting estimates are often included in historical financial statements because (1) the measurement of some amounts or the valuation of some accounts is uncertain, pending the outcome of future events and (2) relevant data concerning events that have already occurred cannot be accumulated on a timely, cost-effective basis. SAS No. 57 is of particular relevance to FCNB because of the estimates required to value retained interests.

         In this case Spiegel's management was responsible for making the accounting estimates included in the financial statements. Management's judgment is normally based on its knowledge and experience about past and current events and its assumptions about conditions it expects to exist and courses of action it expects to take. The auditor is responsible for evaluating the reasonableness of accounting estimates made by management in the context of the financial statements taken as a whole. As estimates are based on subjective as well as objective factors, it may be difficult for management to establish controls over them. Even when management's estimation process involves competent personnel using relevant and reliable data, there is potential for bias in the subjective factors. Accordingly, when planning and performing procedures to evaluate accounting estimates, the auditor should consider, with an attitude of professional skepticism, both the subjective and objective factors.(92)

         The risk of material misstatement of accounting estimates normally varies with the complexity and subjectivity associated with the process, the availability and

__________________

          (92) Codification of the Statements on Auditing Standards AU Section
342.03 and .04.

reliability of relevant data, the number and significance of assumptions that are made, and the degree of uncertainty associated with the assumptions.(93)


          The auditor should consider evaluating information about changes made or planned in the entity's business, including changes in operating strategy. The auditors' objective when evaluating accounting estimates is to obtain sufficient competent evidential matter(94) to provide reasonable assurance that
(1) all accounting estimates that could be material to the financial statements have been developed and (2) the accounting estimates are reasonable in the circumstances.(95) In evaluating reasonableness, the auditor should obtain an understanding of how management developed the estimate. Based on that understanding, the auditor should use one or a combination of the following approaches:

     o Review and test the process used by management to develop the estimate.

     o Develop an independent expectation of the estimate to corroborate the reasonableness of management's estimate.

     o Review subsequent events or transactions occurring prior to completion of fieldwork.(96)

B.   Finance Yield Rate Estimate (SMT Series)

          In connection with the year 2000 quarterly and year-end audit procedures, KPMG performed various analyses on the assumptions used in the RAV model. During

__________________

          (93) Codification of the Statements on Auditing Standards AU Section 342.05.

          (94) AU Section 326.01 states that sufficient competent evidential matter is to be obtained through inspection, observation, inquiries, and confirmations to afford a reasonable basis for an opinion regarding the financial statements under audit.

          (95) Codification of the Statements on Auditing Standards AU Section 342.07.

          (96) Codification of the Statements on Auditing Standards AU Section 342.10.

the quarterly work they compared the RAV model assumptions to the prior year and agreed or compared charge-off and finance yield rates to the BOD forecast. Additionally, they reviewed the actual rates from FCNB's Performance Reports(97). During the quarterly review work in 2000 the rates used in the RAV model were deemed adequate by KPMG because the RAV model yield rate was lower than actual and the RAV model charge-off rate was higher than actual. Using the lower yield rate and higher charge-off rate in the RAV model resulted in a lower retained interest value and was therefore considered by KPMG a "conservative" approach.

          However, in connection with the preparation of the year-end 2000 financial statements, this approach was not consistently followed as in the previous quarters. As discussed above in this report, the 27.13% finance yield rate used in the year-end 2000 RAV model was higher by 1.13% to 2.13% than the actual year-to-date average, which ranged between 25% and 26%, depending on whether the Performance Reports or Monthly Certificateholder Statements were used to calculate the average. And to emphasize, while the differences between these percentages seem minor, assuming no other changes in the model assumptions, a 1% decrease in the finance yield would have resulted in a $25 million write-down of the retained interests. The RAV model is extremely sensitive to changes in assumptions.

          The quantitative work performed by KPMG to test the year-end finance yield rate included an analysis of the adequacy of the September 2000 rate using a

__________________

          (97) FCNB prepared monthly Performance Reports apparently for internal management use. The reports include financial data concerning the performance of the receivables portfolio, budgets and forecasts.

comparison of actual rates calculated from the Monthly Noteholder Statements for the period January through October 2000. [KPMG 12484](98) KPMG's planning documents state that at year-end they will analyze the changes in assumptions between 9/30/00 and 12/31/00 and perform additional test work on large and/or unusual fluctuations. Based on the sensitivity of the model assumptions, a change from 24.86% to 27.13% was significant and should have been considered unusual. The workpapers show that November and December 2000 and January 2001 rates were not considered in any detailed analysis. Instead, the analysis appears to consist of KPMG comments noting that the increased rate used in the year-end model was partially due to an increase in the prime rate and it was consistent with the increase in charge-offs and delinquencies. [KPMG 12234] The workpapers reflect no other substantive work or evaluation of the rate change.

          Instead of calculating a year-to-date average, as was the practice during the quarterly review work, KPMG simply stated that the actual net rates ranged between 23% and 29% (September and October) and thus "The FAS 125 model finance yield of 24.86% appears to be within the range of the actual finance charge yield earned during the current year." [KPMG 12478] What is missing from the workpapers is a detailed quantification or analysis that explains the increase from September to December. Aside from the general comments regarding the prime rate and increases in charge-offs and delinquencies, and the acknowledgement that the most recent forecast of finance yield was 27.13%, there was no detailed analysis in the workpapers that showed how or why

__________________

        (98) KPMG noted on this schedule that they recalculated the rates based on the Monthly Certificateholder Statements. There is no evidence of further audit testing of these documents.

the 27.13% was determined to be accurate and reasonable. As previously noted, the yearto-date average calculation of the finance yield rate in 2000, using the Performance Reports and Monthly Noteholder Statements, was 25% and 26.15%, respectively.

C.   Charge-Off Rate

          Similar to the work performed on finance yield, KPMG analyzed the September 2000 charge-off rate at year-end. [KPMG 12477-78] KPMG recalculated the charge-off rates using information contained in the Monthly Noteholder Statements through October 2000. The analysis indicated the charge-off rates ranged between 6.76% and 11.55%. Based on this analysis, KPMG deemed that the 9.92% rate used in the September 2000 model appeared to be within the range of actual charge-offs during the current year.

          The workpapers state that the year-end increase to 12.18% was due to a combination of the seasoning of new accounts and a rise in portfolio charge-offs and delinquencies. [KPMG 12234] KPMG agreed the model rate to the forecast and noted that FCNB added 1.3% to the 2000 forecast of 10.88%. Based on the increased delinquencies and charge-offs, KPMG deemed the 1.3% reasonable. [KPMG 12235] Similar to the finance rate analysis, the 2000 audit workpapers indicate that KPMG did not consider what was occurring with the rates subsequent to October 2000. The Monthly Noteholder Statements show charge-off rates of 13%, 13.7% and 13.68% in December 2000, January 2001 and February 2001, respectively.

          The problem with the work noted above is the lack of detailed analysis and calculations that show whether the 1.3% was an adequate increase. AU Section
326.01 requires the auditor to obtain sufficient competent evidential matter to afford a reasonable basis for an opinion. Also, as discussed above, SAS No. 57 states that the auditor's objective when evaluating accounting estimates is to obtain sufficient competent evidential matter to provide reasonable assurance that all accounting estimates that could be material to the financial statements have been developed and the estimates are reasonable in the circumstances. In addition, the auditor should obtain an understanding of how management developed the estimate. Based on this understanding, the auditor should review management's process to develop the estimate, develop an independent estimate or review subsequent information. The work performed on the charge-off rates, particularly related to the 1.3%, does not meet these standards.

D.   Discount Rate

          KPMG noted in the third quarter 2000 workpapers that the default covenants for SMT 1999-B and the delinquency ratio covenants for SMT 1999-A were expected to be triggered in the near future. The workpapers state that "[p]er discussions with Tony Buda [FCNB's CFO], the composition of the portfolio is more risky since the inception of the Trust." [KPMG 11511] They also noted that FCNB had obtained covenant waivers in the past, however, if a waiver is not granted, the Trust would default into rapid amortization. At year-end 2000, these triggers are addressed again. KPMG noted that the SMT 1999-B default covenants and the SMT 1999-A delinquency ratio covenants were triggered during the year and the SMT 1999-A was expected to exceed the default ratio trigger in February 2001. KPMG noted that FCNB obtained waivers from the investment banks related to the triggers. [KPMG 12396] In a section of the FCNB audit program related to going concern issues, KPMG indicated "No significant doubt about the entity's ability to continue exists - see trigger point analysis..." [KPMG 11594]

          KPMG tracked the Trust performance and triggers because they were aware that the violation of certain triggers could cause a rapid amortization and have a devastating impact on the financial condition and cash flows of FCNB and Spiegel. The above quote from the audit program addressed this very issue. In addition, in KPMG's 12/31/00 Significant Issues and Decisions Document [KPMG 01009-01015], KPMG describes the following significant issue, including potential financial statement effect:

          "The calculations performed to determine the present value of receivables sold in connection with a securitization are complex and significantly based on management estimates. Furthermore, the requirements of SFAS 125 (and SFAS 140 in future periods) are extensive and must be fully analyzed. Also, during fiscal 2000 the Spiegel Group obtained a waiver to avoid certain trust covenant violations that could, if not waived, result in rapid amortization of the trust which could ultimately impact the valuation of the Company's retained interests in securitized receivables [emphasis added]. Management's projections may indicate future violations may occur if additional waivers / term modifications are not obtained." [KPMG 01015]

          While there is acknowledgement that FCNB was able to obtain waivers for the trigger violations and the impact if not waived, there is no specific documentation in the KPMG workpapers that addressed the potential impact on the value of the retained interests related to the risk of rapid amortization.

          At year-end KPMG's Structured Finance Group reviewed the RAV model and noted that other issuers had been typically using discount rates ranging from 12% to 20%. [KPMG 12487-12491] They suggested that FCNB provide supporting documentation to support the model discount rate assumption(99). If provided by FCNB and properly analyzed, this would have addressed KPMG's requirement to obtain

__________________

          (99) Examples of supporting information suggested by KPMG included a letter from an Investment Banker or market information based on comparable assets with similar ratings (the Company should estimate the implied rating for their security) risk and duration profiles (i.e., High Yield Corporate Bonds).

sufficient competent evidential matter pursuant to AU Section 326.01 and the SAS No. 57 requirements discussed above. However, based on discussions with FCNB's controller, FCNB responded they were willing to incorporate the recommendation in their policy in their next fiscal year 2001. This implies that no such evidence was obtained in fiscal year 2000.

          Ultimately, in the 2001 financial statements issued in 2003, Spiegel had to write-down the value of the retained interests by over $100 million. There was a lack of detailed work performed at year-end 2000 that addressed the reality of the portfolio's declining performance and the risk associated with the possible rapid amortization. Specifically lacking are independent estimates, tests of management's estimates and analyses of the most recent available data that show how the finance yield, charge-off and discount rates were established
- and this detailed analysis was critical considering the significant impact a small rate change can have on the value of the retained interests.

E.   Financial Disclosures in Fiscal Year 2000

         Spiegel's Form 10-K for the fiscal year ended December 30, 2000 noted that "the FCNB Preferred credit programs realized improved yields and lower charge-offs from reduced delinquencies." [Form 10-K, p. 14] This information is not consistent with the actual finance yield and charge-off rates experienced by the preferred portfolio in 2000. While the finance yield rate in January 2000 (net of finance charge-offs of 4.95%) was 23.72%, the rate remained constant at approximately 25% for the remaining 11 months of 2000. The charge-off rate in January 2000 was 10.32% and decreased to a low of 6.76% in April 2000, however, it began to increase after the April low to 13.01% in December 2000.

          There is no evidence this inconsistency between the Form 10-K and actual rates was addressed by KPMG. Because of the significant impact a small finance yield or charge-off rate change can have on the value of retained interests, this was an important disclosure.

          Auditor's have an obligation with respect to other information in documents containing audited financial statements, such as annual reports or other documents to which the auditor devotes attention at the request of the company they audit. Pursuant to AU 550.04-06, the auditor "should read the other information and consider whether such information, or the manner of its presentation, is materially inconsistent with the information, or the manner of its presentation, appearing in the financial statements. If the auditor concludes that there is a material inconsistency, he should determine whether the financial statements, his report, or both require revision. If he concludes they do not require revision, he should request the client to revise the other information. If the other information is not revised to eliminate the material inconsistency, he should consider other actions such as revising his report
....If..the auditor concludes that material misstatement of fact remains, the action he takes will depend on his judgment in the particular circumstances. He should consider steps such as notifying his client in writing of his views concerning the information and consulting his legal counsel as to further appropriate action in the circumstances."

F.   KPMG's Consideration of Internal Control

          Statement on Auditing Standards No. 55, AU 319, Consideration of Internal Control in a Financial Statement Audit, provides guidance on the independent auditor's consideration of an entity's internal control in an audit of financial statements in accordance with generally accepted auditing standards. AU 319.06 defines internal control as a process effected by an entity's board of directors, management and other personnel, designed to provide reasonable assurance regarding the achievement of objectives in the following categories (a) reliability of financial reporting, (b) effectiveness and efficiency of operations, and (c) compliance with applicable laws and regulations. AU 319.25 requires an auditor to "obtain an understanding of each of the five components of internal control sufficient to plan the audit."

          Statement on Auditing Standard No. 60, AU 325, Communication of Internal Control defines different types of weaknesses in internal controls. A "reportable condition" is a "matter coming to the auditor's attention that, in his judgment, should be communicated to the audit committee because they represent significant deficiencies in the design or operation of internal control, which could adversely affect the organizations ability to initiate, record, process and report financial data consistent with the assertions of management in the financial statements." Examples provided by the standard include an absence of appropriate segregation of duties, an absence of appropriate reviews and approvals of transactions, accounting entries or systems output, evidence of failure of identified controls in preventing or detecting misstatements of accounting information, evidence of intentional override of internal control by those in authority to the detriment of the overall objectives of the system, and evidence of intentional misapplication of accounting principles. AU Section 325.15 also defines a material weakness in internal controls as a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions."

          Statement on Auditing Standard No. 82, AU 316a, Fraud in a Financial Statement Audit, notes that AU 319 requires the auditor to gain an understanding of internal control in a financial statement audit. It notes "The understanding often will affect the auditor's consideration of the significance of fraud risk factors." This standard, which was effective for the audits of the Spiegel financial statements through the end of fiscal year end 2001, cites fraud risk factors that existed at Spiegel including a lack of appropriate segregation of duties and a lack of appropriate system of authorization and approval of transactions.

          AU 325.01 requires that matters of internal control should be reported directly to the audit committee. AU 325.09 states "Conditions noted by the auditor that are considered reportable under this section...should be reported, preferably in writing. If information is communicated orally, the auditor should document the communication by appropriate memoranda or notations in the working papers."

          KPMG 2000 year-end workpapers address the SAS 55 requirements and it is noted that the audit team will make inquiries of management, supervisory and staff personnel. [KPMG 11636] KPMG's "Control Overview Document" states that "KPMG notes that overall, the bank appears to have adequate controls to help mitigate the risks of material misstatement in the financial statements... The only potential deficiencies in internal control noted during this overview are those noted by IRM [Information Risk Management Group] during their review of the information technology systems." KPMG also wrote to the Audit Committee of the Board of Directors at Spiegel on February 26,

2001 in connection with their audit of the December 2000 financial statements and indicated "...we noted no matters involving internal control and its operation that we consider to be material weaknesses..." [KPMG 01368]

          The 2001 year-end workpapers include documentation on procedures to analyze the "process-level business / financial statement risks and understand the business controls and residual business risks." In order to assess the risks associated with credit strategies, credit policies and procedures, decline in credit worthiness of borrowers and related credit issues, KPMG assessed Spiegel's controls related to the internal compilation and reporting of charge-offs, delinquencies, trust trigger forecasts, loss reserve rates, historical roll rates and related data. They also reviewed Spiegel's procedures in connection with its (Spiegel) allowance for loan loss calculations. [KPMG 15218-15220, 15411-15416] No letter to the Audit Committee related to internal control could be found in connection with the KPMG audit performed on the December 29, 2001 financial statements.

          As discussed above, the Spiegel merchants exerted control over the credit underwriting process. In any organization, those motivated to sell goods should not also make decisions about granting credit to customers. As a consequence of this structure, easy credit was afforded to customers allowing Spiegel to increase its sales. Allowing credit decisions to be made at the merchant level was a material weakness in internal controls and was a major contributing factor to the deterioration of Spiegel's portfolio. There is no indication in KPMG's workpapers that they identified or addressed this material weakness.

                           XIII. SPIEGEL'S BANKRUPTCY


A.   Spiegel's Final Days Before Chapter 11.

          Following indication of an SEC Enforcement Division investigation, Spiegel finally filed its 2001 Form 10-K on February 4, 2003 - almost a year late. In this filing, Spiegel reported 2001 losses of $587 million on a 9% sales drop, and working capital of negative $436 million.

          Although Spiegel had probably violated at least one of its securitization triggers as early as 2001, investors only learned of Spiegel's securitization woes in late February 2003. On February 25, 2003, Spiegel filed a Form 8-K advising of a possible pay out event. Spiegel's filing made the following points:

     o "A principal source of liquidity for the Company has been its ability to securitiee substantially all of the credit card receivables that it generates.... The Company securitizes the receivables generated by the use of its private label cards and bankcards by selling them to securitization vehicles, which, in turn, sell asset backed securities
          ("ABS") to investors.... Under these arrangements, the securitization vehicles had outstanding an aggregate of approximately $2.2 billion of notes and certificates at the end of December 2002."

     o "Each Series requires that the revolving pool of receivables supporting the Series achieve certain minimum performance requirements. If the receivables pool cannot achieve these minimum performance requirements, a 'Pay Out Event' will occur."

     o "As a result of a new forecast, the Company presently expects that, for the reporting period ending on February 28, 2003, it will fail to meet these minimum performance requirements on two of the Series that are backed by bankcard receivables and potentially on one of the insured Series backed by private-label receivables."

     o "If the two bankcard Series fail to meet these minimum performance requirements, there would be an automatic Pay Out Event applicable to these two Series, as well as to the remaining bankcard Series as a result of cross default provisions, in early March 2003."

     o "If these Pay Out Events were to occur, the Company may be required, for at least a period of time, to transfer newly generated receivables from existing customers to the securitization vehicles for the benefit of the investors, without receiving payment in cash for these receivables. The Company would not have sufficient cash or cash flow from operations to make up this shortfall. Accordingly, the Company would need to obtain a new credit facility or some other source of financing. As previously disclosed in the Form 10-K, the Company has been in default on its existing revolving credit facility since fiscal 2001 and, accordingly, the Company is not permitted to borrow additional amounts under this facility and all existing borrowings thereunder are currently due and payable. While the Company is presently considering its alternatives, given its current financial condition, it may be unable to obtain this alternative financing."

          On February 28, 2003, Spiegel issued a press release advising that it had retained turnaround specialist William Kosturos and his firm Alvarez & Marsal, Inc. Kosturos would take over Spiegel as its "chief restructuring officer" and interim CEO, replacing Martin Zaepfel. [WC 108]

          On March 7, 2003, the SEC filed the present litigation against Spiegel. The SEC charged Spiegel with violating the antifraud provisions of the federal securities laws, in view of Spiegel's non-disclosure of KPMG's going concern opinion, and also with violating the provisions requiring public companies to file annual and quarterly reports.

          On March 11, 2003, Spiegel announced that the securitization bomb it had warned investors of only days before had exploded. FCNB had notified the trustees forall six of its asset backed securitizations that a pay out event had occurred in each series. Spiegel explained the situation as follows:

     o "As a result of these Pay Out Events, substantially all monthly excess cash flow remaining after the payment of debt service and other expenses is diverted to repay principal to investors on an accelerated basis, rather than to pay the cash to Spiegel, Inc. or its affiliates upon deposit of new receivables."

     o "Pay Out Events on the First Consumers Master Trust Series 1999-A, the First Consumers Credit Card Master Note Trust Series 2001-A and the Spiegel Credit Card Master Note Trust Series 2000-A occurred because each of these series failed to meet certain minimum performance requirements for the reporting period ended February 28, 2003."

     o "A principal source of liquidity for the Company has been its ability to securitize new credit card receivables that it generates and receive excess cash flow from the Trusts. If The Spiegel Group is unable to find alternative sources of financing, it would expect to file for protection under Chapter 11 of the U.S. Bankruptcy Code in the near future." [WC 317]

          Significantly, Spiegel's own conclusion was that the decline in the quality of the credit card portfolio, due to higher charge-off rates, is what pulled the public company Spiegel under. Or as Spiegel's release put it: "This failure was due to the securitized receivables generating insufficient returns to meet the obligation under the securitization documents (or the failure to meet what is commonly referred to as the excess spread test). The performance and credit quality of these securitized receivables have declined significantly due to higher charge-off rates and lower net sales." [WC 317]

          Finally, on March 17, 2003, Spiegel filed its Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Southern District of New York. At the time of its filing, Spiegel owed creditors $1.7 billion. Additionally, Spiegel had issued $2.2 billion in notes backed by its credit card receivables.

B.   Financial Condition at Time of March 17, 2003 Bankruptcy Filing

          On March 17, 2003, (the "Petition Date") Spiegel, Inc., seventeen (17) of its twenty-eight (28) domestic subsidiaries, and two (2) of its Canadian subsidiaries (collectively, "Spiegel" or the "Debtors"), each filed a voluntary petition in the United States Bankruptcy Court for the Southern District of New York for bankruptcy relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330 (the

"Bankruptcy Code").(100) Since the Petition Date, the Debtors have continued in possession of their respective properties and have continued to operate and manage their businesses as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Debtors' petitions disclosed the following information concerning their financial condition:

     o    Total Assets of $1,737,474,862 (as of February 22, 2003)

     o    Total Debts of $1,706,761,176 (as of February 22, 2003)

     o    Zero Shares of Preferred Stock as of the end of January 2003

     o    Number of Shares of Common Stock as of the end of January 2003

               Number of Shares Approx.        No. of Holders

               Class A = 14,945,144                  6,371

               Class B = 117,009,869                  1 (101)


     o The list of Spiegel's Thirty Largest Unsecured Creditors disclosed unsecured claim amounts ranging from Commerzbank AG's unsecured claim of $103,000,000 to Inland Paperboard & Packaging's unsecured claim of $480,015.

__________________

          (100) Spiegel, Inc.'s domestic subsidiaries are as follows: Newport News, Inc., Spiegel Catalog, Inc., Spiegel Publishing Co., Ultimate Outlet Inc., Spiegel Catalog Services, LLC, Spiegel Marketing Corporation, Spiegel Management Group, Inc., Eddie Bauer, Inc., Eddie Bauer Diversified Sales, LLC, Eddie Bauer International Development, LLC, Eddie Bauer Services, LLC, Eddie Bauer of Canada, Inc., Newport News Services, LLC, New Hampton Realty Corp., Distribution Fulfillment Services, Inc., Spiegel Group Teleservices, Inc., Spiegel Group Teleservices Canada, Inc., Retailer Financial Products, Inc., Gemini Credit Services, Inc.

          (101) The petition states that Spiegel Holdings, Inc., a Delaware corporation ("SHI"), holds 100% of Spiegel Inc.'s Class B voting stock. In excess of 50% of the common stock of SHI is beneficially owned by Dr. Michael Otto and family. Dr. Michael Otto is the Chairman of the Board of Directors of Spiegel, Inc.

          In support of its voluntary petition, Spiegel filed an Affidavit of William C. Kosturos, the Interim Chief Executive Officer and Chief Restructuring Officer of Spiegel (the "Affidavit"). In the Affidavit, Mr. Kosturos explains that at the time Spiegel commenced its Chapter 11 bankruptcy proceeding, Spiegel employed approximately 16,700 individuals. As well as confirming Spiegel's books and records reflecting assets totaling approximately $1.737 billion, and liabilities totaling approximately $1.706 billion, the Affidavit states that, for the fiscal year ending December 31, 2002, Spiegel recorded revenue of approximately $2.5 billion. Attached to the Affidavit was a schedule entitled Consolidated Balance Sheet of Spiegel, Inc. and its Consolidated Subsidiaries as of February 22, 2003 which listed Spiegel's assets and liabilities as follows(102):


                                     ASSETS

CURRENT ASSETS:
                                                                   -------------
      Cash.........................................................$74,499,750
                                                                   -------------
      Short Term Investments.......................................     -
                                                                   -------------
      Customer Installment A/R.....................................     -
      FCNB Mastercard A/R..........................................     -
      Returns Allowance............................................     -
      Other Trade Accounts.........................................$39,433,436
      Bad Debt Reserve.............................................($2,965,219)
                                                                   -------------
            Net Accounts Receivable................................$36,469,218
                                                                   -------------

__________________

          (102) Spiegel notes that the balance sheet is unaudited.

      Merchandise Inventory........................................$459,323,563
      Less: Inventory Reserve......................................($44,596,931)
                                                                   -------------
              Net Inventory........................................$414,726,632
                                                                   -------------

      Amounts Withheld.............................................      -

      Prepaid Expense:
      Advertising..................................................$31,188,908
      Other........................................................$22,402,379
                                                                   -------------
      Total Prepaid Expenses.......................................$53,591,286
                                                                   -------------
      Net Assets of Discontinued Operations........................        (0)
      Refundable Income Tax........................................      -
      Deferred Income Tax Benefit..................................$25,650

      Investment in intercompany rec...............................         (0)


      Intercompany.................................................         (0)
                                                                   -------------


      Total Current Assets.........................................$579,311,534
                                                                   -------------


      Investment & Advances........................................$634,856,596
                                                                   -------------


      Fixed Assets:
      Land.........................................................$16,883,404
      Building.....................................................$163,850,782

        Furniture & Fixtures......................................$310,191,944
        Leasehold Improvements....................................$165,799,177
        Construction in Process...................................$6,897,215
                                                                  --------------
                Total Gross Fixed Assets..........................$633,622,463
                                                                  --------------
        Depreciation (Bldg).......................................($41,035,546)
        Depreciation (F&F)........................................($215,603,070)
        Amortization (L/H)........................................($109,495,563)
                                                                  --------------
                Total Accum. Depreciation.........................($366,134,180)
                                                                  --------------
      Total Fixed Assets..........................................$297,488,283
                                                                  --------------
      Intangible Assets...........................................$135,720,936
                                                                  --------------
      Other Assets. ............ .................................$90,097,513
                                                                  --------------

                                                                  --------------
      Total Assets................................................$1,737,474,862
                                                                  --------------


                                   LIABILITIES

CURRENT LIABILITIES

        Accounts Payable..........................................$104,621,038
        Deposits..................................................
        Gift Cert. & Customer Credits.............................$52,401,067
        Salaries, Wages & Benefits................................$46,724,655
        General, Sales & Use Taxes................................$60,550,197
        Allowance for Future Returns..............................$26,878,506
        Other Liabilities.........................................$69,981,497
                                                                  --------------
                Total AP & Accrued Liabilities....................$361,156,959
                                                                  --------------
        Federal Income Taxes......................................$85,141

        State Income Taxes........................................       -
                                                                  --------------
                                                                  $85,141
                                                                  --------------

        Current Long Term Debt....................................$1,300,857,000
        Net Assets of Discontinued Operations.....................$44,719,106

                                                                  --------------
        Total Current Liabilities.................................$1,706,818,206
                                                                  --------------

        Long Term Liabilities:
                Secured Debt......................................      -
                Notes Payable.....................................      -
                Revolver..........................................      -
                Subordinated Debt.................................      -
                                                                  --------------

                                                                  --------------
                Deferred Taxes....................................($57,030)
                                                                  --------------

        Other.....................................................
                                                                  --------------
        Total Liabilities.........................................1,706,761,176
                                                                  --------------


          In the Affidavit, Mr. Kosturos explains various events which Spiegel attributes to its decision to file for bankruptcy protection. For example, in February 2002, Spiegel determined, with its lending institutions, that a material adverse change had occurred due to the operating performance experienced in the fourth-quarter of fiscal 2001 and due to the deteriorating financial condition of the bankcard segment of First Consumers National Bank. At that time, Spiegel began to work diligently to restructure its existing credit facilities. Despite having prolonged discussions with its lending institutions ending in March 2003, Spiegel's efforts were not successful. Due to such events, Spiegel concluded that it was in the best interests of its creditors, shareholders and other parties-in-interest to seek protection under chapter 11 of the bankruptcy code and reorganize its financial and operational business affairs.

C.   Overview of Spiegel's Bankruptcy Proceeding

          Spiegel filed its petition with the U.S. Bankruptcy Court for the Southern District of New York on March 17, 2003. As is typical at the start of a Chapter 11 bankruptcy, the Bankruptcy Court granted Spiegel permission: to pay accrued and unpaid pre-petition amounts due for associate wages, salaries and certain other benefits; to honor customer programs and other obligations, such as gift certificates, returns and exchanges; to maintain Spiegel's cash management system; to pay certain pre-petition customs duties and shipping charges; and to maintain Spiegel's current insurance coverage.

          On March 24, 2003, the U.S. Trustee appointed an Official Unsecured Creditors Committee consisting of the following creditors: Commerzbank AG, Dresdner Kleinwort Wasserstein, DZ Bank AG, Bank of America, N.A., Deutsche Bank AG New York Branch, WestLB, R.R. Donnelley & Sons Company, AT&T Corp. and Simon Property Group, LP. The Committee selected Chadbourne & Parke, LLP, to serve as its legal counsel.

          On March 31, 2003, Spiegel announced that it would be unable to file its 2002 Form 10-K and one or more 2003 Forms 10-Q with the SEC. Spiegel based its announcement on KPMG's refusal to provide an audit opinion on Spiegel's 2002 financial statements and refusal to review its 2003 quarterly reports until KPMG had an opportunity to review the present report by the Independent Examiner.

          On April 30, 2003, the Bankruptcy Court allowed Spiegel access to its full $400 million senior secured debtor-in-possession ("DIP") financing facility from a consortium of banks led by Bank of America, N.A., Fleet Retail Financing Inc., and The CIT Group/Business Credit, Inc. Bank of America is acting as the agent for the lenders. The Court had previously allowed Spiegel access to $150 million from the DIP facility on an interim basis. The Bankruptcy Court also allowed Spiegel to close all Spiegel and Newport News outlet and clearance stores, as well as sixty under-performing Eddie Bauer stores, to streamline operations and improve financial performance.

          On May 29, 2003, the Bankruptcy Court authorized Spiegel to approve a plan of liquidation of FCNB, under an OCC requirement for prompt statutory liquidation. (FCNB, not a bankruptcy debtor, is a wholly-owned Spiegel subsidiary subject to OCC regulation.) Spiegel's motion described the plan as providing for: (i) maintenance of a certain deposit necessary to retain the FCNB's insured status, for so long as the FCNB's national bank charter remains outstanding (and to the extent the FCNB is not required to repay that deposit as a part of its application to the FDIC to terminate its insured status), (ii) discontinuation of servicing, and closure of payment accounts for such servicing, (iii) commencement of statutory liquidation under 12 U.S.C. ss. 181, and (iv) completion of the liquidation process through payment, compromise or settlement of non-deposit liabilities (contingent or otherwise). Alternatively, the plan calls for establishment of a liquidating trust to benefit FCNB's remaining creditors, or for consummation of a merger with a related non-bank entity approved by the OCC.

          On July 8, 2003, the Bankruptcy Court heard the Creditors Committee's motion for authority to prosecute $50 million in preferential and fraudulent transfer claims against Spiegel's parent company (SHI) on behalf of the estate. The Committee also seeks to enjoin SHI from transferring $30 million outside the U.S., lest the transfer render SHI unable to respond to the Committee's claims.

          On July 15, 2003, the Bankruptcy Court entered an order authorizing Spiegel to implement an employee retention plan for 225 key workers that could total approximately $26.4 million. The retention plan is designed to minimize turnover of management and other key employees by providing incentives "to enhance employee morale and job commitment," in order to "accomplish a successful reorganization and to maximize recoveries" for creditors.

                        XIV. CONDUCT OF THIS EXAMINATION

          The Examiner's work has been supported by a legal team from Pepper Hamilton LLP led by Richard A. Rossman. Mr. Rossman was the Chief of Staff of the Department of Justice Criminal Division under Attorney General Janet Reno. Previously, he served as the United States Attorney in Detroit.

          The Examiner's work has also been supported by a forensic accounting team from Kroll Zolfo Cooper LLC led by Lynn E. Turner and Roger Siefert. Mr. Turner was the Chief Accountant of the Securities and Exchange Commission under Chairman Arthur Levitt. Additionally, he has been an accountant with Coopers & Lybrand for nearly 20 years, a CFO and a director of public companies, and a professor of accounting and corporate governance. Mr. Siefert is the forensic accounting national practice leader at Kroll Zolfo Cooper LLC.

          Following the Court's March 11, 2003 order directing this investigation, we began with a written demand for interviews of Spiegel executives and a tour of Spiegel's headquarters. We also served document subpoenas upon KPMG (Spiegel's auditors), Kirkland & Ellis (Spiegel's former securities counsel), and White & Case (Otto Versand's counsel).

          Complications arising from Spiegel's Chapter 11 filing the following Monday, March 17, 2003, frustrated initial progress of the investigation. Responses to our requests to the Company were delayed until Spiegel's counsel (Sullivan & Cromwell) received assurance that the debtor would pay its fees. With that issue resolved, our requests for immediate interviews with key officers and employees were denied by their individual counsel, until they likewise received assurance that the debtor would pay fees. Except for certain securitization documents from Arnold & Porter (FCNB's counsel), we were unable to obtain any documents from Spiegel or subpoenaed parties in March. We served a formal Rule 34 request (documents and premises) on Spiegel on March 25, 2003 to protect our position.

          Finally, on April 2, 2003, we got access to Spiegel headquarters and met its key personnel. We immediately established our forensic accountants (Kroll Zolfo Cooper) on-site at Spiegel, and they obtained access to certain accounting records. On April 3, 2003, KPMG's work papers began to arrive at Kroll's offices. On April 9, 2003, we met in Washington with staff from the Office of the Comptroller of the Currency and obtained a copy of the OCC's confidential examination report for Spiegel's credit card bank, FCNB. The OCC also gave us access to certain additional OCC documents, but subject to strict confidentiality restrictions.

          By mid-April, we had still received very little in document production from Spiegel and had no success in scheduling interviews, mainly due to the continuing demand by witnesses' counsel for entry of a bankruptcy court order allowing payment of their fees. To break this logjam, we formally noticed the deposition of one of the witnesses for April 17, 2003. Following this deposition, counsel managed to get their payment assurances, and this opened the door to the more flexible approach of interviews. Between April 24, 2003, and July 22, 2003, we conducted 50 interviews throughout the United States, Canada and Germany. A complete list of persons interviewed is attached as an appendix to this report.

          We obviously would have preferred to obtain documents from Spiegel and others before conducting interviews, but with a July 1 deadline for our report (later extended to September 5), this was simply not possible. Consequently, we had to conduct most of our interviews before Spiegel or FCNB produced documents relevant to the witnesses being interviewed. FCNB's counsel (Arnold & Porter) pointed to the fact that the FCNB is in liquidation mode with a greatly reduced staff in explaining its delay in production, most of which occurred in July. FCNB produced its significant substantive (non-accounting) documents well after the interviews of present and former FCNB employees.

          Spiegel and Otto Versand agreed to circumscribed waivers of the attorney-client privilege at varying stages in the investigation; however the timing of certain waivers rendered them less helpful than anticipated. For example, it was only after we had interviewed the two Rooks Pitts lawyers responsible for FCNB's securitizations that Spiegel waived privilege on securitization issues, resulting in production of scores of boxes of documents after the interviews. Spiegel and Otto Versand waived the attorney client privilege as to the following issues at the following times throughout the course of the investigation:

     o Reporting Obligations - On April 16, 2003, Spiegel waived the privilege as to communications from December 1, 2001, through December 31, 2002, relating to the Company's obligations to file reports under the Securities Exchange Act of 1934.

     o Interchange Rate - On April 30, 2003, Spiegel waived the privilege as to communications from January 1, 2001, through December 31, 2002, relating to interchange fees charged by FCNB to the Spiegel merchants including the accounting for and reporting of interchange fees in connection with Spiegel's securitization transactions.

     o Document Retention - On May 7, 2003, Spiegel ratified actions taken by Dr. Zimmerman on May 5, 2003, in waiving Spiegel's privilege as to communications from January 1, 2002, through May 2, 2003, concerning the retention of documents.

     o Specific Securitization Issues - On July 15, 2003, Spiegel waived the privilege as to advice given by Rooks Pitts (securitization counsel), including attorney work product, from January 1, 1999 to the present regarding (1) the structure, organization and purpose of Spiegel's securitization transactions, and any special purpose entities established in connection with those transactions, (2) trust triggers, payout events or potential for accelerated amortization in connection with those transactions, (3) communications made in connection with any legal opinion rendered by Rooks Pitts for any of those transactions.

     o Otto Versand Waiver as to White & Case - On May 26, 2003, Otto Versand passed a resolution stating that it would not object on the grounds of the attorney client privilege, work product doctrine or German law of confidentiality related to White & Case responding to questions or producing documents from December 1, 2001, through December 31, 2002, relating to (1) Spiegel's failure to file reports with the SEC, (2) statements made by Spiegel in Form NT filings, and (3) Spiegel's failure to publicly disclose that KPMG believed that the Company's 2001 financial statements would have to contain a "going concern" qualification if Spiegel did not address certain financial issues.

          Throughout the investigation, Spiegel and FCNB redacted documents for "non-public OCC information" (defined in 12 C.F.R. ss. 4.32(b)) - some to the extent that the document's meaning was lost. Although the OCC gave us its examination report and related materials, the OCC determined that it could not provide a blanket waiver for all such non-public information. However, on July 16, 2003 the OCC agreed that we could review 32 boxes of redacted documents at Arnold & Porter (FCNB's counsel) in Washington, and then seek OCC authorization to make copies of selected documents. While the OCC thus provided valuable assistance, the necessary procedures added to the complexity of the investigation.

          We served subpoenas on KPMG (Spiegel's auditors); Kirkland & Ellis (Spiegel's former securities counsel); White & Case (Michael Otto and Otto Versand's counsel); Al Hubbard (author of an interchange rate bench-marking study for Spiegel and FCNB); MBIA (insurer of Spiegel's credit card securitizations); McKinsey & Co. (Spiegel's management consultants); JP Morgan (Spiegel's investment bank for the sale of FCNB); Rooks Pitts (Spiegel's securitization counsel); Alliance Data Systems Corp.


(Spiegel's subsequent credit card issuer and servicer); The Bank of New York (trustee of the securitization trusts); and Mayer, Brown, Rowe and Maw (counsel to the underwriters of Spiegel's credit card securitizations).

          We have attempted to review the total universe of documents produced, estimated at 473 boxes or 801,300 pages, within the time allowed for the examination. Despite the challenge discussed above, we feel that we have a sufficient grasp of most of the key documentation available, and we are satisfied with the adequacy of our interviews.

                                 XV. CONCLUSION

          To sum up, Spiegel used "easy credit to pump sales," and got the resulting risky receivables off its books through a $3 billion asset-backed securitization (ABS) program. But when the customers couldn't pay their bills, the ABS trusts holding these receivables started hitting performance triggers that could send the trusts into rapid amortization, and thereby deprive Spiegel of huge amounts of cash flow in the midst of a liquidity crisis.. Spiegel responded by manipulating the data used for the trigger calculations to postpone the day of reckoning in the hope that the situation would improve. But things got worse. Spiegel also started breaching loan covenants (similar to the trust triggers) for hundreds of millions in bank debt, making the long-term debt immediately due. As Spiegel's situation became more difficult, its bankers became less willing to restructure the debt to excuse these breaches. Spiegel's desperate financial difficulties were compounded by a string of material accounting irregularities lurking beneath the surface of its public disclosure.

          In the midst of these multiple crises, KPMG told Spiegel it would have to saddle it with a going concern opinion on the financials Spiegel had to file in its 2001 Form 10-K annual report in April 2002. Spiegel feared the impact a going concern opinion would have on vendors selling goods to Spiegel on credit, as well as on Spiegel's investors and employees. Its answer was simply not to file its annual report and not to make disclosure of its auditors' going concern position and other material adverse information. The decision to make this response came against the recommendation of Spiegel's Chicago-based management, its attorneys Kirkland & Ellis and its auditors at KPMG. However, as time went by, these managers and professionals did little to press their point. And the advisers relied on by Spiegel's Hamburg-based decision makers, White & Case, failed to support the recommendation to file. Spiegel then failed to file its annual report for almost a year and also failed to file its 2002 quarterly reports, and only did so as the SEC's Enforcement Division was launching an investigation of the company.

          Meanwhile, a variety of disclosure constituents were left in the dark. These included equity and ABS investors entitled to disclosure and other protections of the federal securities laws, vendors selling merchandise on credit to Spiegel retailers, and other creditors.





                             Respectfully submitted


                          ___________________________

                    Stephen J. Crimmins, Independent Examiner
                              Pepper Hamilton LLP
                           600 Fourteenth Street, NW
                              Washington, DC 20005


     Legal Counsel                                    Forensic Accountants

  Richard A. Rossman                                      Lynn E. Turner
   Richard P. Eckman                                       Roger Siefert
    Matthew J. Lund                                       Peter Kyviakidis
   Gregory J. Nowak                                  Frederick C. (Kip) Hamilton
   Thomas L. Hanley                                          Pat Woytek

 PEPPER HAMILTON LLP                                  KROLL ZOLFO COOPER LLC


                                September 5, 2003

                       APPENDIX A - INTERVIEWS CONDUCTED

                                                                                         DATE OF
    INTERVIEW(S)                                      TITLE                             INTERVIEW
  SPIEGEL
  Thomas C. Pacelli               Spiegel Catalog Vice President for Finance and         4/17/03
                                  Control
  Michael A. McKillip             Spiegel Vice President for Financial Control and       4/24/03
                                  Audit
  James B. Pekarek                Spiegel Vice President and Corporate Controller        4/29/03
  John R. Steele                  Spiegel Senior Vice President and Treasurer            4/30/03
  Robert H. Sorensen              Spiegel General Counsel and Secretary                  5/12/03
  Debbie Koopman                  Spiegel Vice President of Corporate and Investor       5/13/03
                                  Relations
  Skip Behm                       Spiegel Catalog Vice President of Finance              5/15/03
                                  Planning & Control
  Robert Maloney                  Spiegel Corporate Systems Audit function               5/16/03
                                  (beginning 4/01)(before that with FCNB in similar
                                  capacity)
  Melissa Payner                  Spiegel Catalog former President and CEO               6/06/03
  James Sievers                   Spiegel former Office of President and CFO             6/11/03
  Michael R. Moran                Spiegel former Chair of Office of President and        6/11/03
                                  Chief Legal Officer (also Chairman of FCNB)
  James R. Cannataro              Spiegel former Executive Vice President and            6/16/03
                                  CFO
  James Brewster                  Spiegel Senior Vice President and CFO                  6/18/03
                                  (beginning 2/26/03)
  Carl Steigerwald                Former Executive Vice President Spiegel                6/18/03
                                  Catalog; Outside Consultant to Spiegel Group


  Alexander Birken                CAO of Spiegel                                         7/11/03
  Martin Zaepfel                  Spiegel former Vice Chairman, President and            7/22/03
                                  CEO

  FCNB EMPLOYEES
  James E. Huston                 FCNB President and CEO (beginning 31/02);              5/13/03
                                  formerly CFO
  Nancy McCort                    FCNB Vice President for Accounting (former)            5/13/03
  John Collins                    FCNB Vice President for Collections                    5/13/03
  Stella Standifer                FCNB Planning & Project Management Group               5/14/03
  Dan King                        FCNB Collections Manager                               5/14/03
  Tony Buda                       Former FCNB CFO                                        5/29/03
  Geoff Theurer                   Asset Securitization Manager                           5/29/03
  Robert Richie                   FCNB Audit Manager (beginning 12/02)                   5/29/03
  Dan Carroll                     Assistant Controller                                   5/30/03
  Scott Spinks                                                                           5/30/03
  Mike Manaton                    FCNB Credit Policy                                     6/09/03
  Greg Aube                       FCNB former President and CEO                          6/11/03
  Bob Gill                                                                               6/11/03
  John Collins                    FCNB Vice President for Collections                    6/11/03
  Randy Royer                                                                            6/12/03
  Loree Vandenberg                FCNB former Audit Manager (from 4/01 to 8/02)          7/11/03

  SPIEGEL AUDIT COMMITTEE
  Dr. Michael Cruesemann          Otto Versand CFO Spiegel Audit Committee,           6/12-13/03
                                  Spiegel Board Committee, Spiegel Finance
                                  Committee
  Horst R.A. Hansen               Chairman, Spiegel Audit Committee                   6/12-13/03


  Dr. Peter Mueller               Spiegel Audit Committee                             6/12-13/03

  SPIEGEL CHAIRMAN
  Dr. Michael Otto                Spiegel Chairman, Spiegel Board Committee              6/13/03

  MAYER BROWN
  Rob Hugge                       Underwriter Counsel in Spiegel Securitization          5/19/03

  KIRKLAND & ELLIS
  Carter Emerson                  Partner                                                5/21/03
  Carol Ann Huff                  Partner                                                5/21/03
  Gerald Nowak                    Partner                                                5/22/03

  MBIA
  Rosemary Kelly                  Director, Global Consumer Asset Backed                 5/27/03
                                  Insured Portfolio Management

  WHITE & CASE
  Dr. Urs Aschenbrenner           German Partner                                          6/3/03

  FORMER BCI
  Ed Bermante                     Chief Credit Officer                                   6/10/03

  KPMG
  Steve Verloo                    Engagement Manager - FCNB                               6/9/03, 6/17/03
  James Nias                                                                              6/9/03
  Jacqueline Daylor                Engagement Partner - Spiegel                            6/9/03
  Karen Saunders                  Engagement Partner - FCNB                              6/17/03

  ROOK PITTS
  Jeff Delabroux                  Partner                                                6/19/03
  Nick Marsico                    Partner                                                6/19/03

  RSM McGLADREY
  Steve Daniels                                                                          6/20/03

  BANK OF NY
  Eric Lindahl                    Relationship Manager                                   6/25/03

                       APPENDIX B - DOCUMENTS PRODUCED (103)

  April             # Boxes        # Documents           Detail
  -----             -------        -----------           ------
  April 1                 1              2,700      Kirkland and Ellis
  April 15                1                100      Hubbard
  April 29                1              1,100      White and Case
  TOTAL                   3              3,900


  May               # Boxes        # Documents           Detail
  ---               -------        -----------           ------
  April-May              13             32,200      KPMG
  May                    @2              2,500      MBIA
  May 5                 @12             22,000      McKillip, Steel, Pekarek
  May 6                  @6             11,200      Pekarek
  May 7                  @4              7,700      Steele
  May 8                   8             11,700      Steele, JP Morgan Chase
  May 9                   9             15,100      Steele, JP Morgan Chase,
                                                    Pekarek, McKillip
  May 12                   4              8,500      JP Morgan Chase
  May 13                  ?             17,300      White and Case (Otto)
  May 14                 10             16,900      Steele, Pekarek, JP Morgan
                                                    Chase, Sorensen
  May 19                 11             21,100      Sorensen, Steele, Koopman
  May 21                  6              9,900      Sorensen, Koopman, Steele
  May 22                  5             11,800      Koopman, Sorensen, JP Morgan
                                                    Chase
  May 23                  6             12,000      Pekarek, Sorensen, McKillip
  May 27                  3              6,300      Steele, Sorensen
  May 29                  7             14,200      Sorensen, McKillip,
                                                    Cannataro
  May 30                  4              6,800      Sorensen
  TOTAL:                121            227,200

  June              # Boxes        # Documents           Detail
  ----              -------        -----------           ------
  June                @70               84,000      Rooks Pitts
  June 2               5                 8,900      Sorensen, Steele
  June 3               6                13,500      Steele, Sorensen, Cannataro
  June 4               5                 8,900      Steele, Sorensen
  June 5               4                 9,700      Cannataro, Steele
  June 9              13                26,000      Zaepfel, Koopman, Sorensen,
                                                    Cannataro, Steele
  June 10              7                16,500      McKillip, Cannataro,
                                                    Sorensen, Zaepfel
  June 11             10                18,900      Koopman, Steele, Zaepfel,
                                                    Cannataro
  June 13             15                37,400      Cannataro, Zaepfel, Steele,
                                                    Sorensen, McKillip
  June 16             14                30,900      Zaepfel, McKillip, Koopman,
                                                    Cannataro, Sorensen
  June 17             14                35,500      Cannataro, Zaepfel,
                                                    Sorensen, McKillip
  June 19              9                14,900      Zaepfel, Sorensen, McKillip
  June 23              1                   700      Yokom

________________

          103 Numbers of pages have been rounded to the closest hundred. The symbol "@" has been used for estimated numbers.

  TOTAL:             173              305,800+

  July              # Boxes        # Documents           Detail
  ----              -------        -----------           ------
  July 11              2                 4,200      German Documents
  July 12              2                 2,800      German Documents
  July 14             10                20,200      German Documents, Otto
  July 15              2                 5,300      German Documents
  July 16              1                 2,800      German Documents
  July 17              4                @8,000      FCNB
  July 18              4                @8,000      FCNB
  July 19              1                @1,200      Sonde
  July 19              3                 4,900      Otto
  July 23              1                 2,000      FCNB
  July 24              8               @13,200      Steele, Zaepfel, W&C,
                                                    Sorenson, Koopman,
                                                    McKillip, Pekarek,
                                                    Cannataro, K&E, Behm
  July 24              4                 6,500      "Selected Documents, bates
                                                    range 527A-336784A
  July 24              1                  @800      FCNB
  July 25              1                @1,500      FCNB
  July 26              1                @2,000      FCNB
  July 28              1                @1,500      FCNB
  July 29              1                @1,500      FCNB
  July           CD (@3 boxes)          @6,000      FCNB
  July                32               @48,000      Redacted Documents
  July               @70               @84,000      Rooks Pitts
  July               @12               @24,000      Rooks Pitts


  TOTAL               164              248,400

  August            # Boxes        # Documents           Detail
  ------            -------        -----------           ------
  August 1             1                   100      Sorenson Documents
  August 5             1                  3000      FCNB Documents
  August 6             1                   200      FCNB Documents
  August 11            8               @12,000      Otto Documents
  August 27            1                   700      K & E Documents

  TOTAL               12                16,000

                 GRAND TOTAL: 473 Boxes     801,300 Documents

                                      -2-